SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

File by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           PARAMARK ENTERPRISES, INC.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)       Title of each class of securities to which transaction applies:
         N/A
2)       Aggregate number of securities to which transaction applies:
         N/A
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)       Proposed maximum aggregate value of transaction: $5,000,000.00.

5)       Total fee paid:
         $1,475

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                           PARAMARK ENTERPRISES, INC.
                                One Harmon Plaza
                           Secaucus, New Jersey 07094

July 13, 1998

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Paramark Enterprises, Inc (the "Company") which will be held on August 11, 1998 at 9:00 am at the law offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania. We hope you will be able to attend.

         At the Annual Meeting you will be asked to consider and vote on: (a) the election of the Board of Directors, (b) a proposal to amend the Company's 1996 Stock Option Plan, and (c) a proposal to sell certain of the assets of the Company, including the T.J. Cinnamons franchise agreements, and terminate the purchase agreement, license agreement and management agreement entered into with Triarc Restaurant Group and affiliates on August 29, 1996, pursuant to the terms and conditions described in the agreement dated June 30, 1998 between the Company and TJ Holding Company. Inc., a subsidiary of Triarc Restaurant Group, attached as Exhibit A to the enclosed Proxy Statement (the "Transaction"). The Transaction provides for a cash payment of $3,000,000, a non-interest bearing promissory note in the amount of $1,000,000 and contingent additional consideration of up to $1,000,000. Details of the proposed Transaction are set forth in the accompanying Proxy Statement which you should review carefully.

         The Board of Directors of the Company has approved the Transaction and recommends all stockholders vote for its approval. The Board of Directors believes that the proposed Transaction is in the best interest of the Company and its stockholders.

         In order to ensure your shares may be represented at the Annual Meeting, I urge you to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy.

                                        Very Truly Yours,


                                        /s/ Charles N. Loccisano
                                        Charles N. Loccisano
                                        Chairman and CEO

                           PARAMARK ENTERPRISES, INC.
                                One Harmon Plaza
                           Secaucus, New Jersey 07094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 11, 1998

To the Stockholders of Paramark Enterprises, Inc.:

         NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Paramark Enterprises, Inc. (the "Company") will be held at the law offices of Blank Rome Comisky & McCauley LLP, One Logan Square,
Philadelphia, Pennsylvania on August 11, 1998 at 9:00 am local time, for the following purposes:

         1. To consider and vote on the election of the Board of Directors as more fully described in the accompanying Proxy Statement.

         2. To (a) approve amendments to the Company's 1996 Amended and Restated Stock Option Plan ("1996 Stock Option Plan") which increase the number of shares issuable under the 1996 Stock Option Plan by 500,000 shares to 1,000,000 shares and (b) ratify the class of employees which may receive shares pursuant to the 1996 Stock Option Plan ("Proposal II");

         3. To consider and vote upon the proposed sale of certain of the assets of the Company, including the T.J. Cinnamons franchise agreements, and the termination of the purchase agreement dated June 3, 1996, and the license agreement and management agreement entered into with Triarc Restaurant Group and affiliates dated August 29, 1996 in consideration of $3,000,000 in cash, $1,000,000 in the form of a non-interest bearing promissory note and contingent additional consideration of up to $1,000,000 pursuant to the terms and conditions of the Agreement between and among Paramark Enterprises, Inc., TJ Holding Company, Inc., a subsidiary of Triarc Restaurant Group, and Arby's, Inc. dated June 30, 1998 ( the "1998 Triarc Agreement) in the form attached as Exhibit A to the Proxy Statement accompanying this Notice ("Proposal III" or the "Transaction"); and

         4. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

         The close of business on June 22, 1998 has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         All Stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.
                                   By Order of the Board of Directors

                                   /s/ Alan S. Gottlich
                                   Alan S. Gottlich, Secretary
Secaucus, New Jersey
July 13, 1998

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID AND ADDRESSED ENVELOPE WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO THE TIME THEY ARE VOTED, AND STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                                TABLE OF CONTENTS

                                                                                                       Page
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS ..................................................... 6
AVAILABLE INFORMATION....................................................................................7
BENEFICIAL OWNERSHIP.....................................................................................8
PROPOSAL I - ELECTION OF DIRECTORS.......................................................................9
         Information about Directors ....................................................................9
         Directors Meetings and Committees of the Board of Directors....................................10
         Advanced Notice for Director Nominations and New Business......................................10
         Executive Compensation ........................................................................11
PROPOSAL II - AMENDMENTS TO THE 1996 STOCK OPTION PLAN .................................................14
         General........................................................................................14
         Increase in Authorized Shares..................................................................14
         Limitation on Maximum Number of Options Awarded................................................14
         Eligibility....................................................................................14
         Types of Awards................................................................................15
         Administration.................................................................................15
         Common Stock Subject to the 1996 Stock Option Plan.............................................15
Exercise Price of Options/Payment of Exercise Price.....................................................15
         Special Provisions for Incentive Stock Options.................................................15
         Non-transferability of Options.................................................................16
         Exercisability of Options......................................................................16
         Expiration of Options..........................................................................16
         Expiration of the 1996 Stock Option Plan.......................................................16
         Adjustments....................................................................................16
         Amendments.....................................................................................17
         Awards under the 1996 Stock Option Plan........................................................17
Federal Income Tax Consequences of the 1996 Stock Option Plan...........................................18
PROPOSAL III - THE TRANSACTION .........................................................................20
         Background of the Transaction..................................................................20
         Parties to the Transaction ....................................................................21
         The 1998 Triarc Agreement......................................................................21
         Continuing Business; Proposed Expansion........................................................25
         Opinion of Texada Capital Corporation..........................................................26
         Interest of Management in the Transaction .....................................................27
         Application of Sale Proceeds ..................................................................27
         Tax Consequences to the Company ...............................................................28
         Recommendation of the Board of Directors.......................................................28
         Dividend Policy................................................................................29
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO
    FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997..................................................30
MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998
    AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997................................................35
UNAUDITED PRO FORMA FINANCIAL STATEMENTS ...............................................................38
SELECTED CONSOLIDATED FINANCIAL DATA ...................................................................43
PRICE RANGE OF COMMON STOCK ............................................................................46
DIVIDEND POLICY ........................................................................................46
CERTAIN TRANSACTIONS .................................................................................. 47
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ...................................................48



INDEPENDENT PUBLIC ACCOUNTANTS .........................................................................48
ANNUAL REPORT  .........................................................................................49
OTHER MATTERS ..........................................................................................49
EXPENSES OF SOLICITATION  ..............................................................................49
STOCKHOLDER PROPOSALS...................................................................................50
DOCUMENTS INCORPORATED BY REFERENCE.....................................................................51
APPENDIX A - 1996 Amended and Restated Stock Option Plan
APPENDIX B - Agreement between Paramark  Enterprises,  Inc., TJ Holding Company,
Inc.  and  Arby's,  Inc.  dated  June 30,  1998 and  Form of  Wholesale  License
Agreement between Arby's, Inc. and Paramark Enterprises, Inc.
APPENDIX C - Fairness Opinion of Texada Capital  Corporation

                           PARAMARK ENTERPRISES, INC.
                                One Harmon Plaza
                           Secaucus, New Jersey 07094


                                PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished to the holders of common stock, $.01 per value, (the "Common Stock") of Paramark Enterprises, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies in the form enclosed to be voted at an Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the law offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania on August 11, 1998 at 9:00 am local time, and for any adjournment or adjournments thereof, for the following purposes:

         I. To consider and vote on the election of the Board of Directors;

         II. To (a) approve amendments to the Company's 1996 Amended and Restated Stock Option Plan ("1996 Stock Option Plan") which increase the number of shares issuable under the 1996 Stock Option Plan by 500,000 shares to 1,000,000 shares and (b) ratify the class of employees which may receive shares pursuant to the 1996 Stock Option Plan ("Proposal II");

         III. To consider and vote upon the proposed sale of certain of the assets of the Company, including the T.J. Cinnamons franchise agreements, and the termination of the purchase agreement dated June 3, 1996, and the license agreement and management agreement entered into with Triarc Restaurant Group and affiliates dated August 29, 1996 in consideration of $3,000,000 in cash, $1,000,000 in the form of a non-interest bearing promissory note and contingent additional consideration of up to $1,000,000 pursuant to the terms and conditions of the Agreement between and among Paramark Enterprises, Inc., TJ Holding Company, Inc., a subsidiary of Triarc Restaurant Group, and Arby's, Inc. dated June 30, 1998 ( the "1998 Triarc Agreement) in the form attached as Exhibit A to the Proxy Statement accompanying this Notice ("Proposal III" or the "Transaction"); and

         IV. To consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors knows of no other business which will come before the Annual meeting.

         All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted as specified therein. If no specified instructions are given with respect to the matters to be acted upon, the shares represented by a signed and dated proxy will be voted in favor of the Company's nominees for director, for approval of amendment to the 1996 Stock Option Plan, for approval of the Company's proposed sale of certain of its operating assets to TJ Holding Company, Inc. and in the judgment of the Board of Directors on any other matters which may properly come before the Annual Meeting. Any stockholder giving a proxy has the power to revoke the same at any time before it is voted by giving written notice to the Company or a later date proxy.

         Only stockholders of record at the close of business on June 22, 1998 are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. On the record date there were issued and outstanding 3,373,833 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. In order for a quorum to be present, a majority of the outstanding shares of the Company's common stock as of the Record Date must be present in person or represented by proxy at the meeting. All such shares that are present in person or represented by proxy at the meeting will be counted in determining whether a quorum is present, no matter how the shares are voted or whether they abstain from voting or are broker non-votes. The election of directors will be determined by a plurality vote. The affirmative vote of a majority of the shares present or represented by proxy is required to approve Proposal II. The affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the Record Date is required to approve Proposal III. An abstention or broker non-vote, therefore will have the same effect as voting against any proposal, other than the election of directors.

         Charles Loccisano, the Company's Chairman, Chief Executive Officer and Director and Alan Gottlich, the Company's President, Chief Financial Officer and Director, together with their affiliates own 42% of the outstanding Common Stock of the Company, and have indicated that they intend to vote in favor of the nominees for directors and the amendments to the 1996 Stock Option Plan, and have agreed to vote in favor for the Transaction.

         As of June 22, 1998 there were 3,373,883 shares of Company Common Stock outstanding held by approximately 65 holders of record, not including beneficial owners whose shares are held by banks, brokers and other nominees. The Company believes that it has in excess of 600 beneficial owners of its securities.

         The approximate date on which this Proxy Statement and the accompanying form of proxy will be mailed to the Company's Stockholders is July 13, 1998. The executive officers of the Company are located at One Harmon Plaza, Secaucus, New Jersey 07094 and its telephone number is (201) 422-0910.

         At this Annual Meeting, stockholders of record will vote on the election of the Board of Directors, certain amendments to the Company's 1996 Amended Stock Option Plan which increases the number of shares issuable under the plan by 500,000 to 1,000,000 and the Transaction. Under the terms of the Transaction, the Company will sell to TJ Holding Company, Inc., a subsidiary of Triarc Restaurant Group, all of its rights and interests under the T.J. Cinnamons franchise agreements and will terminate the purchase agreement entered into with Triarc Restaurant Group and affiliates dated June 3, 1996 and the license agreement and management agreement dated August 29, 1996 in consideration for a price of $4,000,000 to be paid $3,000,000 in cash and $1,000,000 in the form of a non-interest bearing promissory note payable over 24 months, plus payments of up to $1,000,000 contingent on certain sales targets of T.J. Cinnamons products for the twelve months ended December 31, 1998. Furthermore, the Company and Triarc Restaurant Group will enter into a wholesale license agreement granting the Company the rights to manufacture and sell certain T.J. Cinnamons branded products to specified wholesale accounts up to December 31, 1998.



         THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH A TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



         No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitation of proxies and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to any person to whom it is not lawful to make any such solicitation in such jurisdiction. The delivery of this Proxy Statement does not, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the subject information may also be obtained, at prescribed rates, from the public reference section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such Web site is (http://www.see.gov.).

                              BENEFICIAL OWNERSHIP

        The following table sets forth information, as of June 22, 1998 as to the beneficial ownership of Common Stock (including shares which may be acquired within sixty days pursuant to stock options) of each director of the Company and the executive officers of the Company listed in the Summary Compensation Table below, all directors and executive officers as a group and persons known by the Company to beneficially own more than 5% of the Common Stock. Except as set forth below, no person beneficially owns more than 5% of the Common Stock.

                                                     Number of Shares
         Name and Address of Beneficial              of Common Stock                  Percent
                  Owner (1)                          Beneficially Owned (2)       Beneficially Owned
         Charles Loccisano                           1,500,049  (3)(4)                 44.5%
         Alan Gottlich                                 330,589  (5)(6)                  9.8%
         Philip Friedman                                67,109  (7)                     2.0%
         Paul Bergrin                                   22,500  (8)                     0.7%

         All Directors and Executive Officers
         as of group (four persons)                  1,920,247  (9)                    56.9%

(1) Unless otherwise indicated, the address of each beneficial owner is that of the Company's principal executive offices.
(2) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by of for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities. Certain of these shares are held in escrow ("Escrow Shares") and are subject to release on the earlier of (a) the achievement by the Company of certain minimum pre-tax earnings during specified periods, and (b) May 12, 2001. Such shares may be voted but may not be transferred prior to the release from escrow.
(3) Includes 184,195 shares held by The Charles Loccisano Irrevocable Trust f/b/o Marissa Loccisano all of which are Escrow Shares, and 184,195 shares held by The Charles Loccisano Irrevocable Trust f/b/o Michael Loccisano (jointly referred to as the "Loccisano Trusts") all of which are escrow shares, with respect to which Mr. Loccisano is the settlor. Mr. Loccisano disclaims beneficial ownership of these shares.
(4) Includes a maximum of 268,125 shares which may be acquired upon the exercise of options exercisable within the next 60 days. Excludes 45,000 shares subject to options not exercisable within the next 60 days.
(5) Includes a maximum of 143,250 shares which may be acquired upon the exercise of options exercisable within the next 60 days. Excludes 45,000 shares subject to options not exercisable within the next 60 days, and 368,390 shares held by the Loccisano Trusts with respect to which Mr. Gottlich is a co-trustee with voting and dispositive powers.
(6) Includes 150,874 shares held by Mr. Gottlich's spouse of which 64,765 are Escrow Shares, as to which Mr. Gottlich disclaims beneficial ownership.
(7) Includes a maximum of 62,109 shares which may be acquired upon the exercise of options exercisable within the next 60 days . Excludes 45,000 shares subject to options not exercisable within the next 60 days.
(8) Represents 22,500 shares which may be acquired upon the exercise of options exercisable within the next 60 days.
(9) Includes a maximum of 495,984 shares which may be acquired upon the exercise of options that are exercisable within the next 60 days.

                                  PROPOSAL I -
                             ELECTION OF DIRECTORS

         Under the Company's by-laws, the Company's Directors are elected for one year terms until their respective successors are duly elected and qualified. The officers of the Company are appointed by the Board of Directors to hold office until their successors are duly elected and qualified.

         Under the Company's by-laws, the Board of Directors shall consist of not less than three and not more than fifteen directors, such numbers to be set by the Board by resolution. The Board has set the number of directors at four.

         All the nominees are currently serving as directors of the Company. The Company knows of no reason why any nominee would be unable to serve as a director. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unable to serve, then all valid proxies will be voted for election of such substitute nominee as the Board may designate. The Company's Board of Directors recommends voting "FOR" the four nominees listed below.

Information about Directors

         Certain information regarding the nominees for election as directors at this year's Annual Meeting is set forth below. There are no family relationships among any directors or executive officers of the Company.

Name                                 Age           Position with the Company         Term to Expire
Charles Loccisano                    49            Chairman, Chief Executive Officer     1999
                                                   and Director
Alan Gottlich                        37            Vice Chairman, President, Chief       1999
                                                   Financial Officer, and Director
Philip Friedman                      52            Director                              1999
Paul Bergrin                         41            Director                              1999

         Charles Loccisano has been the Chairman, Chief Executive Officer and a Director of the Company since June 1992. Since 1980, Mr. Loccisano has primarily engaged in the acquisition, development and/or management of real estate through his general partnership interests in various real estate limited partnerships. Some of these partnerships were forced to file for protection under the United States Bankruptcy Code after a turndown in the real estate market in 1987 and after the temporary loss by Mr. Loccisano, and his partner, of control of these limited partnerships. Subsequently, Mr. Loccisano and his partner regained control, and some of these partnerships were successfully reorganized and some lost their real properties in bankruptcy and/or in foreclosure sales. Mr. Loccisano, through a separate entity and with partners, was also a franchisee of the Company until 1993, and was a principal of a company that owned five Roy Roger restaurants in New Jersey from 1989 through 1994. Mr. Loccisano was also a co-general partner in a partnership which owned and operated the Governor Morris Inn, a 200 room hotel and banquet facility, from 1987 through 1997.

         Alan Gottlich has been the Vice Chairman, Chief Financial Officer and a Director of the Company since June 1992, and the President since October 1996. Prior thereto, Mr. Gottlich was primarily engaged in the acquisition, development and/or management of real estate through his general partner interest in various real estate limited partnerships. One of these entities was forced to file for protection under the United States Bankruptcy Code in 1993 and subsequently lost its real property. Mr. Gottlich, through a separate entity and together with partners, was also a franchisee of the Company until 1993, and was a principal of a company that owned five Roy Rogers restaurants in New Jersey from 1989 through 1994. Prior to that, Mr. Gottlich was a staff accountant at Touche Ross & Co.

         Philip Friedman has been a Director of the Company since August 1993. Mr. Friedman is the President and principal stockholder of P. Friedman & Associates, Inc. a food management and consulting company based in Rockville, Maryland and is the Chairman of Rostie Restaurants, an owner and operator of eight full service restaurants. Mr. Friedman serves as a director of Panda Management Company, Inc. (an owner and operator fast food Chinese restaurants), Eateries, Inc. (an operator and franchisor of full service restaurants), and Roadhouse Grill, Inc. (an operator and franchisor of full service steak houses).

         Paul Bergrin has been a Director of the Company since November 1996. Mr. Bergrin has been a partner in the law firm of Pope, Grossman, Bergrin and Verdesco for more than the last five years specializing in criminal and civil litigation.

Directors' Meetings and Committees of the Board of Directors

         The Board of Directors met 8 times during the fiscal year 1997. Each Director attended more than 75% of the meetings of the Board of Directors and any committees of the Board of Directors on which the Director served.

         The Board of Directors has established compensation, audit and option committees. The Compensation Committee consists of Philip Friedman, Paul Bergrin and Charles Loccisano. The Audit Committee and the Option Committee consist of Philip Friedman and Paul Bergrin. The Audit Committee held no meetings in fiscal 1997, and the Compensation Committee and Option Committee held one meeting in fiscal 1997.

         The Audit Committee reviews and examines detailed reports of the Company's independent public accountants; consults with the independent public accountants regarding internal accounting controls, audits results and financial reporting procedures; recommends the engagement and continuation of engagement of the Company's independent public accountants; and meets with, and reviews and considers recommendations of, the independent public accountants.

         The Compensation Committee reviews the performance of senior management and key employees whose compensation is the subject of review and approval by the Committee; periodically reviews and recommends to the Board of Directors compensation arrangements for senior management and key employees; and periodically reviews the main elements of, and administers, the Company's compensation and benefit programs, other than the 1993 Stock Option Plan and 1996 Stock Option Plan.

         The Option Committee administers the 1993 Stock Option Plan and 1996 Stock Option Plan and, to the extent provided by such Plan, determines the persons to whom options are granted, the exercise price, term and number of shares covered by each option to be granted. In addition, the Option Committee exercises all discretionary power regarding the operations of these plans.

Advance Notice For Director Nominations and New Business

         The Company's By-Laws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or to propose business for consideration at such meeting, notice must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. However, in the event that less than 70 days prior notice of the date of the meeting is given to stockholders, notice by the stockholders must be received not later than 10 days after notice of the meeting has been given. Based on the scheduled meeting date for this year's annual meeting, in order for a stockholder to propose director nominations at the 1998 Annual Meeting, the stockholder must deliver notice to the Secretary between July 13 and July 23, 1998. All nominations and new business proposed for consideration at an annual meeting of stockholders must comply with applicable SEC Regulations.

EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth the total annual compensation paid or accrued by the Company for services in all capacities for the Chief Executive Officer for the fiscal years ended December 31, 1997, 1996 and 1995, and each other officer who made in excess of $100,000 (salary and bonus) during fiscal 1997 (the "Named Officers").

                                                                    Long Term Compensation
                             Annual Compensation            Other         Awards
Name and Principal                                          Annual      Securities
Position                Year      Salary        Bonus      Comp. (1)    Underlying Options (2)
Charles Loccisano,      1997     $134,615      $68,805      $12,000      225,000
Chairman, and Chief     1996      130,000       31,500       12,000          -0-
Executive Officer       1995      101,682        8,625       12,000      192,500

Alan Gottlich,          1997      $98,464      $34,402      $12,000      163,500
President and Chief     1996       95,000       14,000        9,000          -0-
Financial Officer       1995       87,500        4,625        9,000       87,500

(1)  These amounts represent reimbursable automobile expenses.

(2) In March 1998, the Board of Directors approved a cancellation of stock options held by Messrs. Loccisano and Gottlich in the amount of 417,500 and 251,000, respectively, and a grant of new options in the amount of 313,125 and 188,250, respectively. The new options are exercisable at $.50 per share and 268,125 and 143,250 are vested to Messrs. Loccisano and Gottlich, respectively. The balance will vest over three years.

         The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Officers during fiscal 1997.

Stock Option Grants in Last Fiscal Year

                                Number of            % of Total Options   Exercise or Base      Expiration Date
                                Securities           Granted to           Price
                                Underlying Options   Employees in
                                Granted              Fiscal 1997
Name
Charles Loccisano, Chairman,    225,000              29.9%                $1.55                 July 15, 2002
and Chief Executive Officer

Alan Gottlich, President, and   163,500              21.7%                $1.57                 July 15, 2007
Chief Financial Officer

         In March 1998, the Board of Directors approved a cancellation of stock options held by Messrs. Loccisano and Gottlich in the amount of 417,500 and 251,000, respectively, and a grant of new options in the amount of 313,125 and 188,250, respectively. The new options are exercisable at $.50 per share and 268,125 and 143,250 are vested to Messrs. Loccisano and Gottlich, respectively. The balance will vest over three years.

         The following table sets forth information regarding options exercised by the Named Officers during fiscal 1997 under the 1996 Stock Option Plan and the option values of options held by such individuals at fiscal year end.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

                                                                          Number of            Value of
                                                                          Unexercised          Unexercised
                                                                          Options  at          In-The-Money
                                                                          12/31/97 (1)         Options at 12/31/97 (2)

                                Shares Acquired on       Value Realized   Exercisable/         Exercisable/
Name                            Exercise                                  Unexercisable        Unexercisable
Charles Loccisano, Chairman,    0                        0                352,500 / 65,000     0 / 0
President and Chief Executive
Officer

Alan Gottlich, President, and   0                        0                186,000 / 65,000     0 / 0
Chief Financial Officer

         (1) In March 1998, the Board of Directors approved a cancellation of stock options held by Messrs. Loccisano and Gottlich in the amount of 417,500 and 251,000, respectively, and a grant of new options in the amount of 313,125 and 188,250, respectively. The new options are exercisable at $.50 per share and 268,125 and 143,250 are vested to Messrs. Loccisano and Gottlich, respectively. The balance will vest over three years.

         (2) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options granted based upon the closing sales price per share of $1 1/16 on December 31, 1997.

Director Compensation in Fiscal 1997

The Company provides compensation to non-employee directors at the rate of $500 per day for meetings attended, and reimbursement of travel and other expenses incurred in attending meetings. In addition, all directors are entitled to stock options under the Company's 1996 Stock Option Plan.

During the last fiscal year, directors received the following stock option grants under the Company's 1996 Stock Option Plan in consideration for their serving as directors: (a) In March 1997, options were granted to directors of the Company to purchase shares of Common Stock, at the price of $1.75 per share of Common Stock, in the following amounts: 45,000 to Charles Loccisano, Director; 45,000 to Alan Gottlich, Director; 45,000 to Phil Friedman, Director; and 45,000 to Paul Bergrin, Director. These options vest over a three year period; and (b) In July 1997, options were granted to directors of the Company to purchase shares of Common Stock, at the price of $1.50 per share of Common Stock, in the following amounts: 45,000 to Charles Loccisano, Director; 45,000 to Alan Gottlich, Director; 45,000 to Phil Friedman, Director; and 45,000 to Paul Bergrin, Director. These options vest over a three year period. In March 1998, the Board of Directors approved a cancellation of stock options in the following amounts: 417,500 to Charles Loccisano, Director; 251,000 to Alan Gottlich, Director; 142,812 to Phil Friedman, Director; and 90,000 to Paul Bergrin, Director, and approved a grant of new options in the following amounts:
313,125 to Charles Loccisano, Director; 188,250 to Alan Gottlich, Director; 107,109 to Phil Friedman, Director; and 67,500 to Paul Bergrin, Director. The new options are exercisable at $.50 per share with the following amounts vested to date: 268,125 to Charles Loccisano, Director; 143,250 to Alan Gottlich, Director; 62,109 to Phil Friedman, Director; and 22,500 to Paul Bergrin, Director. The balance will vest over three years.

All Loccisano and Gottlich options described above are reported in the Summary Compensation Table.

Employment Contracts and Change of Control Agreements

On October 1, 1997, the Company entered into an employment agreement with Charles Loccisano, the Company's Chairman and Chief Executive Officer, providing for an annual base salary of $175,000 of which $25,000 will be accrued. Such accrual will be paid upon the closing of the Transaction, or when the Company achieves a positive cash flow from operations. The base salary will be increased by 10% per annum on each anniversary, and a bonus will be payable at the discretion of the Board of Directors.

On October 1, 1997, the Company entered into an employment agreement with Alan Gottlich, the Company's President and Chief Financial Officer, providing for an annual base salary of $125,000 of which $15,000 will be accrued. Such accrual will be paid upon the closing of the Transaction, or when the Company achieves a positive cash flow from operations. The base salary will be increased by 10% per annum on each anniversary, and a bonus will be payable at the discretion of the Board of Directors.

Both of these employment agreements include change of control provisions providing for a payment equal to two years base salary plus one half of aggregate bonuses paid during the three years prior to termination. Both of these employment agreements have a number or provisions relating to term, duties, termination and other contractual rights.

                                  PROPOSAL II -
    APPROVAL OF AMENDMENTS TO THE 1996 AMENDED AND RESTATED STOCK OPTION PLAN

General

         During fiscal 1997, the Board of Directors approved certain amendments to the 1996 Stock Option Plan which increase the number of shares issuable pursuant to options granted under the 1996 Stock Option Plan by 500,000 shares to 1,000,000 shares subject to approval by the stockholders of the Company. Approval of Proposal II also constitutes ratification of the material terms of the 1996 Stock Option Plan, including but not limited to, the class of employees which may receive awards pursuant to the 1996 Stock Option Plan.

         The reason for seeking stockholder approval of Proposal II is to satisfy requirements of the Code which require stockholder approval of Proposal II in order for options granted for the additional shares issuable under the 1996 Stock Option Plan to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options") to the extent so designated and for the 1996 Stock Option Plan to satisfy one of the conditions of Section 162(m) of the Code applicable to performance-based compensation.

         Attached as "Appendix A" to this Proxy Statement is the complete text of the 1996 Stock Option Plan, as amended. The principal features of the 1996 Stock Option Plan are summarized below.

Increase in Authorized Shares

         Under the terms of the 1996 Stock Option Plan, 500,000 shares of Common Stock were authorized for issuance prior to the increase. In August 1997, the Board of Directors approved an increase in the number of shares available for issuance under the plan by 500,000 in order to fund awards to the Company's officers, directors, consultants and other employees. One of the purposes of the proposed increase in shares available for issuance under the 1996 Stock Option Plan is to provide sufficient shares for stock option grants to officers and key employees of the Company.

         The Board of Directors believes that the Company and its stockholders benefit significantly from having the Company's key personnel receive options to purchase the Company's Common Stock, and that the opportunity thus afforded such persons to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that options, particularly Incentive Stock Options, are valuable in attracting and retaining highly qualified personnel and providing additional motivation to such personnel to use their best efforts on behalf of the Company and its stockholders. However, because awards under the 1996 Stock Option Plan may be made to officers and key employees of the Company, the award of additional shares under the 1996 Stock Option Plan would have the effect of further increasing management's ownership of the Company which may make it more difficult for a third party to acquire control of the Company.

Limitation on Maximum Number of Options Awarded

         The 1996 Stock Option Plan provides that the maximum number of options which may be awarded to any person under the 1996 Stock Option Plan shall be no more than is equal to 90% of the shares reserved for issuance under this 1996 Stock Option Plan. The purpose of this limitation is to enable awards made pursuant to the 1996 Stock Option Plan to comply with one of the conditions of
Section 162(m) of the Code which limits the deductibility of compensation paid to the Company's named officers unless it is performance based.

Eligibility

         Officers, key employees, directors and important consultants of the Company are eligible to receive options under the 1996 Stock Option Plan.

Types of Awards

         Options granted under the 1996 Stock Option Plan may be Incentive Stock Options, or options not intended to so qualify ("Non-Qualified Stock Options"). Unless the context otherwise requires, the term "option" as used herein includes both Incentive Stock Options and Non-Qualified Stock Options.

Administration

         The 1996 Stock Option Plan is administered by the compensation committee (the "Committee") which is comprised of at least two members of the Board of Directors of the Company, each of whom meet the definition of a "non-employee" director within the meaning of Rule 16b-3 of the Exchange Act and an "outside director" as defined under Section 162(m) of the Code. The Committee has the discretion to interpret the provisions of the 1996 Stock Option Plan; to determine the persons to receive options under the 1996 Stock Option Plan; to determine the type of awards to be made and the amount, size and terms of each such award, to determine the time when awards shall granted; and to make all other determinations necessary or advisable for the administration of the 1996 Stock Option Plan. In addition, the determinations, and the interpretations and construction of any provision of the 1996 Stock Option Plan by the Committee shall be final.

Common Stock Subject to the 1996 Stock Option Plan

         Pursuant to the terms of the 1996 Stock Option Plan, 500,000 shares of Common Stock were reserved for issuance upon the exercise of options granted under the 1996 Stock Option Plan. If Proposal II is approved by the stockholders, 500,000 additional shares of Common Stock (subject to adjustment as discussed below) will be available for issuance under the 1996 Stock Option Plan. Since such shares would be issued from the Company's authorized but unissued shares; the issuance of an additional 500,000 shares would have the effect of diluting the interests of existing stockholders by approximately 13.0%, assuming all 500,000 shares were awarded and all options related to such shares were exercised.

Exercise Price of Options/Payment of Exercise Price

         Incentive Stock Options may not be granted with an exercise price per share that is less than the fair market value of a share of Common Stock on the date of grant. Non-Qualified Stock Options may be granted at an exercise price per share that is less than the fair market value of a share of Common Stock on the date of grant. Pursuant to the terms of the 1996 Stock Option Plan, no optionee may be granted options for more than 90% of the shares of Common Stock reserved for issuance under the Plan.

         The exercise price of an option may be paid in cash, the delivery of already owned shares of Common Stock of the Company having a fair market value equal to the exercise price, or a combination thereof.

         The Board has interpreted the provision of the 1996 Stock Option Plan which allows payment of the option price in Common Stock of the Company to permit the "pyramiding" of shares in successive exercises. Thus, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock, and immediately thereafter effect further exercises of the option, using the Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or small number of shares of Common Stock and to acquire a number of shares of Common Stock having an aggregate fair market value equal to the excess of (a) the fair market value of all shares to which the option relates over (b) the aggregate exercise price under the option. A vote in favor of Proposal II is also a vote in favor of this interpretation.

Special Provisions for Incentive Stock Options

         The maximum aggregate fair market value of the shares of Common Stock (determined when the Incentive Stock Option is granted) with respect to which Incentive Stock Options are first exercisable by an employee in any calendar year cannot exceed $100,000. In addition, no Incentive Stock Option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price is set at not less than 110% of the fair market value of the shares subject to such Incentive Stock Option on the date of the grant and such Incentive Stock Option expires not later than five years from the date of the grant. Awards of Non-Qualified Stock Options are not subject to these special limitations.

Non-transferability of Options

         No option granted under the 1996 Stock Option Plan is assignable or transferable, otherwise than by will or by the laws of descent and distribution. Except in the event of death or disability, all options granted under the 1996 Stock Option Plan are exercisable only by such optionee.

Exercisability of Options

         All options granted pursuant to the 1996 Stock Option Plan are exercisable in accordance with a vesting schedule (if any) which is set by the Committee at the time of grant. In the event of a change in control of the Company, any options to the extent not vested shall become vested in full. A "change in control" shall be deemed to have occurred upon the happening of any of the following events: (i) a change within a twelve-month period in a majority of the members of the board of directors of the Company; (ii) a change within a twelve-month period in the holders of more than 50% of the outstanding voting stock of the Company; or (iii) any other event deemed to constitute a "change in control" by the Committee.

         All unexercised options terminate three months following the date on which an optionee's employment with the Company terminates, other than by reason of disability or death. An exercisable option held by an optionee who dies or who ceases to be employed by the Company because of disability may be exercised by the employee or his representative within one year after the employee dies or becomes disabled (but not later than the scheduled option termination date).

         The Committee may in its sole discretion, provide in an option agreement the circumstances under which the option shall become immediately exercisable and may accelerate the date on which all or any portion of an option may be exercised.

Expiration of Options

         The expiration date of an option will be determined by the Committee at the time of the grant, but in no event will an option be exercisable after the expiration of ten years from the date of grant of the option.

Expiration of the 1996 Stock Option Plan

         The 1996 Stock Option Plan will remain in effect until all awards granted under 1996 Stock Option Plan have been satisfied by the issuance of shares provided that no new awards may be granted under such 1996 Stock Option Plan more than ten years from the earlier of the date the 1996 Stock Option Plan was adopted by the Company or initially approved by the Company's stockholders.

Adjustments

         The 1996 Stock Option Plan provides for adjustments to the number of shares subject to outstanding options and to the exercise price of such outstanding options in the discretion of the Committee in the event of a declaration of a stock dividend, distribution or other offering of shares, merger, consolidation, split up, combination, exchange, or recapitalization.

Amendments

         The Committee may amend or terminate the 1996 Stock Option Plan at any time except that the Committee may not amend the 1996 Stock Option Plan without stockholder approval to: (i) increase the number of shares which may be issued under the 1996 Stock Option Plan (other than pursuant to Section 2 of the Stock Option Plan); (ii) change the minimum option price (other than pursuant to
Section 2 of the Stock Option Plan); (iii) extend the term of the 1996 Stock Option Plan, or (iv) extend the period during which an option may be exercised. In addition, no amendment or modification to the 1996 Stock Option Plan shall impair the rights of any optionee under any previously granted award without the consent of such optionee.

Awards Under the 1996 Stock Option Plan

         The following table sets forth information regarding the options granted during fiscal 1997.

                                NEW PLAN BENEFITS
                                STOCK OPTION PLAN

Name and Position                                      Dollar Value ($) (1)              Number of Units
Charles Loccisano, Chairman, Chief Executive
Officer and Director.......................................     $0                        225,000 (2)

Alan Gottlich, President, Chief Financial
Officer and Director.......................................     $0                        163,500 (3)

Phil Friedman,  Director...................................     $0                         90,000 (4)

Paul Bergrin, Director.....................................     $0                         90,000 (4)

Executive Officer Group (4 persons) .......................     $0                        568,500

Non-Executive Officer Employee Group (5 persons)                $0                         38,500

(1) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options granted based upon the closing sales price per share of $.56 on June 22, 1998.

(2) Represents Non-Qualified Stock Options to purchase 45,000 and 180,000 shares of Common Stock at an exercise price of $1.75 and $1.50 per share, respectively. Options to purchase 90,000 shares vest over a three year period.

(3) Represents Incentive Stock Options to purchase 45,000 and 118,500 shares of Common Stock at an exercise price of $1.75 and $1.50 per share, respectively. Options to purchase 90,000 shares vest over a three year period.

(4) Represents Non-Qualified Stock Options to purchase 45,000 and 45,000 shares of Common Stock at an exercise price of $1.75 and $1.50 per share, respectively. These options vest over a three year period.

         In March 1998, the Board of Directors approved a cancellation of stock options to purchase 417,500, 251,000, 142,812 and 90,000 shares, respectively, held by Messrs. Loccisano, Gottlich, Friedman and Bergrin, and a grant of new options to purchase 313,125, 188,250, 107,109 and 67,500 shares, respectively. The new options are exercisable at $.50 per share and have the same vesting provisions as the canceled options. On June 22, 1998, the last sale price of the Common Stock was $.56 as reported on the NASDAQ Bulletin Board.

         For additional information concerning grants of options to executive officers of the Company prior to fiscal 1997, see "Executive Compensation." Approval of Proposal II will also constitute ratification of the grant of the options to executive officers name in the table above.

Federal Income Tax Consequences of the 1996 Stock Option Plan

         THE FOLLOWING INFORMATION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE 1996 STOCK OPTION PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE REGULATIONS ADOPTED PURSUANT THERETO. THE PROVISIONS OF THE CODE DESCRIBED IN THIS SECTION INCLUDE CURRENT TAX LAW ONLY AND DO NOT REFLECT ANY PROPOSALS TO REVISE CURRENT TAX LAW.

         Incentive Stock Options. Generally, under the Code, an optionee will not realize taxable income by reason of the grant of the exercise of an Incentive Stock Option (see, however, discussion of Alternative Minimum Tax below) granted pursuant to the 1996 Stock Option Plan. If an Optionee exercises an Incentive Stock Option and does not dispose of the shares until the later of
(i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the company will not be entitled to any deduction. The reduced rate of tax (20%) on certain net capital gains added to the Code by the Taxpayer Relief Act of 1997 requires a holding period of more than 18 months. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term, mid-term or short-term capital gain and any loss will be long-term, mid-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

         The exercise of an Incentive Stock may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Stock Option, no adjustment is then required for purposes of the alternative minimum, but regular income tax, as described above, may result from such disqualifying disposition.

         An optionee who surrenders shares as payment of the exercise price of his Incentive Stock Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Stock Option in payment of the exercise price of another Incentive Stock Option, is however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

         Under the Code, all of the shares received by an optionee upon exercise of an Incentive Stock Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

         Non-Qualified Stock Options. Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of Non-Qualified Stock Options pursuant to the 1996 Stock Option Plan. On the exercise of a Non-Qualified Stock Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162 (m)) in an amount equal to such excess, provided that the Company complies with any applicable reporting rules.

         Upon the sale of stock acquired by exercise of a Non-Qualified Stock Option, optionees will realize long-term, mid-term or short-term capital gain or loss depending upon their holding period for such stock. The reduced rate (20%) of tax on certain capital gains added to the Code by the Taxpayer Relief Act of 1997 requires a holding period of more than 18 months. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

         An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Stock Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See "-Incentive Stock Options." The optionee will recognize ordinary income on the exercise of the Non-Qualified Stock Option as described above. Of the shares received in such exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

         Limitation on the Company's Deduction. Section 162 (m) of the Code will generally limit to $1,000,000 the Company's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance based." Under U.S. Department of Treasury regulations, a stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the stockholders entitled to vote thereon, and (iii) is granted and administered by a compensation committee consisting solely of at least two outside directors (as defined in Section 162
(m). If a stock option granted to an executive referred to above is not "performance based", the amount that would otherwise be deductible by the Company with respect to such stock option will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1,000,000.

                                 PROPOSAL III -
                                THE TRANSACTION


Background of the Transaction

         In August 1996, the Company consummated a purchase agreement with TJ Holding Company, Inc., a subsidiary of Arby's, Inc. d/b/a Triarc Restaurant Group (the "1996 Triarc Purchase Agreement") for (1) the sale of its intellectual property including the name "T.J. Cinnamons" and other related trade names, trademarks, service marks, logo's, signs, emblems, distinctive recipes, secret formulas and other confidential technical information and trade secrets relating to the T.J. Cinnamons operating system (the "Intellectual Property"), and (2) a simultaneous license from Arby's, Inc. of certain of the Intellectual Property back to the Company for the purposes of continuing to operate one existing bakery location, continuing to act as franchisor under existing franchise agreements and distributing T.J. Cinnamons products through retail grocery outlets (the "1996 Triarc License Agreement"). In August 1996, the Company entered into a management agreement with Triarc Restaurant Group whereby Triarc assumed all day-to-day management responsibilities for the T.J. Cinnamons franchise system (the "1996 Triarc Management Agreement").

         The base purchase price under the 1996 Triarc Purchase Agreement was $3,540,000, of which $1,790,000 was paid to the Company at the closing of the
1996 Triarc  Purchase  Agreement,  and $1,750,000 was paid to the Company in the form of two separate interest bearing promissory notes. The 1996 Purchase Agreement further provided for additional payments as follows: (a) In the event that system wide gross sales of T.J. Cinnamons branded products in Triarc Restaurant Group's restaurants exceed $26.3 million annually, additional payments ("Additional Payments") would be made to the Company based on 2% of gross sales of T.J. Cinnamons branded products in Triarc Restaurant Group's retail outlets (as defined in the 1996 Triarc Purchase Agreement) over a period of 48 months, and 1% of gross sales for a period of 36 months thereafter (the Additional Payments could not commence prior to August 1998, and could not exceed $5.5 million in the aggregate); and (b) royalty payments for new full concept bakeries that might be developed by Triarc Restaurant Group in enclosed mall locations modeled on the T.J. Cinnamons system in an amount equal to one half of one percent (1/2%) of the gross sales of T.J. Cinnamons products sold in such bakeries for a period of 20 years following the closing of the 1996 Triarc Purchase Agreement.

         Following the closing of the 1996 Triarc Purchase Agreement, the Company began to expand its wholesale manufacturing and distribution of both T.J. Cinnamons branded and private label products for distribution to retail grocery outlets and supermarkets. For the fiscal year ended December 31, 1997, the Company's gross sales were $3,700,000, consisting of $3,000,000 of T.J. Cinnamons branded products and $700,000 of private label products. The Company utilized all of its working capital towards equipment, inventory, and the funding of operating losses, and in September 1997, the Company had insufficient capital to fully implement the further expansion of its business plan.

         In September 1997, the Company retained Commonwealth Associates to act as its financial advisor and placement agent in connection with a proposed private placement of convertible preferred stock. The proceeds from this transaction were earmarked for the working capital needs of the Company, and would have provided the Company with a sufficient net tangible assets to remain listed on the Nasdaq SmallCap Market under the new guidelines established by the Nasdaq Stock Market ("Nasdaq"). In January 1998, following continued delays in the offering process, Nasdaq delisted the Company's securities from the Nasdaq SmallCap Market, and the Commonwealth Associates private placement transaction was terminated. With insufficient capital to continue its operations, the Company began discussions with Triarc Restaurant Group.

         As a result of these discussions, on June 30, 1998, the Company entered into a definitive agreement with TJ Holding Company, Inc., a wholly owned subsidiary of Arby's, Inc. d/b/a Triarc Restaurant Group, and Arby's, Inc. d/b/a Triarc Restaurant Group (the "1998 Triarc Agreement") pursuant to which the Company intends to sell all of its rights and interests under the T.J. Cinnamons franchise agreements and terminate the 1996 Triarc Purchase Agreement, the 1996 Triarc License Agreement and the 1996 Triarc Management Agreement in consideration for a price of $4,000,000. The price will be paid as follows:
$3,000,000 in cash and $1,000,000 in the form of a non-interest bearing promissory note payable over 24 months. The 1998 Triarc Agreement further provides for a contingent additional payment of up to $1,000,000 conditioned on the Company's attainment of certain specified sales targets of T.J. Cinnamons products for the fiscal year ended December 31, 1998. See "Price." The Company will retain all liabilities relating to all aspects of its business for all periods prior to the closing.

Parties to the Transaction

         The Company was one of the first operators and franchisors of retail bakeries specializing in gourmet cinnamon rolls and related products. The Company currently owns and operates a production facility in California, and distributes its products through wholesale channels of distribution throughout the United States. The Company's product line includes T.J. Cinnamons branded cinnamon rolls and Cinnachips, and a full line of specialty cakes, rugalach and brownies. The Company's products are currently being sold in over 1,500 supermarket and club stores including Walmart Super Centers, SAMS Wholesale Clubs, Costco Wholesale Clubs, Ralphs supermarkets, Lucky's Supermarkets, and H.E. Butt Supermarkets. The Company is also the franchisor of approximately 24 retail bakeries which are managed by Triarc Restaurant Group under the 1996 Triarc Management Agreement, and is the owner of one retail bakery. For fiscal 1997, the Company's total revenue and net loss were $3,878,381 and $1,376,657, respectively. The Company's executive offices are located at One Harmon Plaza, Secaucus, New Jersey 07094.

         The parties to the 1998 Triarc Agreement are TJ Holding Company, Inc., a wholly owned subsidiary of Arby's, Inc. d/b/a Triarc Restaurant Group and Arby's, Inc. d/b/a Triarc Restaurant Group (collectively, the "Buyer"). Triarc Restaurant Group franchises approximately 3,000 single and multi-branded restaurant concepts under the names Arby's, Pasta Connection and T.J. Cinnamons. Triarc Restaurant Group is a wholly owned subsidiary of Triarc Companies, Inc., a holding company traded on the New York Stock Exchange which, through its subsidiaries, is engaged in beverage operations conducted through Snapple Beverage Corp., Mistic Brands, Inc., Cable Car Beverage Corporation and Royal Crown Company, Inc., and restaurant operations conducted through Arby's , Inc. d/b/a Triarc Restaurant Group. In addition, Triarc Companies, Inc. has an equity interest in the liquefied petroleum gas business through National Propane Partners, L.P. The promissory note obligation of TJ Holding Company, Inc. pursuant to the 1998 Triarc Agreement will be guaranteed by Triarc Companies, Inc. Triarc Restaurant Group's executive offices are located at 1000 Corporate Drive, Fort Lauderdale, Florida 33334.

The 1998 Triarc Agreement

         Assets to be Sold/Transferred/Terminated. The assets to be sold, transferred or terminated by the Company under the 1998 Triarc Agreement include: a) all of the rights and interests as franchisor under the existing T.J. Cinnamons franchise agreements; b) all rights under the 1996 Triarc Purchase Agreement including the right to receive certain contingent Additional Payments and royalty payments; and c) all rights under the 1996 Triarc License Agreement which primarily include the rights to manufacture and sell certain "T.J. Cinnamons" branded products to approved retail grocery outlets.

         The Company currently derives no financial benefit from its franchisor rights and interests under the existing T.J. Cinnamons franchise agreements as the franchise system is being managed by Triarc Restaurant Group pursuant to the 1996 Triarc Management Agreement whereby Triarc Restaurant Group retains all royalty collections in consideration for its duties as manager.

         The rights under the 1996 Triarc Purchase Agreement  primarily include:
(a) Additional Payments (which would commence if system wide gross sales of T.J. Cinnamons branded products in Triarc Restaurant Group's restaurants exceed $26.3 million annually), to be made to the Company based on 2% of gross sales of T.J. Cinnamon branded products in Triarc Restaurant Group's retail outlets (as defined in the 1996 Triarc Purchase Agreement) over a period of 48 months, and 1% of gross sales for a period of 36 months thereafter (the Additional Payments cannot commence prior to September 1, 1998 (irrespective of system wide sales), and cannot exceed $5.5 million in the aggregate); and (b) royalty payments, for new full concept bakeries developed by the Buyer in enclosed mall locations modeled on the T.J. Cinnamons system in an amount equal to one half of one percent (1/2%) of the gross sales of T.J. Cinnamon products sold in such bakeries for a period of 20 years ending August 28, 2016. During fiscal 1997 and the three months ended March 31, 1998, the Company did not receive any Additional Payments or royalty payments., and the Company does not anticipate receiving any Additional Payments or royalty payments for the quarter ended June 30, 1998.

         The rights under the 1996 Triarc License Agreement primarily include the right to manufacture and sell certain "T.J. Cinnamons" branded products to approved retail grocery outlets for a period of up to 99 years consisting of an initial term of 20 years, three 20 year renewal options and one 19 year renewal option. Under the 1996 Triarc License Agreement, after May 2000, Triarc Restaurant Group may sell T.J. Cinnamons branded products to any retail grocery outlets to which the Company is not selling T.J. Cinnamons branded products as of said date. The Company's sales of T.J. Cinnamons branded products accounted for 75% of the Company's total wholesale sales for the fiscal year ended December 31, 1997, and 70% of the Company's total wholesale sales for the three months ended March 31, 1998.

         Price. The consideration to be paid under the 1998 Triarc Agreement is as follows: (a) $3,000,000 to be paid at the closing of the Transaction (the "Closing"), (b) $1,000,000 will be paid in the form of a non-interest bearing promissory note payable in equal monthly installments over a period of 24 months following the Closing, and (c) up to $1,000,000 of contingent additional consideration ("Additional Consideration") payable if the Company attains certain specified sales targets of T.J. Cinnamons products during the year ending December 31, 1998 ("Fiscal 1998") as described below. Such Additional Consideration, if paid to the extent due, will be paid at 15 business days after the delivery of the later of (i) the Company's audited financial statements for the Fiscal 1998, or (ii) the Company's final sales report for Fiscal 1998, provided that the information is reasonably verified by and acceptable to Buyer.

         The Additional Consideration, if any, will be based on the Company achieving certain gross sales targets of T.J. Cinnamons branded products for Fiscal 1998. Therefore, the 1998 Triarc Agreement provides that the Company will enter into a wholesale license agreement with Triarc Restaurant Group (the "Wholesale License Agreement") on or prior to the Closing, whereby the Company will have the right to continue producing and distributing certain T.J. Cinnamons branded products through December 31, 1998 to the same supermarket and wholesale club accounts as such products are being distributed to currently by the Company. The Wholesale License Agreement will be renewable at the sole discretion of Triarc Restaurant Group for a period not to exceed six months. The terms for earning the Additional Consideration are as follows:

         (a) If the Company's gross sales of T.J. Cinnamons branded products in Fiscal 1998 less returns ("Net Sales") exceed $2,250,000, but do not exceed $2,700,000, the Additional Consideration shall be $250,000.

         (b) If Net Sales exceed $2,700,000, but do not exceed $3,150,000, the Additional Consideration shall be $500,000.

         (c) If Net Sales exceed $3,150,000, but do not exceed $3,600,000, the Additional Consideration shall be $750,000.

         (d) If Net Sales exceed $3,600,000, the Additional Consideration shall be $1,000,000.

         The Company has agreed to provide the Buyer with the Company's monthly sales reports and reports filed with the Commission in order to verify compliance with these requirements. Sales of T.J. Cinnamons branded products for the twelve months ended December 31, 1997 and the three months ended March 31, 1998 were approximately $2,733,000 and $800,000 respectively.

         Closure of the Poughkeepsie Bakery. On or before the Closing, the Company shall cease operating its retail T.J. Cinnamons bakery located in the Poughkeepsie Galleria Mall. The Buyer shall pay the Company an amount not to exceed one half of the actual buyout costs that the Company pays the landlord upon termination of the lease for said bakery, as specified and calculated in the 1998 Triarc Agreement.

         Certain Representations and Warranties. The Company has made certain customary representations and warranties to Buyer, including among other things, as to its organization and authority to enter into the 1998 Triarc Agreement and transactions contemplated thereby, the absence of any conflicts with any applicable law, rule, regulation, judgment, decree, order or agreement, its ownership of the T.J. Cinnamons franchise agreements, the absence of litigation or threatened litigation, lack of products liability claims, lack of change in its financial condition since the audited financial statements for the year ended December 31, 1997, the absence of undisclosed liabilities or material adverse changes, its compliance with certain government regulations and other laws, its contracts and commitments, its disclosures in the 1998 Triarc Agreement, the receipt of required regulatory approvals and the solvency of the Company on the closing date of the 1998 Triarc Agreement.

         The Buyer has also made certain customary representations and warranties, including among other things, its organization and authority to enter into the 1998 Triarc Agreement and transactions contemplated thereby, and its disclosures in the 1998 Triarc Agreement. All representations and warranties made by the Company and the Buyer in connection with the 1998 Triarc Agreement will survive for a period of 36 months following the Closing.

         Covenants. After the date of the 1998 Triarc Agreement and until the Closing, unless expressly approved in writing by the Buyer, the Company has covenanted and agreed that: (a) the business of the Company will be conducted only in the ordinary course of business consistent with past practices, (b) the Company shall not modify, terminate or amend existing T.J. Cinnamons franchise agreements, or waive, release or assign any material rights or claims, (c) the Company will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization, or any agreement relating to the sale of all or substantially all of the assets of the Company, (d) the Company shall not engage in a transaction covered under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, (e) the Company shall provide the Buyer with access to certain information regarding the Company, (f) the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Transaction, (g) the Company agrees to use its best efforts to consummate and make effective the Transaction, (h) the Company shall give prompt notice to the Buyer of matters affecting the Company's representations, warranties and covenants, if any, (i) the Company shall prepare and file with the Commission the proxy statement, notice of shareholders meeting and other information or materials required under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, and shall not amend such materials without the approval of Buyer, (j) for a period of three years following the closing of the Transaction, the Company shall use commercially reasonable efforts to carry on its business, maintain its corporate existence and maintain adequate insurance, and (k) Charles Loccisano and Alan Gottlich, as shareholders of the Company, shall vote all of the shares of the Company owned or controlled by each of them in favor of the Transaction.

         Conditions to Closing. The Buyer's obligation to consummate the Transaction is conditioned upon satisfaction or waiver of the following conditions at or before the Closing: (a) each of the representations, warranties and covenants of the Company shall be true and correct as of the Closing, (b) the Company shall have delivered all documents required by the Buyer in connection with the Closing, (c) the Company shall have performed or complied with all terms, conditions, covenants, obligations, agreements and restrictions in the Transaction prior to the Closing, (d) all corporate and other proceedings required to be taken by the Company to authorize the Transaction are completed,
(e) the Company shall have received all governmental approvals required, if any, to complete the Transaction, (f) all third party consents, if any, required by the Company to authorize the Transaction are received, (g) the Company shall have complied with the bulk sales law of the State of New Jersey, if applicable,
(h) no adverse proceedings shall have been initiated or threatened which seek to restrain, prohibit or invalidate the Transaction or the rights of the Buyer with respect to the 1998 Triarc Agreement or the T.J. Cinnamons franchise system, (i) since the date of the financial statements delivered in connection with the execution of the 1998 Triarc Agreement, there has been no change, development or event which individually or in the aggregate could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, business, assets, or sale of products by the Company or the prospects of the T.J. Cinnamons franchisees, and (j) the Company shall have furnished the Buyer copies of notices of termination of contracts with certain brokers which will be delivered at least 30 days prior to the expiration of the Wholesale License Agreement.

         The Company's obligation to consummate the Transaction is conditioned upon the satisfaction or waiver of the following conditions prior to Closing:
(a) each of the representations and warranties of the Buyer shall be true as of the closing of the Transaction, (b) the Buyer shall have received all governmental approvals required to complete the Transaction, (c) all corporate and other proceedings required to be taken by the Buyer to authorize the Transaction have been completed, (d) no adverse proceedings shall have been initiated or threatened which seek to restrain, prohibit or invalidate the Transaction or the Company's rights to assign its rights as franchisor under the T.J. Cinnamons franchise system, and (e) the Company shall have received an opinion with respect to the fairness of the Transaction to its shareholders and creditors.

         Indemnification. The Company is obligated to indemnify and hold harmless the Buyer for, among other things, all claims, damages, losses, liabilities costs and expenses (including, settlement costs and any legal, accounting and other expenses arising out of the investigation or defense of any actions or threatened actions) related to the Transaction, misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant, condition or agreement in the 1998 Triarc Agreement or any statement, certificate, schedule or document furnished by it in connection with such agreement or the transactions contemplated thereby.

         The Company has further agreed to indemnify and hold harmless the Buyer and its officers, directors, shareholders and affiliates from all claims, damages, losses, liabilities, costs and expenses (including, settlement costs and any legal, accounting and other expenses arising out of the investigation or defense of any actions or threatened actions) incurred by the indemnified parties related to, resulting from or in connection with any action or failure to act by the Company or its directors, officers, shareholders or affiliates.

         In the event any damages are claimed by Buyer pursuant to any of the foregoing indemnifications, then Buyer shall be entitled to reduce any amounts which remain unpaid under the 1998 Triarc Agreement by an amount equal to the amount claimed as damages by the Buyer as a result of any breach of the 1998 Triarc Agreement by the Company. Buyer shall then be entitled to satisfy any final non-appealable judgment on same from the amounts so withheld from Buyer pursuant to the 1998 Triarc Agreement.

         The Buyer is obligated to indemnify and hold harmless the Company for, among other things, all claims, damages, losses, liabilities costs and expenses (including, settlement costs and any legal, accounting and other expenses arising out of the investigation or defense of any actions or threatened actions) related to the Transaction, misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant, condition or agreement in the 1998 Triarc Agreement or any statement, certificate, schedule or document furnished by it in connection with such agreement or the transactions contemplated thereby.

         The Buyer has further agreed to indemnify and hold harmless the Company and its officers, directors, shareholders and affiliates from all claims, damages, losses, liabilities, costs and expenses (including, settlement costs and any legal, accounting and other expenses arising out of the investigation or defense of any actions or threatened actions) reasonably incurred by the indemnified parties in connection with any claims against such indemnified parties based upon the actions or failure to act by the Buyer.

         In addition, the indemnifications of the Company and the Buyer, each to the other, contained in the 1996 Triarc Purchase Agreement, shall survive the termination of the 1996 Triarc Purchase Agreement.

         Termination. The 1998 Triarc Agreement may be terminated, and the Transaction abandoned at any time prior to the Closing, (a) by mutual written agreement between the Company and Buyer, (b) if the satisfaction of any condition of either party's obligations under the 1998 Triarc Agreement has become impossible to satisfy, illegal, or subject to a non-appealable order enjoining or restraining the closing of the Transaction, or (c) at any time after September 30, 1998 by the Company or Buyer if a closing has not occurred by said date.

         Confidentiality and Non-Competition Agreement. As part of the Wholesale License Agreement, the Company has agreed to protect the confidentiality of the Intellectual Property, including trade secrets and confidential and proprietary information and know-how, after the closing of the Transaction. The Company has also covenanted and agreed that for a term of 30 months from the date of the expiration of the Wholesale License Agreement it will not either directly or indirectly own, maintain, operate, directly engage in, or have any interest in any business which is engaged in the manufacture, baking, distribution or sale of (a) bakery products whose predominant flavor is cinnamon, which use cinnamon as a principal or significant flavor ingredient, are advertised or promoted as cinnamon or cinnamon flavored products, or are otherwise recognized generally as cinnamon products, (b) bakery products that are similar to those bakery products that utilize or incorporate one or more aspects of the Intellectual Property, and (c) bakery products that use, bear or are displayed in close association to T.J. Cinnamons proprietary trademarks, or marks confusingly similar to the T.J. Cinnamons proprietary trademarks, or any deviation or abbreviation thereof.

         Charles Loccisano, the Company's Chairman and Chief Executive Officer and Alan Gottlich, the Company's President and Chief Financial Officer will, at the closing of the Transaction, enter into Confidentiality and Non-Competition Agreements that have similar terms as described above.

         The Wholesale License Agreement. Simultaneously with the closing of the 1998 Triarc Agreement, Triarc Restaurant Group will enter into a Wholesale License Agreement with the Company granting the Company the right to use the Intellectual Property to continue to sell certain approved T.J. Cinnamons branded products to existing wholesale accounts through December 31, 1998. Thereafter, Triarc Restaurant Group may in its sole discretion extend the term of the Wholesale License Agreement for a period not to exceed six months upon 30 days notice to the Company. Triarc Restaurant Group may modify the list of approved products and approved wholesale accounts in its reasonable discretion.

         In consideration for the rights granted to the Company under the Wholesale License Agreement, the Company will pay Triarc Restaurant Group a royalty equal to 5% of the Company's net sales of T.J. Cinnamons branded products on a monthly basis. In the event that aggregate sales of T.J. Cinnamons branded products in Fiscal 1998 to Ralphs Supermarkets, Costco Wholesale Clubs, Lucky's Supermarkets, SAMS Wholesale Clubs and Walmart Stores exceed $3,600,000, the royalty will be reduced to 2% of the Company's net sales of T.J.
Cinnamons branded products that exceed $3,600,000.

Continuing Business; Proposed Expansion

         Following the closing of the 1998 Triarc Agreement, the following businesses will be retained by the Company: (1) the manufacturing and distribution of specialty gourmet bakery products, other than non-T.J. Cinnamons products that violate the Non-Competition Agreement described above (the "Excluded Bakery Products), to grocery outlets, food service outlets, convenience store outlets and vending outlets, and (2) the wholesale distribution of certain T.J. Cinnamons branded products to specific existing wholesale accounts pursuant to the Wholesale License Agreement which will expire on December 31, 1998. Sales of T.J. Cinnamons branded products accounted for 75% of the Company's total wholesale sales for the fiscal year ended December 31, 1997, and 70% of the Company's total wholesale sales for the three months ended March 31, 1998.

         To further develop its wholesale sales, the Company will continue to focus its selling efforts (other than for the Excluded Bakery Products) in specific geographic areas through alliances with the following key food brokerage groups: (a) Le Grand Sales and Marketing, representing retail grocery stores in California; (b) Food Scene, representing retail grocery stores in the New York tri-state area, (c) J & J Brokers, representing retail grocery stores in New England, (d) Priority Food Brokers, representing retail grocery stores in Maryland and Virginia, and (e) American Sales and Marketing, representing membership club stores nationwide and retail grocery stores in the Midwest. The Company will be targeting its product line to in-store bakeries and in-store deli areas of supermarket chains, convenience store chains and food service accounts. The Company will focus its initial marketing efforts on the following core products: (a) Gourmet Rugalach, (b) Gourmet Biscotti, (c) Gourmet Bundt Cakes, (d) Gourmet Brownies sold under the Hersheys' label, (e) Layer Cakes, and
(f) other gourmet specialty bakery and snack products. All of these products are sold in various packaging and sizes, and are shipped through both fresh and frozen distribution channels.

         The Company will also explore possible expansion through strategic acquisitions or alliances in order to take advantage of any synergies that it could develop in partnering with a company in the manufacturing, sales, distribution or retailing of bakery products. At this time, no particular acquisition or alliance candidate has been identified.

         There can be no assurances that any of the foregoing expansion plans can be successfully implemented, or will be profitable to the Company. Initially the Company will be a smaller and more specialized entity, and its viability will be dependent on its ability to replace the sales of T.J. Cinnamons branded products with other specialty bakery products following the expiration of the Wholesale License Agreement and its ability to implement its business strategy.

Opinion of Texada Capital Corporation

         In connection with its consideration of the Transaction, the Board of Directors of the Company has retained Texada Capital Corporation ("Texada") to render an opinion as to the fairness to the stockholders of the Company, from a financial point of view, of the consideration to be received by the Company pursuant to the Transaction.

         In arriving at its opinion, Texada reviewed and analyzed the 1998 Triarc Agreement and certain available financial information, internal financial analyses, projections, and other information concerning the Company, held discussions with members of senior management of the Company regarding the business and prospects of the Company, and also performed certain analysis on internally prepared projections for the Company based on various assumptions, including that (i) the proposed Transaction does not occur, (ii) the proposed Transaction occurs and the Company expands the sale of its specialty gourmet products, through growth or acquisition, to break-even and beyond, and (iii) the proposed Transaction occurs, but the Company is not able to expand the sale of its specialty gourmet bakery products or, alternatively, is not able to reduce its overhead, to achieve break-even or better. In addition, Texada received the preliminary proxy statement dated June 30, 1998, the auditors' report dated March 6, 1998, and information regarding other factors affecting the future prospects for the Company absent the proposed Transaction.

         In rendering its opinion, Texada relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all financial and other information that was available to it from public sources and that was provided to it by the Company or its representatives or that was otherwise reviewed by it. With respect to the financial forecasts and other information relating to prospects of the Company, Texada assumed that such information reflected the best currently available estimates and judgments of the management of the Company as to the likely future financial performance of the Company. Texada did not make any independent evaluation or appraisal of the assets of the Company, nor was it furnished with any evaluation or appraisal. Texada's opinion was based solely upon the information available to it and provided by the Company, and upon the prevailing economic, financial market and other conditions as they existed as of the date its opinion was rendered. The Company did not place any limitations on the nature or scope of Texada'a investigation for purposes of rendering this opinion.

         For services rendered by Texada in connection with the Transaction, the Company agreed to pay Texada a total fee of $25,000. The fee was determined in an arms length negotiation among the parties and is not based on the purchase price in the Transaction. In addition, the Company has agreed to reimburse Texada for reasonable out-of-pocket expenses, including the costs of its counsel, and to indemnify Texada and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The Board of Directors selected Texada based on its experience and expertise. Texada is an investment banking firm whose principals have over 15 years of valuation experience. There are no relationships between the Company, Texada or any of their officers.

         The Texada opinion, prepared for the Company's Board of Directors, is directed only to the fairness to the Company's stockholders, as of the date of the opinion letter, from a financial point of view, of the consideration to be received by the Company pursuant to the 1998 Triarc Agreement, and does not constitute a recommendation to any stockholder as to how to vote at the Company's 1998 Annual Meeting.

         A copy of the Texada opinion is attached hereto as Appendix C. Stockholders are urged to read this opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by Texada.

Interest of Management in the Transaction

         In March 1998, Charles Loccisano, the Company's Chairman and Chief Executive Officer, and Alan Gottlich, the Company's President and Chief
Financial Officer, agreed to provide the Company with a credit line for up to $500,000 with interest payable quarterly on any draw down by the Company at the applicable federal rate of 5.39% per annum. The credit line, to the extent drawn upon, is to be repaid within one year or such shorter period when and if the Company obtains alternative sources of funds to fund its operations. In consideration for providing this line of credit facility, the Company granted Messrs. Loccisano and Gottlich 300,000 unregistered shares of Common Stock. The current outstanding balance of the draw downs on the credit line is approximately $450,000 which balance plus accrued interest will be paid in full out of the proceeds of the Transaction. In addition, $200,000 of the proceeds of the Transaction will be used to pay accrued but unpaid salaries of Charles Loccisano, the Company's Chairman and Chief Executive Officer, and Alan Gottlich, the Company's President and Chief Financial Officer.

         Charles Loccisano, the Company's Chairman and Chief Executive Officer, and Alan Gottlich, the Company's President and Chief Financial Officer, together with their affiliates, own 42% of the outstanding Common Stock of the Company.

Application of Sale Proceeds

         Net proceeds to the Company in connection with the Transaction will be $4,000,000 excluding the Additional Payments of up to $1,000,000. The Company currently intends to utilize the net proceeds from the base purchase price as follows:

                                                                                                 Following
                                                                        At Closing                Closing
Reduction of outstanding indebtedness       (1)                          $1,300,000                      $0
Expenses of the Transaction                 (2)                             150,000                       0
Working capital                             (3)                           1,550,000               1,000,000
                                                                        -----------             -----------
Total net proceeds                          (4)(5)                       $3,000,000              $1,000,000

(1) Represents payments of (i) approximately $500,000 to certain past due trade payables, (ii) approximately $200,000 of accrued but unpaid salary of Charles Loccisano, the Company's Chairman and Chief Executive Officer, and Alan Gottlich, the Company's President and Chief Financial Officer, (iii) approximately $450,000 towards the repayment of loans to Charles Loccisano, the Company's Chairman and Chief Executive Officer, and Alan Gottlich, the Company's President and Chief Financial Officer which loans were made pursuant to the credit line facility extended to the Company, and (iv) $150,000 to Gelt Financial Corporation as repayment of a short term loan. See "Certain Transactions."

(2) Represents (i) $125,000 for various legal and accounting fees incurred in connection with the Transaction, and (ii) $25,000 for the fees in connection with obtaining a fairness opinion as required under the terms of the 1998 Triarc Agreement.

(3) The Company plans to utilize the working capital to expand the business being retained by the Company and to enter into strategic acquisitions or alliances with operating businesses in the bakery industry, both of which the Company anticipates will enhance the value of the Company. Subject to the limitations of the non-compete provisions of the 1998
         Triarc Agreement, the Company intends to explore any and all appropriate business opportunities. No particular acquisition or alliance candidate has been identified by the Company, nor has the Company explored any such potential acquisitions. The Company intends to invest all unused working capital in secure short term liquid obligations such as certificates of deposit, obligations of the United States Government, etc.

(4) $1,000,000 of the net proceeds from the Transaction will be paid in the form a promissory note and may be reduced by conditional rights of offset in the 1998 Triarc Agreement. See "1998 Triarc Agreement - Indemnification."

(5) Excludes Additional Payments of up to $1,000,000 which are conditional and based on the Company achieving certain sales levels of T.J. Cinnamons products for the fiscal year ending December 31, 1998. Any such Additional Payments received will be used towards working capital needs.

Tax Consequences to the Company

         The sale of certain assets and the surrender or release by the Company of its rights under the 1996 Triarc Agreement in connection with the Transaction would result in a taxable gain and/or income to the Company. Due to the Company's net operating loss carry forwards, the Company estimates that the Transaction will result in minimal federal tax liability.

Recommendation of the Board of Directors

         The Company's Board of Directors has determined that the terms of the Transaction are fair and in the best interest of the Company and its stockholders.  Accordingly,  the Company's  Board of Directors  has  unanimously approved the 1998 Triarc Agreement and unanimously recommends that the stockholders a vote for approval of the Transaction. Charles Loccisano and Alan Gottlich, each a member of the Company's four member Board of Directors own, together with their affiliates, approximately 42% of the Company's outstanding Common Stock, and have agreed to vote "FOR" the Transaction.

         In the course of reaching its decision to approve the Transaction, the Board consulted with its legal and financial advisors as well as the Company's management and considered the following material factors:

     (1) The written presentation of Texada Capital Corporation that the consideration to be received pursuant to the terms of the Transaction is fair to the stockholders of the Company from a financial point of view.

     (2)  The lack of success by the Company in its recent financing efforts.

     (3) The current negative working capital of the Company and resulting lack of financial and operational resources necessary for the continuation or expansion of the Company's existing business strategies.

     (4) The absence of any written or formal expression of interest by any other third parties regarding a possible acquisition, merger or other strategic transaction with the Company.

     (5) Following a closing of the Transaction, the Company will have working capital of $2,550,000 which it plans to utilize to expand the business being retained by the Company and to enter into strategic acquisitions or alliances with operating businesses in the bakery industry, both of which the Company anticipates will enhance the value of the Company.

         Considering the above factors, the Board concluded that it was unlikely that any purchaser, other than the Buyer, would be willing to pay a price higher than that to be received in the Transaction. The Company's Board of Directors unanimously recommends that the Company's stockholders vote "FOR" approval of the Transaction.

Dividend Policy

         The Company has not paid any dividends in the past. Declaration of dividends in the future will remain within the discretion of the Company's Board of Directors. Future dividends, if any, will be dependent upon the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices and other factors. As a Delaware corporation, the Company may not declare and pay dividends on its capital stock if the amount paid exceeds an amount equal to the excess of the Company's net assets over paid-in-capital, or, if there is no excess, its net profits for the current and/or immediately preceding fiscal year.

                           PARAMARK ENTERPRISES, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                  December 31,       March 31,
                                                                     1997              1998
                                                                   (Audited)       (Unaudited)
                                     ASSETS

Current Assets:
  Cash                                                             $122,561           $7,050
  Accounts receivable, less allowance for doubtful accounts         259,271          687,103
  Notes receivable - current maturities                              69,837          126,957
  Inventory                                                         234,822          195,265
  Prepaid expenses and other current assets, net                     35,291           71,204
                                                                -----------      -----------
        Total current assets                                        721,782        1,087,580

Property and equipment                                              453,296          458,515
Excess of cost over fair value of net assets acquired               476,667          462,917
                                                                -----------      -----------


    Total Assets                                                 $1,651,745       $2,009,011
                                                                ===========      ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses                        $1,142,415       $1,276,934
    Current maturities of long-term debt                            258,545          802,397
                                                                -----------      -----------
    Total current liabilities                                     1,400,960        2,079,331

Long-term debt, net of current maturities                            69,460                0
                                                                -----------      -----------

    Total liabilities                                             1,470,420        2,079,331
                                                                -----------      -----------


                              STOCKHOLDERS' EQUITY

Preferred Stock                                                           0                0
Common Stock                                                         30,702           33,740
Additional paid-in capital                                        6,759,352        6,813,705
Accumulated deficit                                              (6,608,729)      (6,917,765)
                                                                -----------      -----------
    Total stockholders' equity                                      181,325          (70,320)
                                                                -----------      -----------

    Total Liabilities and Stockholders' Equity                   $1,651,745       $2,009,011
                                                                ===========      ===========

SEE NOTES TO FINANCIAL STATEMENTS

                           PARAMARK ENTERPRISES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                  For the Three Months
                                                    Ended March 31,
                                                 1997              1998
Revenue:
    Wholesale sales                            $422,539       $1,223,996
    Sales from Company-owned stores              51,383           35,530
    Royalties, licensing fees and other          21,796           30,000
                                            -----------      -----------
        Total revenue                           495,718        1,289,526

Operating expenses:
    Cost of goods sold                          355,210          985,298
    Selling, general and administrative         385,678          606,936
                                            -----------      -----------
        Total operating expenses                740,888        1,592,234
                                            -----------      -----------

Loss from operations                           (245,170)        (302,707)
                                            -----------      -----------

Other income (expense):
    Interest income (expense), net               22,761           (6,329)
    Other income                                 55,716                0
                                            -----------      -----------
        Total other income (expense)             78,477           (6,329)
                                            -----------      -----------

Net loss                                      ($166,693)       ($309,036)
                                            ===========      ===========


Net loss per common share                        ($0.05)          ($0.10)
                                            ===========      ===========

Weighted average number of
    common shares outstanding                 3,068,833        3,145,907
                                            ===========      ===========

                        SEE NOTES TO FINANCIAL STATEMENTS

                           PARAMARK ENTERPRISES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                            For the Three Months
                                                                               Ended March 31,
                                                                             1997          1998
Cash flow from operating activities:
    Net loss                                                             ($166,693)     ($309,036)
Adjustments to reconcile net loss to net cash from
    operating activities:
        Depreciation and amortization                                       22,492         35,864
        Noncash interest expense                                                 0         56,250
        Noncash consulting fee                                                   0          1,140
        Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable                         109,908       (427,832)
        (Increase) decrease in notes receivable                                  0        (57,120)
        (Increase) decrease in inventories                                 (22,150)        39,557
        (Increase) decrease in prepaid expenses and other assets           (18,807)       (35,912)
        Increase (decrease) in accounts payable and accrued expenses      (359,482)       139,519
                                                                         ---------      ---------

        Net cash used in operating activities                             (434,733)      (557,570)
                                                                         ---------      ---------

Cash flows from investing activities:
    Purchases of property and equipment                                    (28,021)       (27,332)
                                                                         ---------      ---------

    Net cash used in investing activities                                  (28,021)       (27,332)
                                                                         ---------      ---------

Cash flows from financing activities:
    Proceeds from financing                                                158,257        469,391
    Proceeds from notes receivable                                         322,448              0
    Net repayments of notes payable                                        (32,049)             0
                                                                         ---------      ---------

    Net cash provided by financing activities                              448,656        469,391
                                                                         ---------      ---------

Net decrease in cash                                                       (14,098)      (115,511)

Cash at beginning of period                                                 49,677        122,561
                                                                         ---------      ---------

Cash at end of period                                                      $35,569         $7,050
                                                                         =========      =========

                        SEE NOTES TO FINANCIAL STATEMENTS

                           Paramark Enterprises, Inc.
                         Notes to Financial Statements
                                  (Unaudited)

Note 1 - Basis of Presentation

    The accompanying financial statements have been prepared by the Company, in accordance with generally accepted accounting principles and pursuant to the Rules and Regulations of the Securities and Exchange Commission, and except for the Balance Sheet at December 31, 1997, all statements are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of financial results for the full year.

    Additionally, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been omitted. It is suggested that these unaudited financial statements be read in connection with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997. There have been no significant changes of accounting policies since December 31, 1997.

Note 2 - Net Income (Loss) Per Common Share

    Net loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding for each period presented. For purposes of these computations, shares issuable upon the exercise of all common stock purchase options and warrants outstanding have been excluded from the computation of weighted average shares outstanding since their effect is antidilutive.

Note 3 - Income Taxes

    No provision for income taxes has been made for the three months ended March 31, 1998 as the Company has net operating losses. These net operating losses have resulted in a deferred tax asset at March 31, 1998. Due to the uncertainty regarding the ultimate amount of income tax benefits to be derived from the Company's net operating losses, the Company has recorded a valuation allowance for the entire amount of the deferred tax asset at March 31, 1998.

Note 4 - Sale of Assets

    In August 1996, the Company closed a purchase agreement with TJ Holding Company, Inc., a wholly owned subsidiary of Arby's, Inc. d/b/a Triarc Restaurant Group ("Triarc") through which (a) Triarc purchased the trademarks, service marks, recipes and secret formulas of the Company, (b) Triarc licensed back to the Company the rights to operate existing franchised bakery locations and to distribute T.J. Cinnamons products through retail grocery outlets, and (c) the Company entered into a management agreement with Triarc to manage the franchise system.

    The Company  received  payments of $1,790,000  at the closing,  a promissory note in the amount of $1,650,000 which is being paid in fifteen (15) equal monthly installments beginning October 1, 1996, a promissory note in the amount of $100,000 which is being paid in twenty four (24) equal monthly installments beginning October 1, 1996. In addition, the purchase agreement provides for the contingent payments of up to a maximum of an additional $5,500,000 over time dependent upon the amount of T.J. Cinnamons product sales by Triarc exceeding a minimum base system wide sales of $26.3 million. Pursuant to the terms of the Transaction, T.J. Cinnamons, Inc. changed its name to Paramark Enterprises, Inc.

    Simultaneous with the closing of the Transaction in August 1996, the Company entered into an agreement with Heinz Bakery Products to terminate the 1992 manufacturing and license agreement. Under the terms of the agreement, the Company paid Heinz Bakery Products $600,000 at closing, and assigned to Heinz the Triarc promissory note in the amount of $100,000 payable with interest in equal installments over a two year period.

Note 5 - Short Term Financing

     In June 1997 the Company entered into a loan agreement with Gelt Financial Corporation for a credit line in the amount of $200,000 which was subsequently increased to $400,000 secured by Wal-Mart accounts receivable. The terms of this loan agreement provide for a service fee of 1.5% of each advance together with interest at a rate of 675 basis points above the prime rate.

     In March 1998, Charles Loccisano, the Company's Chairman and Chief Executive Officer and Alan Gottlich, the Company's President and Chief Financial Officer provided the Company with a credit line in the amount of $500,000. The credit line is required to be repaid within one year, with interest payable quarterly at the rate of 5.39% per annum. In consideration for the loan, Messrs. Loccisano and Gottlich were granted an aggregate of 300,000 shares of the Company's common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

When used in this Quarterly Report, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intends to" or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company's actual results to differ materially from historical earnings and those presently anticipated or projected. As a result, potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

    RESULTS OF OPERATIONS (for the three month period ended March 31, 1998 compared to the three month period ended March 31, 1997).

    The following tables set forth the components of the Company's revenue:

                                 Three Months Ended March 31,
                                     1997           1998

Wholesale sales                    $422,539     $1,223,996
Company-owned bakery sales           51,383         35,530
Royalties and licensing fees         21,796         30,000
                                 ----------     ----------
Total Revenue                      $495,718     $1,289,526


         Wholesale sales increased 190% to $1,223,996 for the three months ended March 31, 1998 from $422,539 for the three months ended March 31, 1998 due to a continued expansion of the Company's distribution of its products to grocery stores, wholesale club stores and mass merchandisers. To further develop its wholesale sales, the Company is focusing its selling efforts in specific geographic areas through alliances with the following key food brokerage groups:
(a) Le Grand Marketing, representing retail grocery stores California; (b) Food Scene, representing retail grocery stores in the New York tri-state area, (c) J & J Brokers, representing retail grocery stores in New England, (d) Priority Food Brokers, representing retail grocery stores in Maryland and Virginia, and
(e) American Sales and Marketing, representing membership club stores nationwide and retail grocery stores in the mid-west. The Company is targeting its product line to in-store bakeries and in-store deli areas of supermarket chains, focusing on large multi-unit accounts. The Company is focusing its initial marketing efforts on the following core products: (a) T.J. Cinnamons Gourmet Cinnamon Rolls and Gourmet Sticky Rolls; (b) T.J. Cinnamons CinnaChips; (c) Gourmet Rugalach and (d) Gourmet Brownies. The Company has also developed its own signature line of gourmet rugalach made in four flavor varieties. In addition, the Company is manufacturing gourmet brownies sold under the Hershey's label, gourmet bundt cakes in five flavor varieties, layer cakes, and mini cakes. All of these products are sold in various packaging and sizes, and are shipped through both fresh and frozen distribution

         The Company is currently  selling  products to the following  accounts:
Ralphs Supermarkets, Food-4-Less Supermarkets, Luckys Supermarkets, ShopRite Supermarkets, H.E. Butt Supermarkets, Hughs Supermarkets, Kings Supermarkets, D'Agostinos Supermarkets, Walmart Super Centers, Costco Wholesale Clubs and Sams Wholesale Clubs.

         Company-owned bakery sales decreased by 31% to $35,530 for the three months ended March 31, 1998 from $51,383 for the three months ended March 31, 1997. This sales decrease resulted from a decline in mall traffic due to a number of vacancies in the Poughkeepsie Galleria mall. In April 1997, the

Company entered into a management agreement whereby the Poughkeepsie Galleria mall bakery will be operated with all cash deficits funded by the manager and all positive cash flow retained by the manager as a management fee.

         Royalty and licensing fee revenues increased to $30,000 for the three months ended March 31 ,1998 from $21,796 for the three months ended March 31, 1997. This increase in royalties and licensing fees resulted primarily from increased franchise royalty collections. In August 1996, based on the terms of the Triarc Transaction, the Company provided franchisees an offer to forgive all franchise royalties for the period August, 1996 through February, 1997 in exchange for a general release against the Company. Franchisees representing approximately 80% of the franchised bakery units entered into these general release agreements, resulting in reduced franchise royalty collections for the quarter ended March 31, 1997.

         Cost of goods sold increased to $985,298 for the three months ended March 31, 1998 from $355,210 for the three months ended March 31, 1997. These increases were primarily the result of the increased sales of products to supermarkets chains and membership club chains.

         Selling, general and administrative expenses increased to $606,936 for the three months ended March 31, 1998 from $385,678 for the three months ended March 31, 1997. These increases were primarily the result of increases in
selling,   general  and  administrative  costs  associated  with  the  Company's manufacturing plant in Santa Ana, California and the selling and marketing expenses associated with the launch of the Company's product line to wholesale channels of distribution.

         Net interest expense for the three months ended March 31, 1998 was ($6,329) as compared to net interest expense for the three months ended March 31, 1997 of $22,761. This change in net interest expense resulted primarily from the interest earned during the three months ended March 31, 1997 on the notes receivable from Triarc Restaurant Group which were paid in full in December 1997.

         Other income decreased to $0 for the three months ended March 31, 1998 from $55,716 for the three months ended March 31, 1997. This other income is comprised of reductions in accounts payable and accrued liabilities resulting from discounted settlements and write-offs of accounts payable based on their being no recent contact with the Company by the creditors being owed such amounts.

         LIQUIDITY AND CAPITAL RESOURCES

         At March 31, 1998, the Company had a working capital deficit of approximately $991,750. During the three months ended March 31, 1998, the Company experienced cash flow deficits from its operating activities primarily because its operating expenses exceeded its operating revenues. These operating deficits experienced during the three months ended March 31, 1998 have been funded by a credit line provided to the Company by officers of the Company.

         The Company used net cash in operating activities in the amount of $557,570 for the three months ended March 31, 1998, as compared to $434,733 for the three months ended March 31, 1997. The Company used net cash in investing activities in the amount of $27,332 for the three months ended March 31, 1998, as compared to net cash received from investing activities in the amount of $28,021 for the three months ended March 31, 1997. The Company used net cash in financing activities in the amount of $469,391 for the three months ended March 31, 1998 as compared to net cash used in financing activities in the amount of $448,656 for the three months ended March 31, 1997.

         In June 1997,  the  Company  entered  into a loan  agreement  with Gelt
Financial Corporation for a credit line in the amount of $200,000 which was subsequently increased to $400,000 secured by the Wal-Mart accounts receivable. The terms of this loan agreement provide for a service fee of 1.5% of each advance together with interest at a rate of 675 basis points above the prime rate. The credit line balance was approximately $279,000 on March 31, 1998.

         In October 1997, the Company offered for sale units in a convertible preferred private placement with Commonwealth Associates acting as placement agent. This offering was to be held open to investors through January 1998, and was not consummated as orders for the minimum number of shares were not obtained. Without alternative sources of financing to fund the Company's operating deficit, in January 1998, Charles Loccisano, the Company's Chairman and Chief Executive Officer, and Alan Gottlich, the Company's President and Chief Financial Officer, provided the Company with loans aggregating $282,500. In March 1998, based on the need for additional funding resulting from the receipt of large purchase orders from Walmart Super Centers, the previous Loccisano and Gottlich loans were repaid in full, and Messrs. Loccisano and Gottlich agreed to provide the Company with a credit line for up to $500,000 with interest payable quarterly at the applicable federal rate of 5.39% per annum. The credit line is required to be repaid within one year or such shorter period if the Company closes the Triarc Transaction. In consideration for providing this credit line facility, the Company granted Messrs. Loccisano and Gottlich an aggregate of 300,000 unregistered shares of Common Stock.

         In November 1997, in order to bring the Company into compliance with requirements necessary for continued listing on the Nasdaq SmallCap Market, Messrs. Loccisano and Gottlich purchased an aggregate of 20,000 shares of redeemable Series B preferred stock at a price of $5.00 per share. In January 1998, following a delisting of the Company's securities from the Nasdaq SmallCap Market and as a result of additional funds loaned to the Company by Messrs. Loccisano and Gottlich, these shares of Series B preferred stock were redeemed by the Company at a price of $5.00 per share.

         On June 30, 1998, the Company entered into the 1998 Triarc Agreement regarding (a) the sale of Company's rights and obligations as franchisor under the T.J. Cinnamons franchise system, and (b) the termination of the 1996 Triarc Purchase Agreement, the 1996 Triarc License Agreement and the 1996 Triarc Management Agreement. The 1998 Triarc Agreement is more fully described in Proposal III herein.

         In July 1998, the Company borrowed $150,000 from Gelt Financial Corporation ("Gelt"). Such loan bears interest at a rate of 5% above the prime rate and will be repaid on the earlier of one year or the closing of the Transaction. The loan is secured by all the payments due the Company under the 1996 Triarc Purchase Agreement. In order to induce Gelt to enter into this loan, the Company paid Gelt a placement fee in the amount of $15,625, and issued Gelt 15,000 shares of the Company's unregistered common stock.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

On June 30 , 1998, the Company executed the 1998 Triarc Agreement with TJ Holding Company, Inc. to sell the existing T.J. Cinnamons franchise agreements and to terminate the 1996 Triarc Purchase Agreement, the 1996 Triarc License Agreement and the 1996 Triarc Management Agreement. The 1998 Triarc Agreement provides for the sale to close after approval by the Company's stockholders.

The following Unaudited Pro Forma Financial Statements are based upon the historical statements of the Company adjusted to give effect to the Transaction.

The Unaudited Pro Forma Balance Sheet as of March 31, 1998 gives effect to the elimination the disposed assets assuming that the disposition had taken place on March 31, 1998 and the cash proceeds had been received at that time.

The Unaudited Pro Forma Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 give effect to the elimination of the disposed assets assuming the disposition of the assets had taken place at the beginning of the period presented.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Unaudited Pro Forma Financial Statements may not be indicative of the results of operations or financial position that actually would have been achieved or which may be obtained in the future.

                           PARAMARK ENTERPRISES, INC.
              UNAUDITED PRO FORMA BALANCE SHEET AT MARCH 31, 1998

                                                                Historical        Adjustment         Pro Forma
                                     ASSETS
Current Assets:
  Cash and cash equivalent                                          $7,050        $3,000,000  (1)  $  3,007,050
  Accounts receivable, less allowance for doubtful accounts        687,103           (28,345) (1)       658,758
  Notes receivable                                                 126,957         1,000,000  (1)     1,126,957
  Inventory                                                        195,265                --            195,265
  Prepaid expenses and other current assets                         71,204                --             71,204
                                                                ----------       -----------         ----------
         Total current assets                                    1,087,579         3,971,655          5,059,234
                                                                ==========       ===========         ==========

Property and Equipment, less accumulated
          depreciation and amortization                            458,515                --            458,515

Excess of Cost over Fair Value of Net Assets Acquired              462,917          (462,917) (1)             0

Deferred Income Tax Asset, net of valuation allowance                    0                --                  0
                                                                ----------       -----------         ----------
         Total Assets                                           $2,009,011        $3,508,738         $5,517,749
                                                                ==========       ===========         ==========

                      LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities:
  Accounts payable and accrued expenses                          1,276,934                --        $ 1,276,934
  Current maturities of long-term debt                             802,397                --            802,397
                                                                ----------       -----------         ----------
         Total current liabilities                               2,079,331                --          2,079,331

Long Term Debt, net of current maturities                                0                --                  0
                                                                ----------       -----------         ----------
         Total liabilities                                       2,079,331                --          2,079,331
                                                                ----------       -----------         ----------


                              STOCKHOLDERS' EQUITY

Preferred Stock                                                         --                --                 --
Common Stock                                                        33,740                --             33,740
Additional paid-in capital                                       6,813,705                --          6,813,705
Accumulated deficit                                             (6,917,765)        3,508,738  (1)    (3,409,027)
                                                                ----------       -----------         ----------
Stockholders' equity                                               (70,320)        3,508,738          3,438,418
                                                                ----------       -----------         ----------
         Total Liabilities and Stockholders' Equity             $2,009,011       $ 3,508,738         $5,517,749
                                                                ==========       ===========         ==========

Book Value per Share                                                $(0.02)                               $1.09

             See Notes to Unaudited Pro Forma Financial Statements

                           PARAMARK ENTERPRISES, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                 Minus Pro
                                                                 Forma
                                                Historical       Adjustments      Pro Forma
                                                                                   (2 & 3)
Revenue:
  Wholesale sales                               $1,223,996               --       $1,223,996
  Sales from Company-owned stores                   35,530               --           35,530
  Royalties, licensing fees and other               30,000          (30,000)               0
                                               -----------      -----------      -----------
Total revenue                                    1,289,526          (30,000)       1,259,526


Operating expenses:
  Cost of goods sold                               985,298               --          985,298
  Selling, general and administrative              606,935          (43,750)         563,185
  Interest expense, net of interest income           6,329               --            6,329
                                               -----------      -----------      -----------
         Total operating expenses                1,598,562          (43,750)       1,554,812
                                               -----------      -----------      -----------


Operating loss                                    (309,036)          13,750         (295,286)

Other income - gain from sale of assets                  0        3,658,738        3,658,738
                                               -----------      -----------      -----------


Net loss                                         ($309,036)      $3,672,488       $3,363,452
                                               ===========      ===========      ===========


Net loss per common share                           ($0.10)                            $1.07
                                               ===========                       ===========


Weighted average number of
         common shares outstanding               3,145,907                         3,145,907
                                               ===========                       ===========

             See Notes to Unaudited Pro Forma Financial Statements

                           PARAMARK ENTERPRISES, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                                                  Minus Pro
                                                                  Forma
                                                Historical        Adjustments    Pro Forma
                                                                                   (2 & 3)
Revenue:
  Wholesale sales                               $3,475,463               --       $3,475,463
  Sales from Company-owned stores                  202,998               --          202,998
  Royalties, licensing fees and other              199,920         (145,000)          54,920
                                               -----------      -----------      -----------
Total revenue                                    3,878,381         (145,000)       3,733,381


Operating expenses:
  Cost of goods sold                             3,043,984               --        3,043,984
  Selling, general and administrative            2,283,036         (200,000)       2,083,036
  Interest expense, net of interest income           8,106               --            8,106
                                               -----------      -----------      -----------
         Total operating expenses                5,335,126         (200,000)       5,135,126
                                               -----------      -----------      -----------



Loss before extraordinary item                  (1,456,745)          55,000       (1,401,745)

Other income - gain from sale of assets                  0        3,658,738        3,658,738
Extraordinary item - forgiveness of debt            80,088                0           80,088
                                               -----------      -----------      -----------
Net loss                                       ($1,376,657)      $3,713,738       $2,337,081
                                               ===========      ===========      ===========


Net loss per common share                           ($0.45)                            $0.76
                                               ===========                       ===========

Weighted average number of
         common shares outstanding               3,069,775                         3,069,775
                                               ===========                       ===========

             See Notes to Unaudited Pro Forma Financial Statements

NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET AT MARCH 31, 1998 AND TO THE UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE THREE MONTHS ENDED MARCH 31, 1998

Balance Sheet

(1) Reflects receipt of the estimated net proceeds and related gain (net of expenses) from the Transaction excluding the Additional Payments, and the elimination of the assets sold.

Statement of Operations

(2) Reflects the elimination of revenue and operating expenses of the disposed assets for the year ended December 31, 1997 and the three months ended March 31, 1998. Such expenses have been limited to direct operating expenses attributable to such disposed assets, and do not include any allocation of corporate or administrative costs.

(3) The Company has not recorded any estimated income from the investment of the estimated proceeds from the Transaction. In addition, no tax liability has been recorded resulting from the tax benefit available to the Company from the available carry forward of operating losses.

SELECTED CONSOLIDATED FINANCIAL DATA

The following is a summary of selected consolidated financial data relating to the Company.

                                                                                                                     Three Months
                                                          Year ended December 31                                        Ended
                                1993              1994              1995              1996              1997        March 31, 1998
                                                          (In thousands, except per share data)
Statement of Operations Data:

Revenues                       $1,402            $1,764            $1,039            $1,490            $3,787            $1,289

Expenses                        2,838             4,271(1)          2,105             1,270             5,255             1,592

Net income (loss) from
 operations                    (1,319)           (2,507)           (1,066)           (1,229)           (1,457)             (303)

Net income (loss)              (1,436)           (2,507)           (1,066)              220(2)         (1,377)             (309)

Net income (loss) per share      (.80)             (.99)             (.37)              .08              (.45)             (.10)

Weighted average number
  common shares outstanding     1,804             2,531             2,910             2,926             3,070             3,146

Balance Sheet Data:

Total assets                   $3,310            $3,717           $2,780            $2,651           $1,652            $2,009

Working capital                (3,758)              352           (1,226)              836             (679)             (992)

Total liabilities               4,004             1,369            1,499             1,095            1,470             2,079

Stockholders' equity             (693)            2,348            1,282             1,556              181               (70)

Book value per share             (.38)              .93              .44               .53              .06              (.02)

(1) Includes a one-time non-cash compensation expense of $1,220,000 in the fiscal year ended December 31, 1994 resulting from the grant of an option by affiliates of the Company's Chairman to Dan Feldman, a former member of the Board of Directors.

(2) Includes a gain from sale of assets of $1,286,197 in the fiscal year ended December 31, 1996 resulting from the sale of certain assets under the 1996 Triarc Purchase Agreement.

The following summary financial information was extracted from the consolidated financial statements is derived from the Triarc Companies, Inc. Annual Report on Form 10K for the year ended December 31, 1997.

                                              FISCAL     EIGHT MONTHS
                                           YEAR  ENDED      ENDED                YEAR  ENDED DECEMBER  31,
                                             APRIL 30,    DECEMBER 31,
                                               1993        1993  (3)       1994           1995           1996            1997

                                                            (IN THOUSANDS EXCEPT PER SHARE)
Revenues ............................    $1,023,249       $676,908     $1,022,671     $1,142,011       $928,185       $861,321
Operating Profit (loss) .............        24,581(5)      21,038 (6)     54,446 (7)     23,145        (17,853)        26,962
Loss from continuing
       operations ...................       (50,690(5)     (35,935)(6)    (10,612)(7)    (39,433)       (13,698)       (20,533)
Income  (loss) from
        discontinued operations .....         3,711         (3,095)         4,619          2,439          5,213         20,718
Extraordinary items .................        (6,611)          (448)        (2,116)            --         (5,416)        (3,781)
Cumulative effect of changes in
          accounting principles, net         (6,388)            --             --             --             --             --
Net loss ............................       (59,978)(5)    (39,478)(6)     (8,109)       (36,994)       (13,901)        (3,616)

Preferred stock dividend
           requirements (2)..........          (121)        (3,889)        (5,833)            --             --             --
Net loss applicable to common
            stockholders ............       (60,099)       (43,367)       (13,942)       (36,994)       (13,901)        (3,616)
Loss per share (4)...................                                                                                        :
             Continuing operations ..         (1.97)         (1.87)          (.71)         (1.32)          (.46)          (.68)
              Discontinued operations           .15           (.15)          (.20)           .08            .18            .69
Extraordinary items .................          (.26)          (.02)          (.09)            --           (.18)          (.13)
Cumulative effect of changes in
               accounting principles           (.25)            --             --             --             --             --
Net loss per share ..................         (2.33)         (2.04)          (.60)         (1.24)          (.46)          (.12)
Total assets ........................       907,333        887,380        911,236      1,077,173        831,785      1,004,873
Long-term debt ......................       488,654        571,350        606,374        758,292        469,154        604,830
Redeemable preferred stock ..........        71,794         71,794         71,794             --             --             --
Stockholders equity (deficit) .......       (35,387)       (75,981)       (31,783)        20,650          6,765         43,988
Weighted-average common
              shares outstanding ....        25,808         21,260         23,282         29,764         27,984         29,551

     (1) Selected Financial Data for the periods prior to the fiscal year ended December 28, 1997 have been retroactively restated to reflect the discontinuance of the Company's dyes and specialty chemicals business sold in December 1997.

     (2) The Company has not paid any dividends on its common shares during any of the periods presented.

     (3) The Company changed its fiscal year from a fiscal year ending April 30 to a calendar year ending December 31 effective for the eight-month transition period ended December 31, 1993 ("Transition 1993"). The Company changed its fiscal year to a calendar year consisting of 52 or 53 weeks ending on the Sunday closest to December 31 effective for the 1997 fiscal year which commenced January 1, 1997 and ended on December 28, 1997.

     (4) Basic and diluted loss per share are the same for all periods presented since all potentially dilutive securities would have had an antidilutive effect for all such periods.

     (5) Reflects certain significant charges recorded during the fiscal year ended April 30, 1993 as follows: $51,689,000 charged to operating profit representing $43,000,000 of facilities relocation and corporate restructuring relating to a change in control of the Company and $8,689,000 of other net charges; $48,698,000 charged to loss from continuing the aforementioned $51,689,000 charged to operating profit, $8,503,000 of other net charges, less $19,391,000 of income tax benefit and minority interest effect relating to the aggregate of the above charges, and plus $7,897,000 of provision for income tax contingencies; and $67,060,000 charged to net loss representing the aforementioned $48,698,000 charged to operating profit, a $5,363,000 write-down relating to the impairment of certain unprofitable operations and accruals for environmental remediation and losses on certain contracts in progress, net of income tax benefit and minority interests, a $6,611,000 extraordinary charge from the early extinguishment of debt and $6,388,000 cumulative effect of changes in accounting principles.

     (6) Reflects certain significant charges recorded during Transition 1993 as follows: $12,306,000 charged to operating profit principally representing $10,006,000 of increased insured reserves; $25,617,000 charged to loss from continuing operations representing the aforementioned $12,306,000 charged to operating profit, $5,050,000 of certain litigation settlement costs, $3,292,000 of reduction to net realizable value of certain assets held for sale other than discontinued operations, less $2,231,000 of income tax benefit and minority interest effect relating to the aggregate of the above charges, and plus a $7,200,000 provision for income tax contingencies; and $34,437,000 charged to net loss representing the aforementioned $25,617,000 charged to loss from continuing operations and an $8,820,000 loss on disposal of discontinued operations.

     (7) Reflects certain  significant  charges recorded during 1994 as follows:
     $9,972,000   charged  to  operating  profit   representing   $8,800,000  of
     facilities relocation and corporate restructuring and $1,172,000 of advertising production costs that in prior periods were deferred; $4,782,000 charged to loss from continuing operations representing the aforementioned $9,972,000 charged to operating profit, $7,000,000 of costs of a proposed acquisition not consummated less $6,043,000 of gain on sale of natural gas and oil business, less income tax benefit relating to the aggregate of the above charges of $6,147,000; and $10,798,000 charged to net loss representing the aforementioned $4,782,000 charged to loss from continuing operations, $3,900,000 loss on disposal of discontinued
     operations and a $2,116,000 extraordinary charge from the early extinguishment of debt.

     (8) Reflects certain  significant  charges recorded during 1995 as follows:
     $19,331,000 charged to operating profit representing a $14,647,000 charge for a reduction in the carrying value of long-lived assets impaired or to be disposed of, $2,700,000 of facilities relocation and corporate restructuring and $3,331,000 of accelerated vesting of restricted stock, less $1,347,000 of other net credits, and $11,004,000 charged to loss from continuing operations representing the aforementioned $19,331,000 charged to operating profit, $1,000,000 of equity in losses of an investee, less $15,088,000 of net gains consisting of $11,945,000 of gain on sale of excess timberland and $3,143,000 of other net gains, less $339,000 of income tax benefit relating to the aggregate of the above charges and plus a $6,100,000 provision for income tax contingencies; and $15,199,000 charged to net loss representing the aforementioned $11,004,000 charged to loss from continuing operations and $6,794,000 of equity in losses and write-down of an investment in an investee included in discontinued operations less $2,599,000 of income tax benefit relating thereto.

     (9) In 1995 all of the redeemable preferred stock was converted into class B common stock and an additional 1,011,900 class B common shares were issued resulting in an $83,811,000 improvement in stockholders' equity (deficit).

     (10)Reflects certain significant charges and credits recorded during 1996 as follows: $73,100,000 charged to operating loss representing a $64,300,000 charge for a reduction in the carrying value of long-lived assets impaired or to be disposed of and $8,800,000 of facilities relocation and corporate restructuring; $1,279,000 charged to loss from continuing operations representing the aforementioned $73,100,000 charged to operating loss, $77,000,000 of gains on sale of business, net and plus $5,179,000 of income tax provision relating to the aggregate of the above net credits; and $6,695,000 charged to net loss representing the aforementioned $1,279,000 charged to loss from continuing operations and a $5,416,000 extraordinary charge from the early extinguishment of debt.

     11) Reflects certain significant charges and credits recorded during 1997 as follows: $38,890,000 charged to operating profit representing a $31,815,000 charge for acquisition related costs and $7,075,000 of facilities relocation and corporate restructuring; $20,444,000 charged to loss from continuing operations representing the aforementioned $38,890,000 charged to operating profit, $4,955,000 of gain on sale of businesses, net and less $13,491,000 of income tax benefit relating to the aggregate of the above net charges; and $4,716,000 charged to net loss representing the aforementioned $20,444,000 charged to loss from continuing operations, $19,509,000 of gain on disposal of discontinued operations and a $3,781,000 extraordinary charge from the early extinguishment of debt.

     12) In 1997, in connection with the Stewart's acquisition, the Company issued 1,566,858 shares of its common stock with a value of $37,409,000 for all of the outstanding stock of Cable Car and 154,931 stock options with a value of $2,788,000 in exchange for all of the outstanding stock options of Cable Car resulting in an increase in stockholders' equity of $40,197,000.

                           PRICE RANGE OF COMMON STOCK

         As of July 7, 1998, the date before the announcement that the Company, Arby's, Inc. and TJ Holding Company, Inc. reached a definitive agreement, the closing bid price per share for the Company's Common Stock, as reported by the NASDAQ Bulletin Board, was $.71. As of July 9, 1998, the date after the announcement that the Company, Arby's, Inc. and TJ Holding Company, Inc. reached a definitive agreement, the closing bid price per share for the Company's Common Stock, as reported by the NASDAQ Bulletin Board, was $.75.

         As of June 22, 1998, the Company had approximately 65 stockholders of record and approximately 600 beneficial holders.


                                 DIVIDEND POLICY

         The Company has never declared or paid a cash dividend on its Common Stock. It has been the policy of the Company's Board of Directors to retain all available funds to finance the development and growth of the Company's business. The payment of cash dividends in the future will be dependent upon the earnings and financial requirements of the Company and other factors deemed relevant by the Board of Directors.

                              CERTAIN TRANSACTIONS


Policy for Related Party Transactions

         The Company believes that all transactions with officers, directors, or affiliates to date are on terms no less favorable than those available from unaffiliated third parties. It is the Company's policy that all future transactions with officers, directors, or affiliates will be approved by the independent members of the Company's Board of Directors not having an interest in the transaction and will be on terms no less favorable than could be obtained from unaffiliated third parties.

Heinz Bakery Products License Agreement

         In June 1992, the Company entered into an exclusive 20 year license agreement with Heinz Bakery Products ("Heinz"), pursuant to which, among other things, Heinz paid an aggregate of $1.425 million in advance royalties to be offset by actual royalties earned. The advance royalties owed to Heinz were guaranteed by Charles N. Loccisano, the Chairman and Chief Executive Officer of the Company. In August 1996, the Company entered into an agreement with Heinz to terminate the license agreement and satisfy the balance due under the promissory note in the amount of approximately $795,000 based on a payment of $600,000 made in August 1996, the assignment of a $100,000 promissory note receivable from Triarc, and the forgiveness of the balance of $95,000. At December 31, 1997, the outstanding balance due Heinz under said note was $69,800 and all payments were current.

Gelt Financial Group Loan

         In connection with a loan in the amount of $125,000 from Gelt Financial Group in July 1996, 250,000 shares of the Company's Common Stock (held by affiliates of Charles Loccisano, the Company's Chairman, Chief Executive Officer, President and Director, and Alan Gottlich, the Company's President, Chief Financial Officer and Director) were pledged to Gelt Financial Group, and limited guarantee agreements were entered into by such affiliates. In August 1996, this loan was repaid in full.

Option Grant by Affiliate

         In April 1994, the Loccisano Trusts granted an option to purchase 250,000 shares of their Common Stock to Dan Feldman, then a consultant to the Company, in exchange for his agreement to serve as a Director. In January 1995, Dan Feldman acquired 125,000 shares of Company Common Stock from the Loccisano Trusts for no cash consideration, and the balance of the option was terminated. In November 1996, the Company issued 125,000 shares of its Common Stock to the Loccisano Trusts in consideration for the shares previously conveyed by the Loccisano Trusts to Dan Feldman on behalf of the Company. Mr. Feldman resigned his position as a director of the Company in September 1997.

Stock and Option Grants in connection Consulting Arrangements

         In November 1996, the Company granted Philip Friedman, a Director of the Company, 5,000 shares of Common Stock and 10,000 options to purchase shares of Common Stock at an exercise price of $1.94 per share of Common Stock in consideration for consulting services rendered to the Company. All the aforementioned options are fully vested.

Loans and Investments from Affiliates

         During the period November 1995 through June 1996, the Company borrowed approximately $184,500 from an affiliate of Charles Loccisano, the Company's Chairman and Chief Executive Officer, and Alan Gottlich, the Company's President and Chief Financial Officer. These loans were repaid in August 1996 based on terms which include loan origination fees of 25% and interest at a rate of five points above the Wall Street Journal Prime Rate. In August 1996, this loan was repaid in full.

         In November 1997, Charles Loccisano, the Company's Chairman, Chief Executive Officer, and Director, and Alan Gottlich, the Company's President, Chief Financial Officer and Director purchased an aggregate of 20,000 shares of convertible Series B Preferred Stock at a price of $5.00 per share. The Series B Preferred Stock carried a dividend equal to 8% per annum payable semi annually, were convertible into common stock at the holders option and were redeemable by the Company at its option. The purchase price for the Series B Preferred Stock was paid for in a combination of cash and promissory notes payable to the Company. In January 1998, the Company redeemed the 20,000 Series B Preferred Stock at a price of $5.00 per share.

         In January 1998, Charles Loccisano, the Company's Chairman and Chief Executive Officer, and Alan Gottlich, the Company's President and Chief Financial Officer provided the Company with loans aggregating $282,500. In March 1998, based on the need for additional funding resulting from the receipt of large purchase orders from Walmart Super Centers, the previous loans provided by Loccisano and Gottlich were repaid in full, and Messrs. Loccisano and Gottlich agreed to provide the Company with a credit line for up to $500,000, with interest payable quarterly at the applicable federal rate of 5.39% per annum. The credit line is required to be repaid within one year or such shorter period if the Company obtains alternative sources of funds to fund its operations. The line of credit is secured by payments due to the Company under its purchase agreement with Triarc. In consideration for providing this credit line, the Company granted Messrs. Loccisano and Gottlich an aggregate of 300,000 unregistered shares of common stock.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that certain reports disclosing the grant of stock options to Charles Loccisano, Alan Gottlich, Philip Friedman and Paul Bergrin were not filed on a timely basis. The grant of such options were subsequently reported on Form 5.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         On January 31, 1997 the Company dismissed Goldstein, Golub Kessler & Co. P.C. ("GGK") as its independent auditors. Such dismissal was approved by the company's Board of Directors. GGK's report upon the Company's financial statements for its fiscal year ended December 31, 1995 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to audit scope or accounting principles. The report was prepared assuming that the Company will continue as a going concern. During the Company's fiscal year ended December 31, 1995 and to the date of GGK's dismissal (the "Interim Period"): (i) there were no disagreements (of nature contemplated by
Item 304 (a) (1) (iv) of Regulation S-K) between the Company and GGK; and (ii) there were no reportable events of nature contemplated by Item 304 (a) (1) (iv)
(B) of Regulation S-B.

         On January 31, 1997 the Company engaged Arthur Andersen LLP ("AA) as its independent auditors for the Company's fiscal year ended December 31, 1996. During the Company's fiscal year ended December 31, 1995 and the Interim Period, the Company did not consult with AA with respect to any of the matters contemplated by Item 304 (a) (2) (i)-(ii) of Regulation S-B.

         On February 14, 1997 AA resigned its position as the Company's independent auditors. Such resignation was necessitated because AA concluded that it had a conflict of interest in reporting on the Company's financial statements for the fiscal year ended December 31, 1996 due to the fact that AA had rendered financial advisory services to the company for which it received a fee. During the Company's engagement of AA through the date of AA's withdrawal (the "Second Interim Period"): (i) there were no disagreements (of nature contemplated by Item 304 (a) (1) (iv) (A) of Regulation S-B) between the Company and GGK; and (ii) there were no reportable events of nature contemplated by Item 304 (a) (1) (iv) (B) of Regulation S-B.

         On February 21, 1997 the Company retained Amper, Politziner & Mattia ("AP&M") as its independent accountants for the Company's fiscal year ended December 31, 1996. during the Company's fiscal year ended December 31, 1995, the Interm Period and the Second Interm Period, the Company did not consult with AP&M with respect to any of the matters contemplated by Item 304 (a) (2)
(i)-(ii) of Regulation S-K. AP&M has served as the Company's independent public accountants since 1996. The Board of Directors has selected AP&M to serve as independent public accountants of the Company for Company's fiscal year ending December 31, 1997. A representative of AP&M is expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                  ANNUAL REPORT

         The Company's Annual Report on Form 10-KSB (including financial statements) for the fiscal year ended December 31, 1997 is mailed herewith to all stockholders and is intended by the Company to serve as its Annual Report to Stockholders.

                                  OTHER MATTERS

         Management is not aware of any matters to come before the Annual Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Annual Meeting and this Proxy Statement. However, if any other matter calling for stockholder action should properly come before the meeting or any adjournments thereof, those persons named as proxies in the enclosed proxy form will vote thereon according to their best judgment.

         As of the date hereof, the Company knows of no other business that will be presented for consideration at the annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters that the Company's Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented for approval at the meeting; (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Exchange Act, as amended; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

                            EXPENSES OF SOLICITATION

         All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms, nominees, fiduciaries and other custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their families. Solicitation may be undertaken by mail, telephone, telegram or personal contract by directors, officers and employees of the Company without additional compensation, except for reimbursement of reasonable out-of-pocket expenses incurred in connection with such solicitation.

         ADP Proxy Services will assist in the solicitation of proxies by the Company for a fee of approximately $2,500.

                              STOCKHOLDER PROPOSALS

         Any proposal intended to be presented by any Stockholder for action at the 1998 Annual Meeting of Stockholder must be received by the Secretary of the Company not later than June 11, 1998 in order for the proposal to be included in the proxy statement and proxy relating to such Annual Meeting.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company (File No. 0-23026) or Triarc Companies, Inc. (File No. I-2207) with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Proxy Statement:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

     2. Triarc Companies, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         In addition, all documents filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO PARAMARK ENTERPRISES, INC., ONE HARMON PLAZA, SECAUCUS, NEW JERSEY 07094-3618, (201) 422-0910, ATTENTION: ALAN GOTTLICH, PRESIDENT. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE ANNUAL MEETING OF THE COMPANY, REQUESTS SHOULD BE RECEIVED BY JULY 31, 1998.

         A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 is delivered together with the Proxy Statement.



                                   By Order of the Board of Directors

                                  /s/ Alan S. Gottlich
                                  Alan S. Gottlich, Secretary


Secaucus, New Jersey
July 13, 1998.

                                   APPENDIX A




                   1996 Amended and Restated Stock Option Plan

                           PARAMARK ENTERPRISES, INC.

                   1996 AMENDED AND RESTATED STOCK OPTION PLAN


1.       Purpose of Plan

         The purpose of this 1996 Amended and Restated Stock Option Plan (the "Plan") is to provide additional incentive to officers, key employees, directors of, and important consultants to, Paramark Enterprises, Inc., a Delaware corporation (the "Company"), and each present or future parent or subsidiary corporation, by encouraging them to invest in shares of the Company's common stock, no par value ("Common Stock"), and thereby acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress.

2.       Aggregate Number of Shares

         1,000,000 shares of the Company's Common Stock shall be the aggregate number of shares which may be issued under this Plan. Notwithstanding the foregoing, in the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee (defined in Section 4(a)), deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under this Plan shall be appropriately adjusted in a manner determined in the sole discretion of the Committee. Reacquired shares of the Company's Common Stock, as well as unissued shares, may be used for the purpose of this Plan. Common Stock of the Company subject to options which have terminated unexercised, either in whole or in part, shall be available for future options granted under this Plan.

3.       Class of Persons Eligible to Receive Options

         All officers, key employees and directors of, and important consultants to, the Company and any present or future Company parent or subsidiary corporation are eligible to receive an option or options under this Plan, provided, however, that Incentive Stock Options (defined in Section 5(a)) may be issued only to persons who are employees of the Company or any subsidiary corporation. The individuals who shall, in fact, receive an option or options shall be selected by the Committee, in its sole discretion, except as otherwise specified in Section 4 hereof. No individual may receive options under this Plan for more than 90% of the total number of shares of the Company's Common Stock authorized for issuance under this Plan.

4.       Administration of Plan

         (a) This Plan shall be administered by the Option Committee ("Committee") appointed by the Company's Board of Directors provided, however, that at the option of the Board of Directors, the Plan may be administered by the Board of Directors of the Corporation at any time and from time to time. The Committee shall consist of a minimum of two members of the Board of Directors, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended, or any future corresponding rule, except that the failure of the Committee or of the Board of Directors for any reason to be composed solely of Non-Employee Directors shall not prevent an option from being considered granted under this Plan. The
Committee shall, in addition to its other authority and subject to the provisions of this Plan, determine which individuals shall in fact be granted an option or options, whether the option shall be an Incentive Stock Option or a Non-Qualified Stock Option (as such terms are defined in Section 5(a)), the number of shares to be subject to each of the options, the time or times at which the options shall be granted, the rate of option exercisability, and, subject to Section 5 hereof, the price at which each of the options is exercisable and the duration of the option. The term "Committee", as used in this Plan and the options granted hereunder, refers to the Committee or to the Board of Directors, if the Board elects to administer the Plan as provided above.

         (b) The Committee shall adopt such rules for the conduct of its business and administration of this Plan as it considers desirable. A majority of the members of the Committee shall constitute a quorum for all purposes. The vote or written consent of a majority of the members of the Committee on a particular matter shall constitute the act of the Committee on such matter. The Committee shall have the right to construe the Plan and the options issued pursuant to it, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the Plan and the options issued pursuant to it, and such action shall be final, binding and conclusive upon all parties concerned. No member of the Committee or the Board of Directors shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of an authority or discretion granted in connection with the Plan to a Committee or the Board of Directors, or for the acts or omissions of any other members of a Committee or the Board of Directors. Subject to the numerical limitations on Committee membership set forth in
Section 4(a) hereof, the Board of Directors may at any time appoint additional members of the Committee and may at any time remove any member of the Committee with or without cause. Vacancies in the Committee, however caused, may be filled by the Board of Directors.

5.       Incentive Stock Options and Non-Qualified Stock Options

         (a) Options issued pursuant to this Plan may be either Incentive Stock Options granted pursuant to Section 5(b) hereof or Non-Qualified Stock Options granted pursuant to Section 5(c) hereof, as determined by the Committee. An "Incentive Stock Option" is an option which satisfies all of the requirements of
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, and a "Non-Qualified Stock Option" is an option which either does not satisfy all of those requirements or the terms of the option provide that it will not be treated as an Incentive Stock Option. The Committee may grant both an Incentive Stock Option and a Non-Qualified Stock Option to the same person, or more than one of each type of option to the same person.

         The option price for Incentive Stock Options issued under this Plan shall be equal at least to the fair market value (as defined below) of the Company's Common Stock on the date of the grant of the option, provided, however, that if an Incentive Stock Option is granted to an individual who, at the time the option is granted, is deemed to own more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary corporation of the Company as more fully set forth in Section 422(b)(6) of the Code (after giving effect to the ownership attribution rules of 422(c)(5) of the Code) (a "10% Shareholder"), such option shall comply with the provisions of Section 422(c)(5) of the Code, including without limitation, requirements that the option price shall not be less than 110 percent of the fair market value, as determined by the Committee in accordance with its interpretation of the requirements of Section 422 of the Code and the regulations thereunder, of the Company's Common Stock on the date of grant of the option, and such option shall not be exercisable after the expiration of five years from the date the option is granted.

         The option price for Non-Qualified Stock Options issued under this Plan may, in the sole discretion of the Committee, be less than the fair market value of the Common Stock on the date of the grant of the option.

         The fair market value of the Company's Common Stock on any particular date shall mean the last reported sale price of a share of the Company's Common Stock on any stock exchange on which such stock is then listed or admitted to trading, or on the Nasdaq National Market or Nasdaq SmallCap Market, on such date, or if no sale took place on such day, the last such date on which a sale took place, or if the Common Stock is not then quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, or listed or admitted to trading on any stock exchange, the average of the bid and asked prices in the over-the-counter market on such date, or if none of the foregoing, a price determined in good faith by the Committee to equal the fair market value per share of the Common Stock.

         (b) Subject to the authority of the Committee set forth in Section 4(a) hereof, Incentive Stock Options issued to officers and key employees pursuant to this Plan shall be issued substantially in the form set forth in Appendix I hereof, which form is hereby incorporated by reference and made a part hereof, and shall contain substantially the terms and conditions set forth therein. Incentive Stock Options shall not be exercisable after the expiration of ten years (five years in the case of 10% Shareholders) from the date such options are granted, unless terminated earlier under the terms of the option. At the time of the grant of an Incentive Stock Option hereunder, the Committee may, in its discretion, amend or supplement any of the option terms contained in Appendix I for any particular optionee, provided that the option as amended or supplemented satisfies the requirements of Section 422(b) of the Code and the regulations thereunder. Each of the options granted pursuant to this Section 5(b) is intended, if possible, to be an "Incentive Stock Option" as that term is defined in Section 422(b) of the Code and the regulations thereunder. In the event this Plan or any option granted pursuant to this Section 5(b) is in any way inconsistent with the applicable legal requirements of the Code or the regulations thereunder for an Incentive Stock Option, this Plan and such option shall be deemed automatically amended as of the date hereof to conform to such legal requirements, if such conformity may be achieved by amendment.

         (c) Subject to the authority of the Committee set forth in Section 4(a) hereof, Non-Qualified Stock Options issued to officers and other key employees pursuant to this Plan shall be issued substantially in the form set forth in Appendix II hereof, which form is hereby incorporated by reference and made a part hereof, and shall contain substantially the terms and conditions set forth therein. Subject to the authority of the Committee set forth in Section 4(a)
hereof, Non-Qualified Stock Options issued to directors and important consultants pursuant to this Plan shall be issued substantially in the form set forth in Appendix III hereof, which form is hereby incorporated by reference and made a part hereof, and shall contain substantially the terms and conditions set forth therein. Non-Qualified Stock Options shall expire ten years after the date they are granted, unless terminated earlier under the option terms. At the time of granting a Non-Qualified Stock Option hereunder, the Committee may, in its discretion, amend or supplement any of the option terms contained in Appendix II or Appendix III for any particular optionee.

         (d) Neither the Company nor any of its current or future parent, subsidiaries or affiliates, nor their officers, directors, shareholders, stock option plan committees, employees or agents shall have any liability to any optionee in the event (i) an option granted pursuant to Section 5(b) hereof does not qualify as an "Incentive Stock Option" as that term is used in Section 422(b) of the Code and the regulations thereunder; (ii) any optionee does not obtain the tax treatment pertaining to an Incentive Stock Option; or (iii) any option granted pursuant to Section 5(c) hereof is an "Incentive Stock Option."

6.       Amendment, Supplement, Suspension and Termination

         Options shall not be granted pursuant to this Plan after the expiration of ten years from the date the Plan is adopted by the Board of Directors of the Company. The Board of Directors reserves the right at any time, and from time to time, to amend or supplement this Plan and outstanding options granted under the Plan in any way, or to suspend or terminate the Plan, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors; provided, however, that such action shall not adversely affect holders of options granted under the Plan prior to the actual date on which such action occurred. If an amendment or supplement of this Plan is required by the Code or the regulations thereunder to be approved by the shareholders of the Company in order to permit the granting of "Incentive Stock Options" (as that term is defined in Section 422(b) of the Code and regulations thereunder) pursuant to the amended or supplemented Plan, such amendment or supplement shall also be approved by the shareholders of the Company in such manner as is prescribed by the Code and the regulations thereunder. If the Board of Directors voluntarily submits a proposed amendment, supplement, suspension or termination for shareholder approval, such submission shall not require any future amendments, supplements, suspensions or terminations (whether or not relating to the same provision or subject matter) to be similarly submitted for shareholder approval.

7.       Effectiveness of Plan

         This Plan shall become effective on the date of its adoption by the Company's Board of Directors, subject however to approval by the holders of the Company's Common Stock in the manner as prescribed in the Code and the regulations thereunder. Options may be granted under this Plan prior to obtaining shareholder approval, provided such options shall not be exercisable until shareholder approval is obtained.

8.       General Conditions

         (a) Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any employee the right to continue in the employ of the Company or any affiliated or subsidiary corporation or interfere in any way with the rights of the Company or any affiliated or subsidiary corporation to terminate his employment in any way.

         (b) Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any director or consultant the right to continue as a director of, or consultant to, the Company or any affiliated or subsidiary corporation or interfere in any way with the rights of the Company or any affiliated or subsidiary corporation, or their respective shareholders, to terminate the directorship of any such director or the consultancy relationship of any such consultant.

         (c) Corporate action constituting an offer of stock for sale to any person under the terms of the options to be granted hereunder shall be deemed complete as of the date when the Committee authorizes the grant of the option to the such person, regardless of when the option is actually delivered to such person or acknowledged or agreed to by him.

         (d) The terms "parent corporation" and "subsidiary corporation" as used throughout this Plan, and the options granted pursuant to this Plan, shall (except as otherwise provided in the option form) have the meaning that is ascribed to that term when contained in Section 422(b) of the Code and the regulations thereunder, and the Company shall be deemed to be the grantor corporation for purposes of applying such meaning.

         (e) References in this Plan to the Code shall be deemed to also refer to the corresponding provisions of any future United States revenue law.

         (f) The use of the masculine pronoun shall include the feminine gender whenever appropriate.

                                   APPENDIX B




             Agreement between and among Paramark Enterprises, Inc.,
                    TJ Holding Company, Inc. and Arby's, Inc.
                             dated June 30, 1998 and
                       Form of Wholesale License Agreement
                            between Arby's, Inc. and
                           Paramark Enterprises, Inc.

                               TABLE OF CONTENTS

                                                                           Page

ARTICLE 1  ASSIGNMENT OF THE TJC LICENSE AGREEMENTS; PAYMENT; CLOSING        2
                           Section 1.1      Assignment of the TJC License
                                            Agreements                       2
                           Section 1.2      Closure of Poughkeepsie Bakery   3
                           Section 1.3      Consideration                    3
                           Section 1.4      Additional Consideration         3
                           Section 1.5      Off-Set of Deferred Payments     5
                           Section 1.6      The Closing                      5
                           Section 1.7      No Assumption of Liabilities     5

ARTICLE 2  DISCHARGE AND RELEASE; ACCOUNTING; CONTINUING RESTRICTIONS        6
                           Section 2.1      Discharge and Release            6
                           Section 2.2      Termination of Agreements        6
                           Section 2.3      Accounting                       6
                           Section 2.4      Continuing Restrictions and
                                            Obligations                      6

ARTICLE 3  REPRESENTATIONS OF PARAMARK                                       6
                           Section 3.1      Organization and Authority       6
                           Section 3.2      Authorization; No Conflicts      7
                           Section 3.3      Ownership of the TJC License
                                            Agreements                       7
                           Section 3.4      Litigation                       8
                           Section 3.5      Financial Statements             8
                           Section 3.6      Franchises                       8
                           Section 3.7      Approvals                        9
                           Section 3.8      Contracts and Commitments        9
                           Section 3.9      Compliance with Laws             9
                           Section 3.10     Disclosure                       9
                           Section 3.11     Absence of Certain Changes       9
                           Section 3.12     Product Liability               10
                           Section 3.13     Finders                         10
                           Section 3.14     Undisclosed Liabilities         10
                           Section 3.15     Financial Condition             10
                           Section 3.16     The Purchase Agreement          11

ARTICLE 4  REPRESENTATIONS OF TJHC                                          11
                           Section 4.1      Organization and Authority      11
                           Section 4.2      Authorization; No Conflicts     11
                           Section 4.3      Regulatory Approvals            12
                           Section 4.4      Finders                         12
                           Section 4.5      The Purchase Agreement          12
                           Section 4.6      Disclosure                      12

ARTICLE 5  REPRESENTATIONS OF ARBY'S                                        12
                           Section 5.1      Organization and Authority      12
                           Section 5.2      Authorization; No Conflicts     12
                           Section 5.3      Regulatory Approvals            13
                           Section 5.4      Finders                         13
                           Section 5.5      The Purchase Agreement          13
                           Section 5.6      Disclosure                      13

ARTICLE 6  COVENANTS OF PARAMARK                                            14
                           Section 6.1      Interim Operations of Paramark  14
                           Section 6.2      Access to Information           14
                           Section 6.3      Consents and Approvals          15
                           Section 6.4      Additional Agreements           15
                           Section 6.5      Notification of Certain Matters 15
                           Section 6.6      SEC Filings                     16
                           Section 6.7      Continuation of Business.       16
                           Section 6.8      Shareholder Approval            16

ARTICLE 7  CONDITIONS TO THE OBLIGATIONS OF TJHC AND ARBY'S                 17
                           Section 7.1 Truth of Representations and Warranties of Paramark; Compliance with Covenants and Obligations 17
                           Section 7.2      Closing Deliveries              17
                           Section 7.3      Corporate Proceedings           17
                           Section 7.4      Government Approvals            17
                           Section 7.5      Third Party Consents            17
                           Section 7.6      Bulk Sales Law Compliance       18
                           Section 7.7      Adverse Proceedings             18
                           Section 7.8      Financial Condition             18
                           Section 7.9      Termination of Broker Contracts 18

ARTICLE 8  CONDITIONS TO THE OBLIGATIONS OF PARAMARK                        18
                           Section 8.1 Truth of Representations and Warranties of TJHC and Arby's; Compliance with Covenants and
                                            Obligations                     18
                           Section 8.2      Government   Approvals          19
                           Section 8.3      Corporate   Proceedings         19
                           Section 8.4      Adverse Proceedings             19
                           Section 8.5      Fairness Opinion                19

ARTICLE 9  INDEMNIFICATION                                                  19
                           Section 9.1      Indemnification of TJHC and
                                            Paramark for Misrepresentations 19
                           Section 9.2 Indemnification of Arby's and Paramark for Misrepresentations 20
                           Section 9.3      Survival of Representations     20
                           Section 9.4      Paramark's Indemnity            20
                           Section 9.5      TJHC's and Arby's Indemnity     20
                           Section 9.6      Notice for Claims of
                                            Indemnification                 20
                           Section 9.7      Defense by Indemnifying Party   21
                           Section 9.8      Indemnification Under the
                                            Purchase Agreement              21

ARTICLE 10 GENERAL PROVISIONS                                               22
                           Section 10.1     Termination                     22
                           Section 10.2     Effect of Termination           22
                           Section 10.3     Notices                         22
                           Section 10.4     Successors and Assigns          23
                           Section 10.5     Amendments                      23
                           Section 10.6     Waivers                         23
                           Section 10.7     Expenses                        24
                           Section 10.8     Construction                    24
                           Section 10.9     Interpretation                  24
                           Section 10.10    Governing Law                   24
                           Section 10.11    No Third Party Beneficiaries    24
                           Section 10.12    Waiver of Jury Trial            24
                           Section 10.13    Entire Agreement                24

EXHIBITS

EXHIBIT A             FORM OF THE NEW PROMISSORY NOTE
EXHIBIT B             GUARANTY
EXHIBIT C             WHOLESALE LICENSE AGREEMENT
EXHIBIT D             TRANSACTIONS AT CLOSING
EXHIBIT E             ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F             RELEASE AND DISCHARGE (PARAMARK) (TJHC/ARBY'S)
EXHIBIT G             PARAMARK CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT H             LOCCISANO CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT I             GOTTLICH CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT J             OPINION OF COUNSEL FOR PARAMARK

SCHEDULES

SCHEDULE 1.1                TJC LICENSE AGREEMENTS
SCHEDULE 1.7                ASSUMED LIABILITIES
SCHEDULE 3.5                FINANCIAL STATEMENTS
SCHEDULE 3.6                LOCATIONS OF TJC BAKERIES
SCHEDULE 3.7                APPROVAL AND FILINGS (of Paramark)
SCHEDULE 3.8                CONTRACTS AND COMMITMENTS
SCHEDULE 3.11               ADVERSE CHANGES
SCHEDULE 3.12               PRODUCT LIABILITY
SCHEDULE 4.3                REGULATORY APPROVALS AND FILINGS (of TJHC)
SCHEDULE 5.3                REGULATORY APPROVALS (of Arby's)

                                    AGREEMENT

         This Agreement (the "Agreement"), dated June 30, 1998, is by and among Paramark Enterprises, Inc., a Delaware corporation ("Paramark"), TJ Holding Company, Inc., a Delaware corporation ("TJHC"), and Arby's, Inc., d/b/a Triarc Restaurant Group, a Delaware corporation ("Arby's"). Paramark, TJHC, and Arby's are collectively referred to in this Agreement as the "Parties" and, individually, as a "Party."

PRELIMINARY STATEMENT

A. Pursuant to a purchase agreement (the "Purchase Agreement") dated June 3, 1996, TJHC acquired certain proprietary marks (the "Proprietary Marks"), secret recipes, and technical information (the Proprietary Marks, secret recipes, and technical information are collectively referred to as "Intellectual Property") related to a system (the "TJC System") owned by Paramark, formerly known as T.J. Cinnamons, Inc., for developing and operating food service units offering gourmet cinnamon rolls and other bakery items ("TJC Products"). TJHC subsequently licensed its affiliate Arby's to use and license others to use the Intellectual Property. Pursuant to the Purchase Agreement, T.J. Cinnamons, Inc. changed its name to Paramark Enterprises, Inc.

B. Paramark owns and operates, and franchises others ("Franchisees") to operate, retail locations ("TJC Bakeries") using the Intellectual Property pursuant to franchise agreements ("Franchise Agreements"); licenses or permits others ("Retail Licensees") to use the Intellectual Property to prepare and sell TJC Products at or from certain retail locations other than TJC Bakeries ("TJC Retail Locations"), prepares and sells at wholesale ("Wholesale Accounts"), for resale through retail food stores, certain TJC Products, and markets and sells certain TJC Products for sale to Wholesale Accounts through independent food brokers ("Brokers"). The Franchisees, Retail Licensees, Wholesale Accounts, and Brokers are referred to herein as the "TJC Licensees". The agreements between Paramark and the Franchisees, Retail Licensees, Wholesale Accounts, and Brokers are referred to herein, in the aggregate, as the "TJC License Agreements".

C. Arby's and Paramark entered into a License Agreement dated August 29, 1996, whereby Paramark was authorized to use the Intellectual Property to prepare and sell TJC Products at one specified retail location (the "Poughkeepsie Bakery"); distribute and authorize TJC Wholesale Licensees to distribute TJC Products, subject to certain conditions; and to fulfill the obligations under the TJC License Agreements, including the continuity of rights of Franchisees and Retail Licensees to prepare and sell TJC Products, and to use the Intellectual Property in connection therewith.

D. On August 29, 1996, TJHC and Paramark entered into a management agreement (the "Management Agreement"), and on August 29, 1996, TJHC assigned the Management Agreement to Arby's, whereby Arby's agreed to manage and operate the business of Paramark related to the TJC Bakeries, the Franchise Agreements, the Poughkeepsie Bakery, and the Retail Locations. The Purchase Agreement, License Agreement, and Management Agreement are referred to in the aggregate herein as the "TJC Agreements."

E. Pursuant to the License Agreement:

                  (a) Charles N. Loccisano and Alan Gottlich entered into Confidentiality and Non- Competition Agreements with TJHC and Arby's, dated August 29, 1996.

                  (b) Joseph Mammarella and Vincent Loccisano entered into Confidentiality Agreements with TJHC and Arby's, dated August 29, 1996; and

                  (c) Saul Feiger and Alan Gottlich,  as trustees of the Charles
                  N. Loccisano Irrevocable Trust F/B/O Michael Loccisano and the Charles N. Loccisano Irrevocable Trust F/B/O Marissa Loccisano, entered into a Stock Restriction Agreement with TJHC and Arby's.

F. The Parties  wish to  terminate  the TJC  Agreements,  except with respect to
certain   indemnification   obligations  and  survival  of  representations  and
warranties, as provided in this Agreement.

G. Subject to and upon the terms and conditions set forth in this Agreement, Paramark wishes to assign to TJHC all of its rights and obligations under certain TJC License Agreements, and TJHC wishes to assume all of the rights and obligations of Paramark under certain TJC License Agreements. All TJC License Agreements not assigned to TJHC will be terminated.

         Therefore, in consideration of the mutual covenants and conditions contained in this Agreement, Paramark, TJHC, and Arby's agree as follows:

ARTICLE 1
ASSIGNMENT OF THE TJC LICENSE AGREEMENTS; PAYMENT; CLOSING

Section 1.1 Assignment of the TJC License Agreements. Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.6), Paramark shall transfer, convey, assign, and deliver to TJHC, and TJHC shall assume from Paramark, free and clear of any and all pledges, liens, security interests, restrictions, prior assignments, encumbrances, or claims of any kind or nature (collectively, "Liens," and each a "Lien") (a) all of Paramark's rights, obligations, title, and interest in, under, and to the TJC License Agreements identified in Schedule 1.1 to this Agreement; and (b) upon the expiration or termination of the Wholesale License Agreement referred to in Section 1.4.1, such inventory, product ingredients, and materials used in producing the TJC Products that use or include the Intellectual Property, and other assets identified in Schedule
                  1.1 that are owned or controlled by Paramark and used by Paramark in conjunction with Paramark's operations under the TJC License Agreements or the Wholesale License Agreement.

Section 1.2 Closure of Poughkeepsie Bakery. On or before the Closing Date, Paramark shall cease operating the Poughkeepsie Bakery, and cease using the Proprietary Marks or any of the Intellectual Property at the site of the Poughkeepsie Bakery, and Paramark shall terminate the lease for such site. TJHC shall pay to Paramark an amount not to exceed one half (1/2) of Paramark's "buy-out costs" that Paramark actually pays to the landlord of the site upon termination of the lease for the site. "Buy-out costs" shall mean the net present value of the remaining rent payments that would be due under the lease from the date of termination until the end of the lease, which Paramark represents is not later than June 30, 1999. Buy-out costs shall include only the per square foot rental charges, and shall exclude common area maintenance charges, taxes, or other charges and expenses under the lease. TJHC shall pay Paramark the amount specified under this Section 1.2 thirty (30) days following TJHC's receipt of a statement from the landlord specifying Paramark's buy-out costs actually paid to the landlord.

Section 1.3 Consideration. The consideration to be paid by TJHC for the assignment of the TJC License Agreements by Paramark and the performance of all of its obligation pursuant to this Agreement (the "Price"), shall be Four Million Dollars ($4,000,000), which shall be paid as follows:

        1.3.1 Cash at the Closing in the amount of Three Million Dollars ($3,000,000).

        1.3.2 Delivery at the Closing of a promissory note (the "New Promissory Note"), substantially in the form of Exhibit A to this Agreement, in the principal amount of One Million Dollars ($1,000,000), without interest, payable in twenty-four equal monthly installments of Forty-One Thousand Six Hundred Sixty-Six Dollars and sixty-seven cents ($41,666.67) on the first (1st) day of each month following the month of the Closing Date, provided, however, that such payments shall be subject to the provisions of Section 1.5. All payments of principal on the New Promissory Note will be guaranteed by Triarc Companies, Inc. (the "Guaranty"). The Guaranty shall be substantially in the form attached here to as Exhibit B.

Section 1.4 Additional Consideration. In addition to the consideration specified in Section 1.3 above, TJHC shall pay to Paramark the following amounts ("Additional Consideration") in accordance with the following terms and conditions:

        1.4.1 Upon execution of this Agreement, Paramark shall execute an agreement with Arby's attached hereto as Exhibit C (the "Wholesale License Agreement") whereby Paramark will have the right to produce and distribute certain TJC Products, as specifically set forth in the Wholesale License Agreement, for a limited period of time.

        1.4.2 Provided that Paramark is operating in compliance with the Wholesale License Agreement, Arby's shall be obligated to pay to Paramark the following amounts if, for the period January 1, 1998 through December 31, 1998 ("Fiscal 1998"), the total Net Sales (as defined in the Wholesale License Agreement) of TJC Products sold by Paramark to the Wholesale Accounts assigned to TJHC hereunder and specified in the Wholesale
                  License Agreement meet or exceed the following Net Sales targets:

        1.4.2.1 If the total Net Sales for Fiscal 1998 exceed Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), but do not exceed Two Million Seven Hundred Thousand Dollars ($2,700,000), the Additional Consideration shall be Two Hundred Fifty Thousand Dollars ($250,000);

        1.4.2.2 If the total Net Sales for Fiscal 1998 exceed Two Million Seven Hundred Thousand Dollars ($2,700,000), but do not exceed Three Million One Hundred Fifty Thousand Dollars ($3,150,000), the Additional Consideration shall be Five Hundred Thousand Dollars ($500,000);

        1.4.2.3 If the total Net Sales for Fiscal 1998 exceed Three Million One Hundred Fifty Thousand Dollars ($3,150,000), but do not exceed Three Million Six Hundred Thousand Dollars ($3,600,000), the Additional Consideration shall be Seven Hundred Fifty Thousand Dollars ($750,000);

        1.4.2.4 If the total Net Sales for Fiscal 1998 exceed Three Million Six Hundred Thousand Dollars ($3,600,000), the Additional Consideration will be One Million Dollars ($1,000,000).

        1.4.3 Paramark shall provide to TJHC and Arby's monthly reports concerning Net Sales, within fifteen (15) days following the end of each month, and shall provide TJHC and Arby's with copies of all of Paramark's quarterly filings with the Securities and Exchange Commission, within ten (10) days following such filings. All Net Sales shall be subject to verification and/or audit by TJHC at any time. The Additional Consideration, if any, shall not be paid unless Paramark has provided (a) a final Net Sales report; and (b) either (i) an audited financial statement for Fiscal 1998, or (ii) an audit of the final Net Sales report. Any payment of Additional Consideration shall be subject to offset as provided for in
                  Section 1.5. The audited financial statement or unaudited final Net Sales report shall segregate clearly Net Sales (as defined in the Wholesale License Agreement) as separate line items, and shall include data by SKUs (Stockkeeping units) and by vendor. Any Additional Consideration shall be paid fifteen
                  (15) business days following delivery of the later of (a) Paramark's audited financial statements for Fiscal 1998, or
                  (b) the audited final Net Sales report, provided that such information is acceptable to TJHC, based on TJHC's reasonable discretion or reasonable verification.

Section 1.5 Off-Set of Deferred Payments. All payments owed by Arby's or TJHC to Paramark under Section 1.3.2 or Section 1.4 shall be reduced by any amount claimed as damages by TJHC or Arby's under Section 9.1 or Section 9.4 of this Agreement in connection with any misrepresentation, breach of warranty, or non- fulfillment of or failure to perform any covenant, condition, or agreement of Paramark set forth in, or attached to, this Agreement, any transactions contemplated by this Agreement, or any statement, certificate, schedule, or document furnished pursuant to this Agreement, or any other claim against Paramark subject to the provisions of Section
                  9.1 or 9.4 hereof. Any amount not paid by TJHC or Arby's pursuant to Section 1.3.2 or Section 1.4 shall be credited to satisfy any final and unappealable judgment awarded to TJHC or Arby's in any proceedings to the extent of such award, and the remainder, if any, shall be paid to Paramark. In the event Paramark shall ultimately not be found liable for any damages to or costs of TJHC or Arby's in a final and unappealable judgment, the full amount shall be paid by TJHC or Arby's to Paramark.

Section 1.6 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Rudnick, Wolfe, Epstien & Zeidman, located at 1201 New York Avenue, N.W., Penthouse, Washington, D.C. (a) on July 31, 1998, at 10:00 a.m.; or (b) as soon as practical after Paramark receives shareholder approval of the transaction; or
                  (c) at such other place, time, or date as may be mutually agreed upon in writing by the Parties (the "Closing Date"), upon satisfaction of the conditions as set forth in Article 7 and Article 8 of this Agreement. The transactions to take place at the Closing are set forth in Exhibit D to this Agreement.

Section 1.7 No Assumption of Liabilities. Except as set forth in Schedule 1.7, neither TJHC nor Arby's has assumed and shall not assume, any liabilities or obligations of any nature, known or unknown, existing or contingent of Paramark, except TJHC shall assume all obligations of Paramark to TJC Licensees under the TJC License Agreements existing on or after the Closing Date arising out of TJHC's conduct on or after the Closing Date pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E. Without limiting the foregoing, neither TJHC nor Arby's shall assume any contract, or any liability or obligation under any contract, between Paramark and a food broker, wholesaler, or retail account.

ARTICLE 2
DISCHARGE AND RELEASE; ACCOUNTING; CONTINUING RESTRICTIONS

Section 2.1 Discharge and Release. At the Closing Date, Paramark shall release and discharge TJHC and Arby's and TJHC and Arby's shall each release and discharge Paramark, with respect to all obligations of TJHC or Arby's to Paramark or Paramark to TJHC or Arby's after the Closing Date pursuant to any of the TJC Agreements, and such other liabilities and obligations as are set forth in the release and discharge. The release and discharge shall be substantially in the form of Exhibit F.

Section 2.2 Termination of Agreements. At the Closing Date, TJHC and/or Arby's will terminate the Confidentiality and Non-Competition Agreements executed by Charles N. Loccisano, and Alan Gottlich, and TJHC or Arby's shall pay to Loccisano and Gottlich any payments due under the Confidentiality and Non-Competition Agreements

Section 2.3 Accounting. Paramark shall conduct an inventory of all products, ingredients, and materials used by Paramark under the License Agreement, as of midnight the day preceding the Closing Date, and shall provide such inventory list to TJHC or Arby's on the Closing Date.

Section 2.4 Continuing Restrictions and Obligations. In order to ensure a smooth transition and assignment of Wholesale Accounts and agreements with Brokers, if any, Arby's and Paramark will enter into the Wholesale License Agreement. Further, and notwithstanding the execution of the Wholesale License Agreement, Paramark, Paramark's affiliates, including Interbake Brands, Inc., Loccisano and Gottlich each shall execute a confidentiality and non-competition agreement, each substantially in the form of Exhibit G, Exhibit H, and Exhibit I, to the Agreement, respectively.

ARTICLE 3
REPRESENTATIONS OF PARAMARK

         Paramark represents and warrants to each of TJHC and Arby's as follows:

Section 3.1 Organization and Authority. Paramark is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware; and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to perform its obligations under the TJC License Agreements, to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.

Section 3.2 Authorization; No Conflicts. The execution and delivery by Paramark of this Agreement and the performance by Paramark of its obligations hereunder have been duly and validly authorized by all requisite corporate action. All requisite corporate actions, including, without limitation, obtaining shareholders' approval of this Agreement and the contemplated transactions, shall be completed prior to the Closing. This Agreement constitutes, and each of the other agreements referred to herein, when executed, will constitute, the valid and legally binding obligations of Paramark, enforceable against Paramark in accordance with their respective terms. The execution, delivery, and performance of this Agreement, and the consummation by Paramark of the transactions contemplated hereby, do not and will not, (a) conflict with, violate or breach the provisions of any law, rule, or regulation applicable to Paramark; (b) conflict with, violate, or breach any provision of Paramark's Certificate of Incorporation or Bylaws; (c) conflict with, violate, or breach any judgment, decree, order, or award of any court, arbitral tribunal, administrative agency or commission, or other government entity or regulatory authority or agency; (d) constitute a fraudulent conveyance under any state law or federal bankruptcy law; or (e) conflict with or result in the breach or termination of any term or provision of any agreement or instrument to which Paramark is a party or by which Paramark is or may be bound.

Section 3.3 Ownership of the TJC License Agreements. Paramark has all exclusive rights, title, and interest in and to the TJC License Agreements; and will transfer, convey, and assign the TJC License Agreements to TJHC at the Closing, free and clear of any Liens. Each of the TJC License Agreements is binding upon the parties thereto, is in full force and effect, and is not subject to the payment of any taxes of any kind or the taking of any other actions by Paramark to maintain its validity or effectiveness; and (i) there are no restrictions on the direct or indirect transfer and assignment of the TJC License Agreements, or any interest therein, held by Paramark in respect of the TJC Licenses Agreement; and (ii) Paramark is not, nor has it received any notice that it is, in default (or with the giving of any notice or lapse or time or both, would be in default) under any TJC License Agreement or any contract, agreement, or understanding with respect thereto. The delivery to TJHC of the Assignment and Assumption Agreement contemplated by this Agreement will exclusively vest all of Paramark's rights, title, and interest in and to each TJC License Agreements and the goodwill relating to or associated with each TJC License Agreement, in TJHC, free and clear of any Liens.

Section 3.4 Litigation. There is no litigation, suit, claim, action, investigation, dispute, proceeding, or controversy, pending or threatened, before any court, administrative agency, or other governmental authority or arbitrator relating to or affecting the rights and obligations of Paramark under any TJC License Agreement or any other agreement or contract used or previously used in connection with Paramark's operation of a franchise system that used the Proprietary Marks. Paramark is not aware of any facts or circumstances that could reasonably be interpreted to give rise to any such litigation, suit, claim, action, investigation, dispute, proceeding, or controversy with respect thereto. Paramark is not in violation of or in default with respect to any judgement, order, writ, injunction, decree, or rule of any court, administrative agency, governmental authority, or arbitrator, or any regulation of any administrative agency or governmental authority which would adversely affect Paramark's rights and obligations pursuant to this Agreement or any TJC License Agreement. There is no unsatisfied judgement, order, decree, stipulation, or injunction against Paramark relating to the obligations of Paramark under any TJC License Agreement nor any claim, dispute, complaint, action, suit, proceeding, hearing, or investigation of, in any court or governmental entity or before any arbitrator, to which Paramark is a party or is threatened to be made a party.

Section 3.5 Financial Statements. Attached as Schedule 3.5 are complete copies of Paramark's financial statements (balance sheets, statements of operation, and statements of cash flow; collectively the "Financial Statements") audited as of, and for the fiscal year ended, December 31, 1997. The Financial Statements fairly present the financial condition of Paramark as of the date indicated, the results of operations, the sales of TJC Products, and the revenues from Retail Licensees and Wholesale Accounts for the respective period specified, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Since the date of the Financial Statements, there has not been any change or any event or development which, individually or together with other such events or developments, could reasonably be expected to have a material adverse effect on, the condition (financial or otherwise), results of operations, business, or assets of, or the sale of TJC Products by, Paramark, or the prospects of the TJC Licensees.

Section 3.6 Franchises. Attached as Schedule 3.6 is a complete list of all of the locations of TJC Bakeries, and Paramark has delivered to TJHC and Arby's, on or prior to the date hereof, a copy of the Franchise Agreements currently in effect, as of the date hereof, with respect to each of the TJC Bakeries (excluding the Poughkeepsie Bakery owned and operated by Paramark) and all amendments thereto. Other than as provided in the Franchise Agreements, there are no outstanding commitments, promises, agreements, or understandings, either written or verbal, which have been made by Paramark with respect to the rights and obligations of any of the Franchisees.

Section 3.7 Approvals. All consents, approvals, authorizations, and other requirements required by any TJC Agreements, or prescribed by any law, rule, or regulation which must be obtained or satisfied by Paramark, which are necessary for the execution and delivery of this Agreement and the other documents to be executed and delivered by Paramark in connection with this Agreement are set forth in Schedule 3.7 attached hereto, and have been, or will be, obtained and satisfied prior to the Closing. Paramark is not required to submit any notice, report, or other filing with or to any third party or governmental entity in connection with the execution, delivery, or performance of this Agreement by Paramark, except as shown in Schedule 3.7.

Section 3.8 Contracts and Commitments. There are no contractual commitments, whether written or oral of Paramark, with respect to the TJC License Agreements other than those contained in the TJC License Agreements. Paramark has not breached, received any written claim or threat that it has breached, or received any material oral claim or threat that it has materially breached, any of the terms or conditions of the TJC License Agreements. Except as set forth in Schedule 3.8, Paramark is not aware of any breach of any of the terms and conditions of the TJC License Agreements or any other agreements, contracts, or commitments used or previously used in connection with the TJC System, by any party to such agreements, contracts, or commitments or any of their successors or assigns.

Section 3.9 Compliance with Laws. Paramark is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law or order applicable to Paramark, the TJC Products, or the TJC System, including any franchise sales or relationship laws.

Section 3.10 Disclosure. No representation or warranty by Paramark in this Agreement or in any exhibit, list, statement, document, or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained in this Agreement not misleading. Paramark has disclosed to TJHC all material facts pertaining to the transactions contemplated by this Agreement.

Section 3.11 Absence of Certain Changes. Since December 31, 1997, and except as set forth in Schedule 3.11, there has been no event or occurrence, nor sale, lease, license, or purchase of any tangible or intangible asset, or occurrence, that has had or could reasonably be expected to have a material adverse effect on Paramark, its financial condition or business operations.

Section 3.12 Product Liability. Except as set forth in Schedule 3.12, Paramark does not have any liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Paramark giving rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Paramark or any TJC Licensee from or with respect to the TJC Products, prior to the date hereof.

Section 3.13 Finders. No broker's, finder's, or any similar fee have been incurred by or on behalf of Paramark in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby for which TJHC or Arby's shall have any liability.

Section 3.14 Undisclosed Liabilities. Paramark does not have any liability related to its business (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against it giving rise to any liability), except for (a) liabilities set forth on the face of the Financial Statements and (b) liabilities which have arisen after the date of the Financial Statements in the ordinary course of business, none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

Section 3.15 Financial Condition. Paramark is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. On and as of the Closing:

        3.15.1 the present fair salable value of the assets of Paramark (on a going concern basis) will exceed the probable liability of Paramark on its debts (including its contingent obligations);

        3.15.2 Paramark has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts), and the amount of cash available to Paramark after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect to debts, when such amounts are required to be paid; and

        3.15.3 Paramark will have sufficient capital with which to conduct its present and proposed business, and the property of Paramark does not and will not constitute an unreasonably small amount of capital with which to conduct its present or proposed business.

                  In addition, Paramark will be solvent as of the Closing Date, as measured by its short term assets exceeding its short term liabilities, its total assets exceeding its total liabilities, and that Paramark has paid, and will continue to pay, its debts as they come due. Paramark shall furnish to TJHC and Arby's at Closing a certificate, signed by Alan Gottlich, attesting to the truth and accuracy of this representation.

Section 3.16 The Purchase Agreement. The representations and warranties of Paramark in the Purchase Agreement are true and correct as of the date of this Agreement, and shall survive the termination of the Purchase Agreement.

ARTICLE 4
REPRESENTATIONS OF TJHC

         TJHC represents and warrants to Paramark as follows:

Section 4.1 Organization and Authority. TJHC is a corporation duly organized, validly existing, and in good standing under the laws of the state Delaware; and has all requisite power and authority (corporate and other) to own its properties, and has full power to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated thereby.

Section 4.2 Authorization; No Conflicts. The execution and delivery of this Agreement and the performance of TJHC of its obligations hereunder by TJHC has been duly and validly authorized by all requisite corporate action. Without limiting the generality of the foregoing, the Board of Directors of TJHC has duly authorized the transactions contemplated by the Agreement. This Agreement and each of the other agreements referred to herein, when executed will constitute the valid and legally binding obligations of TJHC, enforceable against TJHC in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The execution, delivery, and performance of this Agreement, and the consummation by TJHC of the transactions contemplated hereby, will not, (a) violate the provisions of any law, rule, or regulation applicable to TJHC; (b) conflict with, violate, or breach a provision of TJHC's Certificate of Incorporation or Bylaws; (c) conflict with, violate any judgment, decree, order, or award of any court, arbitral tribunal, administrative agency or commission, or other governmental entity or regulatory authority or agency; or (d) conflict with or result in the breach or termination of any term or provision of any agreement or instrument to which TJHC is a party or by which TJHC is or may be bound.

Section 4.3 Regulatory Approvals. All consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation which must be obtained or satisfied by TJHC, which are necessary for the execution and delivery of this Agreement and the other documents to be executed and delivered by TJHC in connection with this Agreement are set forth on Schedule
                  4.3 attached hereto, and have been, or will be, obtained and satisfied prior to the Closing. TJHC is not required to submit any notice, report, or other filing with or to any governmental entity in connection with the execution, delivery, or performance of this Agreement by TJHC, except as shown in Schedule 4.3.

Section 4.4 Finders. No broker's, finder's, or any similar fee have been incurred by or on behalf of TJHC in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby for which Paramark shall have any liability.

Section 4.5 The Purchase Agreement. The representations and warranties of TJHC in the Purchase Agreement are true and correct as of the date of this Agreement, and shall survive the termination of the Purchase Agreement.

Section 4.6 Disclosure. No representation or warranty by TJHC in this Agreement contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained in this Agreement not misleading.

ARTICLE 5
                            REPRESENTATIONS OF ARBY'S

         Arby's represents and warrants to Paramark as follows:

Section 5.1 Organization and Authority. Arby's is a corporation duly organized, validly existing, and in good standing under the laws of the state Delaware; and has all requisite power and authority (corporate and other) to own its properties and has full power to execute and deliver this Agreement and to consummate the transactions contemplated thereby.

Section 5.2 Authorization; No Conflicts. The execution and delivery of this Agreement and the performance of Arby's of its obligations hereunder has been duly and validly authorized by all requisite corporate action. Without limiting the generality of the foregoing, the Board of Directors of Arby's has duly authorized the transactions contemplated by the Agreement. This Agreement and each of the other agreements referred to herein, when executed will constitute the valid and legally binding obligations of Arby's, enforceable against Arby's in accordance with their respective terms, except that
                  (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The execution, delivery, and performance of this Agreement, and the consummation by Arby's of the transactions contemplated hereby, will not, (a) violate the provisions of any law, rule, or regulation applicable to Arby's; (b) conflict with, violate or breach a provision of Arby's Certificate of Incorporation or Bylaws; (c) conflict with, violate any judgment, decree, order, or award of any court, arbitral tribunal, administrative agency or commission, or other governmental entity or regulatory authority or agency; or (d) conflict with or result in the breach or termination of any term or provision of any agreement or instrument to which Arby's is a party or by which Arby's is or may be bound.

Section 5.3 Regulatory Approvals. All consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation which must be obtained or satisfied by Arby's, which are necessary for the execution and delivery of this Agreement and the other documents to be executed and delivered by Arby's in connection with this Agreement are set forth on
                  Schedule 5.3 attached hereto, and have been, or will be, obtained and satisfied prior to the Closing. Arby's is not required to submit any notice, report, or other filing with or to any governmental entity in connection with the execution, delivery, or performance of this Agreement by Arby's, except as shown in Schedule 5.3.

Section 5.4 Finders. No broker's, finder's, or any similar fee have been incurred by or on behalf of Arby's in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby for which Paramark shall have any liability.

Section 5.5 The Purchase Agreement. The representations and warranties of Arby's in the Purchase Agreement are true and correct as of the date of this Agreement, and shall survive the termination of the Purchase Agreement.

Section 5.6 Disclosure. No representation or warranty by Arby's in this Agreement contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained in this Agreement not misleading. Arby's has disclosed to Paramark all material facts pertaining to the
                  transactions   contemplated  by  this  Agreement.

ARTICLE  6
COVENANTS OF PARAMARK

Section 6.1 Interim Operations of Paramark. Paramark covenants and agrees that, except (i) as expressly provided in this Agreement, or
                  (ii) with the prior written consent of TJHC and Arby's, after the date of this Agreement and prior to the Closing Date:

                  (a) the business of Paramark shall be conducted only in the ordinary course of business consistent with past practice, and Paramark shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, distributors, suppliers, employees, creditors, and business partners;

                  (b) Paramark shall not modify, amend, or terminate any of the TJC License Agreements or waive, release, or assign any material rights or claims, except in the ordinary course of business consistent with past practice and any existing agreements;

                  (c) Paramark will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization or any agreement relating to the sale of all or substantially all of the assets (other than this Agreement);

                  (d) Paramark will not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its affiliates, including, without limitation, any transactions, agreements, arrangements, or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act of 1933 that would be required to be disclosed under such Item 404, other than such transactions of the same general nature, scope, and magnitude as are disclosed in Paramark's documents filed with the Securities and Exchange Commission ("SEC"), or required under any law, rule, or regulation governing the offer, sale, or registration of securities.

Section 6.2 Access to Information. Paramark shall (and shall cause each of its affiliates to) afford to the officers, employees, accountants, counsel, financing sources, and other representatives of TJHC and/or Arby's, reasonable access, during normal business hours, during the period prior to the Closing Date, to all of its and its affiliates' properties, books, contracts, commitments, and records (including any tax returns or other tax related information pertaining to Paramark and its affiliates) and, during such period, Paramark shall (and shall cause each of its affiliates to) furnish promptly to TJHC and/or Arby's (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insurance regulatory laws and (b) all other information concerning its business, properties, and personnel as TJHC and/or Arby's may reasonably request (including any tax returns or other tax related information pertaining to Paramark and its affiliates). TJHC and/or Arby's will hold any such information which is nonpublic in confidence.

Section 6.3       Consents  and  Approvals.  Paramark  will take all  reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement, which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any governmental authority, including, without limitation, any schedule or reports required to be filed with the SEC, and will promptly cooperate with and furnish information to TJHC and Arby's in connection with any such requirements imposed upon it or any of its affiliates in connection with this Agreement and the transactions contemplated hereby. Paramark will, and will cause its affiliates to, take all reasonable actions necessary to obtain any consent, authorization, order, or approval of, or any exemption by, any governmental authority or other public or private third party, required to be obtained or made by Paramark, or any of its affiliates in connection with any action contemplated by this Agreement.

Section 6.4 Additional Agreements. Subject to the terms and conditions herein provided, Paramark agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Paramark shall use their best efforts to take, or cause to be taken, all such necessary actions.

Section 6.5 Notification of Certain Matters. Paramark shall give prompt notice to TJHC and/or Arby's of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of Paramark to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.6       SEC Filings

                  (a) As soon as practicable after the date hereof, Paramark shall prepare and file with the SEC the proxy statement, notice of shareholders meeting, and such other information and materials as may be required under the Securities Act of 1933 or the Securities Exchange Act of 1934. Paramark shall prepare and provide TJHC and Arby's with information concerning Paramark, this Agreement, and the transactions contemplated hereby required to be included in the proxy statement. Such information prepared and provided by Paramark shall comply in all material respects with all applicable requirements of law.

                  (b) Paramark shall use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) cause the proxy statement to be mailed to the shareholders of Paramark as promptly as practicable after receiving necessary approvals from the SEC. Paramark shall notify TJHC and Arby's of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the proxy statement or for additional information, and will supply TJHC and Arby's with copies of all correspondence between Paramark or any of its representatives and the SEC, with respect to the proxy statement. The proxy statement shall comply in all material respects with all applicable requirements of law. Paramark shall take any action required to be taken under state blue sky or securities laws in connection with the transactions contemplated by this Agreement.

                  (c) No amendment or supplement to the proxy statement will be made without the approval of TJHC and Arby's, which approval will not be unreasonably withheld or delayed.

Section 6.7 Continuation of Business. From the date hereof, through and after the Closing Date, and for at least three (3) years following the Closing Date, Paramark shall use commercially reasonable efforts to (a) preserve substantially its relationships with suppliers, customers, and employees; (b) carry on its business in the ordinary course and consistent with past practice; (c) maintain its corporate existence; and
                  (d) maintain adequate insurance to cover potential and/or unknown liabilities and losses that arise prior to Closing, and potential liabilities and losses that arise as a result of operations following Closing.

Section 6.8 Shareholder Approval. Charles Loccisano and Alan Gottlich, as shareholders of Paramark, shall vote all of the shares of Paramark owned or controlled by each of them in favor of the transactions contemplated by this Agreement.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF TJHC AND ARBY'S

         The obligations of TJHC and Arby's hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any which may be waived in whole or in part by TJHC or Arby's in their sole discretion):

Section 7.1       Truth  of   Representations   and   Warranties   of  Paramark;
                  Compliance with Covenants and Obligations. Each of the representations and warranties of Paramark in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date, with the same force and effect as if made on and as of the Closing Date, except for any changes consented to in writing by TJHC and Arby's, and except (a) as a result of (x) the taking by any person of any action contemplated by the Agreement or (y) events or changes occurring or arising after the date hereof in the ordinary course of Paramark's business; or (b) insofar as any representation or warranty relates to any specified earlier date. Paramark shall have performed and complied with all terms, conditions, covenants, obligations, agreements, and restrictions required by this Agreement to be performed or complied with by Paramark prior to or at the Closing Date.

Section 7.2 Closing Deliveries. TJHC and Arby's shall have received from Paramark the documents and other materials specified in Exhibit D.

Section 7.3 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of Paramark to authorize or carry out this Agreement and to transfer, convey, assign, and deliver the TJC License Agreements and execute and deliver such other documents as are set out in Schedule 5.2 shall have been taken.

Section 7.4 Government Approvals. All government agencies, departments, bureaus, commissions, and similar bodies, the consent, authorization, or approval of which is necessary under any applicable law, rule, order, or regulation for the consummation by Paramark of the transactions contemplated by the Agreements shall have been received, and the documents shall be in form and substance reasonably satisfactory to TJHC and Arby's.

Section 7.5 Third Party Consents. All third party consents necessary under any contract, agreement, or law for the consummation by Paramark of the transactions contemplated by this Agreement shall have been received, and the documents soliciting and evidencing the consents shall be in form and substance reasonably satisfactory to TJHC and Arby's.

Section 7.6 Bulk Sales Law Compliance. Paramark shall have complied with the bulk sales law of the State of New Jersey or obtained an opinion of counsel satisfactory to TJHC and Arby's that the bulk sales law of the State of New Jersey does not apply to the transactions contemplated by this Agreement.

Section 7.7 Adverse Proceedings. No action or proceeding by any third party or any governmental entity shall have been instituted or threatened which seeks to restrain, prohibit, enjoin, make illegal, or invalidate the transactions contemplated by this Agreement or which might affect any right of TJHC and Arby's with respect to the TJC License Agreements or under this Agreement.

Section 7.8 Financial Condition. From the date of the Financial Statements until the Closing, there shall not have been any change or any event or development which, individually or together with other such events or developments, could reasonably be expected to have a material adverse effect on, the condition (financial or otherwise), results of operations, business, or assets of, or the sale of TJC Products by, Paramark, or the prospects of the TJC Licensees.

Section 7.9 Termination of Broker Contracts. Paramark shall have furnished to TJHC and Arby's copies of notices of termination of contracts with Brokers that Paramark hereby covenants to deliver to each Broker identified in Schedule 3.8. Such notices shall include Paramark's written notice of termination of its contractual commitments with each such Broker as of the termination or expiration of the Wholesale License Agreement, to the extent such contract and commitment relates to the sale or distribution of TJC Products. The written termination notices to the Brokers shall be provided at least thirty (30) days prior to the expiration or expected termination of the Wholesale License Agreement, or, such longer period of time as may be required or contemplated under the written or oral contract with the Broker, such that no contractual commitment with any such Broker may extend beyond the expiration or termination of the Wholesale License Agreement.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF PARAMARK

         The obligations of Paramark hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Paramark in its sole discretion):

Section 8.1 Truth of Representations and Warranties of TJHC and Arby's; Compliance with Covenants and Obligations. The representations and warranties of TJHC and Arby's in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date with the same force and effect as if made on and as of the Closing Date, except (a) as a result of (x) the taking by any person of any action contemplated by this Agreement, or
                  (y) events or changes occurring or arising after the date hereof in the ordinary course of TJHC's or Arby's business; or
                  (b) insofar as any representation or warranty relates to any specified earlier date. TJHC and/or Arby's shall have performed and complied in all respects with all terms, conditions, obligations, agreements, and restrictions required by this Agreement to be performed or complied with by TJHC and/or Arby's prior to or at the Closing Date.

Section 8.2 Government Approvals. All government agencies, departments, bureaus, commissions, and similar bodies, the consent, authorization, or approval of which is necessary under any applicable law, rule, order, or regulation for the consummation by TJHC or Arby's of the transactions contemplated by the Agreements shall have been received, and the documents shall be in form and substance reasonably satisfactory to Paramark.

Section 8.3 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of TJHC and Arby's to authorize or carry out this Agreement shall have been taken.

Section 8.4 Adverse Proceedings. No action or proceeding by any third party shall have been instituted or threatened which seeks to restrain, prohibit, or invalidate the transactions contemplated by this Agreement or which might affect the rights of Paramark to assign the TJC License Agreements.

Section 8.5 Fairness Opinion. Paramark shall have received an opinion, with respect to the fairness to the shareholders and creditors of Paramark of the transactions contemplated by this Agreement. The opinion shall be prepared by a certified public accountant or investment adviser, and the content of the opinion shall be satisfactory to TJHC and Arby's prior to and at the Closing.

ARTICLE 9
INDEMNIFICATION

Section 9.1 Indemnification of TJHC and Paramark for Misrepresentations. TJHC and Paramark each hereby indemnifies and holds the other harmless against all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by TJHC or Paramark in connection with any misrepresentation, breach of warranty, or non-fulfillment of or failure to perform any covenant, condition, or agreement set forth in, or attached to, this Agreement, any transactions contemplated by this Agreement, or any statement, certificate, schedule, or document furnished by such Party pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 9.2 Indemnification of Arby's and Paramark for Misrepresentations. Arby's and Paramark each hereby indemnifies and holds the other harmless against all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by Arby's or Paramark in connection with any misrepresentation, breach of warranty, or non-fulfillment of or failure to perform any covenant, condition, or agreement set forth in, or attached to, this
                  Agreement, or any statement, certificate, schedule, or document furnished by such Party pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 9.3 Survival of Representations. All representations and warranties made by the Parties herein or in any instrument or document furnished in connection with this Agreement shall survive the Closing and any investigation at any time made by, or on behalf of, the Parties to this Agreement. All such representations and warranties shall expire on the third (3rd) anniversary of the Closing Date.

Section 9.4 Paramark's Indemnity. Paramark hereby agrees to indemnify and hold TJHC and Arby's, and their officers, directors, shareholders, and affiliates (the "TJHC/Arby's Indemnitees") harmless from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) incurred by the TJHC/Arby's Indemnitees, in connection with any claims against the TJHC/Arby's Indemnitees based upon, relating to, resulting from, or in connection with actions or failure to act of Paramark or its officers, directors, shareholders or affiliates.

Section 9.5 TJHC's and Arby's Indemnity. TJHC and Arby's hereby agree to indemnify and hold Paramark, and its officers, directors, shareholders, and affiliates (the "Paramark Indemnitees") harmless from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Paramark Indemnitees, in connection with any claims against the Paramark Indemnitees based upon actions or failure to act of TJHC or Arby's.

Section 9.6 Notice for Claims of Indemnification. Whenever any claim shall arise for indemnification pursuant to this Article 9, the Party seeking indemnification (the "Indemnified Party"), shall promptly notify the Party from whom indemnification is sought (the"Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim provided that no delay on the part of the Indemnified Party in giving such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such delay. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, the amount if known, or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof.

Section 9.7 Defense by Indemnifying Party. With respect to any claim giving rise to indemnity resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges, to the Indemnified Party, in writing, its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made, the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

Section 9.8 Indemnification Under the Purchase Agreement. The indemnification of Paramark and TJHC, each to the other, contained in the Purchase Agreement shall survive the termination of the Purchase Agreement.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1      Termination.   This  Agreement  may  be  terminated,  and  the
                  transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement among the Parties;

                  (b) upon notification to the non-terminating parties by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement has become impossible to satisfy, illegal, or subject to a non-appealable order enjoining or restraining the Closing; or

                  (c) at any time after September 30, 1998, by Paramark, TJHC, or Arby's, upon notification to the non-terminating parties by the terminating party, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

Section 10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will immediately become null and void, and there will be no liability or obligation on the part of Paramark, TJHC, or Arby's (or any of their respective officers, directors, employees, agents, representatives, or affiliates) except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 10.7 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1(b), each Party will remain liable to the other Parties for any breach of this
                  Agreement by such Party existing at the time of such termination, and each Party may seek such remedies, including damages and attorney's fees, against the others, with respect to any such breach as is provided in this Agreement or as may otherwise be available at law or in equity.

Section 10.3 Notices. Any notices or other communications required or permitted by this Agreement shall be sufficiently given if delivered personally or sent by telex, facsimile, overnight courier, registered or certified mail postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                  To Paramark:     Paramark Enterprises, Inc.
                                   Attn:  Alan S. Gottlich, President
                                   One Harmon Plaza
                                   Secaucus, New Jersey 07094-3618
                                   Fax: (201) 422-0858
                  With copies to:  Saul Feiger, Esq.
                                   152-18 Union Turnpike
                                   Kew Garden Hills, New York  11367
                                   Fax: (718) 380-3092

                  To TJHC and
                  Arby's:          Triarc Restaurant Group
                                   Attn:  Jonathan P. May, Vice President
                                   1000 Corporate Drive
                                   Fort Lauderdale, Florida  33334
                                   Fax: (954) 351-5619

                  With copies to:  Triarc Restaurant Group
                                   Attn:  General Counsel
                                   1000 Corporate Drive
                                   Fort Lauderdale, Florida  33334
                                   Fax:  (954) 351-5619

                                   Rudnick, Wolfe, Epstien & Zeidman
                                   Attn:  Mark A. Kirsch, Esq.
                                   1201 New York Avenue, N.W.
                                   Penthouse
                                   Washington, D.C.  20005
                                   Fax:  (202) 712-7222

All notices or other communications shall be deemed received on the date delivered if delivered personally, by facsimile, by telex, or by overnight courier, or three (3) business days after being sent, if sent by registered or certified mail.

Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns. No assignment shall release a Party from any obligation or liability under this Agreement.

Section 10.5 Amendments. The Parties, by the consent of their respective Boards of Directors or officers authorized by such Boards, may amend or modify this Agreement and the exhibits and schedules hereto, in such manner as may be agreed upon, by a written instrument executed by each Party.

Section 10.6      Waivers.   No   waiver   by  any   Party   of   any   default,
                  misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.7 Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement.

Section 10.8 Construction. If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all of the provisions of this Agreement shall be construed according to its fair meaning and not strictly construed against any Party.

Section 10.9 Interpretation. This Agreement has been negotiated at arm's length. In the event of any ambiguity in any of the terms and provisions, this Agreement shall not be interpreted against or in favor of any party nor shall there be any presumption against or in favor of any party, but this Agreement shall be interpreted in accordance with the intent of the parties and the function of its terms and provisions.

Section 10.10 Governing Law. Any dispute with respect to the entering into, performance, or interpretation of this Agreement shall be governed by the laws of the State of Florida, without regard to the Florida law of conflicts. The Parties hereby agree that to the extent any disputes arise that cannot be resolved directly between the Parties, the Parties shall file any necessary suit only in the federal or state court having jurisdiction where Arby's principal office is then located. The Parties irrevocably submit to the jurisdiction of any such court and waive any objection they may have to either the jurisdiction or venue of any such court.

Section 10.11 No Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or entity, other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

Section 10.12 Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE TRIAL BY JURY OF ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM AGAINST THE OTHER AND WHETHER OR NOT THERE ARE OTHER PARTIES TO SUCH ACTION, PROCEEDING, OR COUNTERCLAIM.

Section 10.13 Entire Agreement. This Agreement and all schedules and exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant to this Agreement, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments, and understandings between such Parties.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first above written.


(Corporate Seal)                  PARAMARK ENTERPRISES, INC.,
                                  a Delaware corporation

ATTEST:
                                  By:     /s/ Paramark Enterprises, Inc.


                                  Name:


                                  Title:
                                        Secretary


(Corporate Seal)                  TJ HOLDING COMPANY, INC.,
                                  a Delaware corporation

ATTEST:
                                  By:     /s/ T.J. Holding Company, Inc.


                                  Name:


                                  Title:
                                        Secretary

(Corporate Seal)                  ARBY'S, INC., d/b/a TRIARC RESTAURANT GROUP, a
                                  Delaware corporation

ATTEST:
                                  By:     /s/ Arby's, Inc.


                                  Name:


                                  Title:
                                        Secretary
                                  with respect to the provisions of Section 6.8:


                                  /s/ Charles Loccisano
                                  Charles N. Loccisano
                                  Witness

                                  /s/ Alan Gottlich
                                  Alan S. Gottlich
                                  Witness

                          WHOLESALE LICENSE AGREEMENT
                                 by and between
                   ARBY'S, INC. d/b/a TRIARC RESTAURANT GROUP
                                    Licensor
                                      and
                           PARAMARK ENTERPRISES, INC.
                                    Licensee



                          Dated as of __________, 1998

                          WHOLESALE LICENSE AGREEMENT
                               TABLE OF CONTENTS


                                                                            PAGE

RECITALS OF FACT                                                           - 1 -

1.       GRANT                                                             - 1 -

2.       TERM                                                              - 2 -

3.       WHOLESALE DISTRIBUTION                                            - 2 -

4.       ROYALTIES                                                         - 4 -

5.       PREPARATION OF APPROVED TJC WHOLESALE PRODUCTS                    - 5 -

6.       PROPRIETARY MARKS                                                 - 6 -

7.       PROPRIETARY INFORMATION                                           - 7 -

8.       EXPIRATION; TERMINATION; POST-EXPIRATION ASSISTANCE               - 8 -

9.       ADVERTISING AND PROMOTION                                         - 8 -

10.      TECHNICAL ASSISTANCE                                              - 9 -

11.      CONFIDENTIALITY, NON-DISCLOSURE, AND NON-COMPETE                  - 9 -

12.      INDEMNIFICATION                                                  - 11 -

13.      INSURANCE                                                        - 11 -

14.      ASSIGNMENT OF INTERESTS                                          - 12 -

15.      MISCELLANEOUS                                                    - 12 -

         EXHIBIT A - INTELLECTUAL PROPERTY
         EXHIBIT B - WHOLESALE CONTRACTS
         EXHIBIT C - APPROVED TJC WHOLESALE PRODUCTS
         EXHIBIT D - STANDARDS AND SPECIFICATIONS
         EXHIBIT E - APPROVED ADVERTISING
         EXHIBIT F - OFFICERS, DIRECTORS AND EXECUTIVES OF TJC
         EXHIBIT G - INSURANCE REQUIREMENTS

                          WHOLESALE LICENSE AGREEMENT

         This Wholesale License Agreement ("Agreement") is made this day of , 1998, by and between Arby's, Inc., d/b/a Triarc Restaurant Group, a Delaware corporation ("Licensor"), and Paramark Enterprises, Inc., a Delaware corporation ("Licensee").

RECITALS OF FACT

         A. Licensor's affiliate, TJ Holding Company, Inc., is the owner of (i) certain secret recipes and secret formulae (the "Secret Recipes") for baking gourmet cinnamon rolls and other bakery products; (ii) secret and proprietary plans ("Technical Information") relating to the preparation, baking, and merchandising of the gourmet cinnamon rolls utilizing the Secret Recipes (the Secret Recipes and Technical Information are referred to herein as the "Proprietary Information"); and, (iii) certain trade names, trademarks, service marks, logos, signs, and emblems, including, without limitation the mark "T.J. CINNAMONS," relating to the products prepared using the Proprietary Information, and other goods and services offered at retail stores, bakeries, and other locations, that offer the products made utilizing the Proprietary Information (the "Proprietary Marks"). The Proprietary Information and Proprietary Marks are collectively referred to as "Intellectual Property" (and are more particularly identified in Exhibit A hereto). All bakery products made with the Proprietary Information are referred to as "TJC Products."

         B. Licensor, pursuant to a license agreement with TJ Holding Company, Inc., dated August 29, 1996, has the right to use, and license others to use, the Intellectual Property.

         C. Licensee has, pursuant to the License Agreement with Licensor dated August 29, 1996, entered into agreements with independent food brokers
("Brokers") whereby the Brokers will arrange for the sale by Licensee of Approved TJC Wholesale Products (defined below in Section 3.3) to certain retail accounts (referred to as "Supermarket Chains").

         D. Licensor and Licensee have agreed to terminate the August 29, 1996 License Agreement, but Licensor has agreed to permit Licensee to continue to prepare, sell, and distribute Approved TJC Wholesale Products at wholesale through Brokers on the terms and conditions set forth in this Agreement.

         With   reference  to  the   above-stated   Recitals  of  Fact,  and  in
consideration  of  the  mutual  covenants  and  conditions   contained  in  this
Agreement, the parties hereby agree as follows:

1.       GRANT

         1.1 Until the termination or expiration of this Agreement, Licensee shall have the right to use the Intellectual Property solely to prepare and sell Approved TJC Wholesale Products through Brokers to Supermarket Chains.

         1.2 The rights granted to Licensee are limited to the specific purposes described in this Agreement. Licensee shall not manufacture, sell, or distribute any product, other than the Approved TJC Wholesale Products, using the Intellectual Property. Licensee has no right to license, sublicense, or franchise others to use any of the Intellectual Property.

         1.3 Except as set forth in Section 3.6, Licensor retains the right to produce TJC Products or other products using the Proprietary Information, for sale through any channels of distribution; and Licensor may produce, offer, or sell, and authorize others to produce, offer, or sell, any such products under the Proprietary Marks or any other mark or name.

2.       TERM

         2.1 The term of this Agreement shall begin on the date first written above, and, unless sooner terminated or renewed in accordance with the terms herein, shall expire on December 31, 1998.

         2.2 Licensee has no rights to, nor expects to, extend or renew this Agreement. This Agreement may be renewed, at Licensor's sole discretion, for one or more thirty (30) day periods, not to exceed a total of one hundred eighty
(180) days upon thirty (30) days prior written notice to Licensee. Licensee shall have no rights under this Agreement after December 31, 1998, unless this Agreement is renewed by Licensor.

3.       WHOLESALE DISTRIBUTION

         3.1 The agreements between Licensee and Brokers for the sale and distribution of the Approved TJC Wholesale Products ("Wholesale Contracts"), the description of the Wholesale Contracts, the identity of the Supermarket Chains to which the Approved TJC Wholesale Products are sold, and the nature, type, and amount of Approved TJC Wholesale Products sold under each Wholesale Contract, are set forth in Exhibit B. To the extent that the Wholesale Contracts are in writing, a copy of the current contract is attached to Exhibit B. The list of Approved TJC Wholesale Products approved for sale by Licensee is set forth in Exhibit C. Licensee represents and warrants that as of the date hereof, Licensee does not manufacture, sell, or distribute, at retail or wholesale, any bakery products that use any of the Proprietary Information to any person, broker, wholesale account, retail store, or otherwise, except for sales of Approved TJC Wholesale Products identified on Exhibit C made pursuant to the Wholesale Contracts described in and/or attached to Exhibit B.

         3.2 During the term of this Agreement, Licensee may prepare and sell, for resale to retail customers, the Approved TJC Wholesale Products as specified by Licensor, only to the Supermarket Chains identified in Exhibit B, and only in accordance with the terms and conditions of this Section 3.

         3.3 Licensee shall sell only the Approved TJC Wholesale Products set forth in Exhibit C. Approved TJC Wholesale Products are those pre-packaged, not fresh-baked, TJC Products that Licensor has designated for sale through wholesale distribution by Licensee. Licensee shall not request that other TJC Products be approved by Licensor as Approved TJC Wholesale Products. Licensor may modify the list of Approved TJC Wholesale Products in its reasonable discretion, upon one hundred twenty (120) days prior written notice to Licensee. Licensor shall not eliminate or disapprove a previously approved Approved TJC Wholesale Product if such product represents a "significant percentage" of Licensee's wholesale business. The parties hereto agree that "significant percentage" shall mean that twenty percent (20%) or more of the gross revenues received by Licensee in the twelve-month period prior to Licensor's notice of a change is derived from the sale of such product.

         3.4 Licensee shall not request that other retail accounts, Supermarket Chains, or Brokers be included on the approved list in Exhibit B. Licensor has no obligation to consider or approve any Supermarket Chain or Broker not currently identified on Exhibit B. Licensor may, however, in its reasonable discretion, disapprove of a previously approved Supermarket Chain, or may require that Licensee or Broker cease supplying a Supermarket Chain.

         3.5 Licensor shall have the right to review and approve all agreements between Licensee and Brokers, and all agreements with manufacturers, suppliers, co-packers, and others concerning the Approved TJC Wholesale Products. Licensee shall comply with Licensor's procedures concerning approval of agreements with third parties.

         3.6 During the term of this Agreement, Licensor shall not sell any Approved TJC Wholesale Products at wholesale to any Supermarket Chain approved in Exhibit B; provided, however, that Licensor or any affiliate or licensee of Licensor (i) may sell TJC Products at, from, to, or through any retail location, store, restaurant, person, or entity, and (ii) may sell TJC Products (other than Approved TJC Wholesale Products) at wholesale to any retail account or Supermarket Chain, including Supermarket Chains that purchase Approved TJC Wholesale Products from Licensee through Brokers. In addition to Licensor's rights to sell TJC Products at wholesale or retail, Licensor shall have the right to operate or license others to operate, kiosks, carts, limited service counters, and similar areas or facilities (collectively "Kiosks") at any Supermarket Chain, provided that such Kiosks shall not sell Approved TJC Wholesale Products.

         3.7 Licensee shall comply with Licensor's standards and specifications for the manufacture, packaging, distribution, and sale of Approved TJC Wholesale Products; the advertising and promotion of Approved TJC Wholesale Products; and Licensor's guidelines regarding the Supermarket Chains that may purchase, receive, and resell Approved TJC Wholesale Products. Without limiting the requirements of Section 5 of this Agreement, Licensee may request modifications to the standards and specifications for the Approved TJC Wholesale Products and/or approval of Supermarket Chains. All requests for modifications or consents under this Section 3 shall be in writing. Licensor may approve or disapprove any request in Licensor's sole discretion, but Licensor is not obligated to respond to a request from Licensee.

4. ROYALTIES

         4.1 In consideration of the rights granted to Licensee hereunder, Licensee shall pay to Licensor a royalty fee equal to five percent (5%) of Licensee's Net Sales (defined below) of Approved TJC Wholesale Products sold by Licensee on a monthly basis. Net Sales shall mean the gross sales price charged by Licensee, regardless of collection of revenue in the case of credit or installment sales of the Approved TJC Wholesale Products, less returns.

         4.2 Licensee shall pay to Licensor the monthly royalty on the fifteenth
(15th) day of each month for the Net Sales of the preceding month; provided, however, that the royalty payments for the Net Sales made during the first three
(3) full or partial months under this  Agreement  (July,  August,  and September
1998) shall be paid on the fifteenth (15th) day of October 1998.

         4.3 Licensee shall submit to Licensor on the fifteenth (15th) day of each month a sales report detailing the sales of Approved TJC Wholesale Products during the preceding month. The sales report shall be in the form specified by Licensor, and shall include, at a minimum, the gross revenues, net sales, and the unit counts of all sales during the prior month, and shall include such data required by Licensor and organized by Broker, by account, and by product. Licensee shall provide a final Net Sales report within thirty (30) days following the last month that Licensee sells Approved TJC Wholesale Products pursuant to this Agreement, and such final Net Sales report may be, but is not required to be, audited.

         4.4 Licensee shall preserve all books and records regarding the business operations under this Agreement for three (3) years from the date of their preparation. Licensor reserves the right to audit or inspect the books and records of Licensee at any time. Licensee shall prepare, and furnish to Licensor not later than ninety (90) days after the close of Licensee's fiscal year, audited financial statements for the prior fiscal year. The audited financial statements, or the audited final Net Sales report, shall segregate clearly Net Sales as separate line items, and shall include data by SKUs (Stockkeeping Units) and by vendor.

         4.5 In the event that Licensee's Net Sales of Approved TJC Wholesale Products during the period January 1, 1998 through December 31, 1998 (as verified by Licensor) to the five (5) Supermarket Chains designated with an asterisk in Exhibit B exceed Three Million Six Hundred Thousand Dollars ($3,600,000), the royalty rate specified in Section 4.1 shall be revised, retroactively to the date of this Agreement, to two percent (2%) of the Net Sales that exceed $3,600,000 from those five (5) Supermarket Chains. Any adjustments or refunds in royalty payments shall be made fifteen (15) business days following Licensor's receipt of (a) Licensee's audited financial statement for fiscal year 1998, or (b) Licensee's audited final Net Sales report, if furnished pursuant to Section 4.3 hereof, provided that such information is acceptable to Arby's, based on Arby's reasonable discretion and reasonable verification.

5.       PREPARATION OF APPROVED TJC WHOLESALE PRODUCTS

         5.1 Licensee shall use the Proprietary Information in accordance with the standards and specifications prescribed by Licensor. All Approved TJC Wholesale Products prepared, distributed, or sold by Licensee, pursuant to this Agreement, shall be identified, distributed, or sold only under the Proprietary Marks in the form and manner specified and approved by Licensor. Licensee may distribute and sell Approved TJC Wholesale Products only through the channels of distribution specified in Section 3 hereof.

         5.2 Licensee shall prepare the Approved TJC Wholesale Products in accordance with the Proprietary Information, and shall conform the operation of its business to the methods, standards, and specifications prescribed in the Proprietary Information. Licensee shall not sell or otherwise dispose of products under the Proprietary Marks unless such products are Approved TJC Wholesale Products produced in accordance with the Proprietary Information. Licensee shall submit samples of Approved TJC Wholesale Products to Licensor at such times and such places as Licensor may reasonably specify for the purposes of determining that the Approved TJC Wholesale Products conform to the Proprietary Information. Licensee shall make appropriate periodic tests for controlling the quality of the ingredients and baking procedures utilized in the production of Approved TJC Wholesale Products by Licensee, in accordance with Licensor's requests and instructions. Licensee shall permit representatives of Licensor, upon reasonable notice, to inspect any and all of Licensee's production and/or distribution facilities, and to examine and test the ingredients, supplies, containers, and accessories used by Licensee. Licensor shall pay for its own costs in conducting such inspections. Licensee shall make available to such representatives all information necessary to render full and effective assistance. If any such facility, or any sample of Approved TJC Wholesale Products, does not comply substantially with the standards prescribed by Licensor, Licensee shall, at its own expense, remedy the facilities, manufacturing processes, ingredients, or subsequently produced Approved TJC Wholesale Products so that they comply with the Technical Information and other standards specified by Licensor.

         5.3 All Approved TJC Wholesale Products produced or prepared pursuant to this Agreement shall be made with only such materials and ingredients as are of the quality that has been specified by Licensor and supplied by a source that has been approved by Licensor. Licensee shall obtain and use ingredients made with the Secret Recipes only from a manufacturer approved, and if required by Licensor, licensed, by Licensor. All standards and specifications and sources of supply currently approved by Licensor are set forth in Exhibit D; provided that Licensor may modify or revoke such approvals in its sole discretion. If Licensee desires to purchase any of the items specified in this Section 5, or items otherwise required by Licensor for the operation of the business contemplated under this Agreement (other than ingredients utilizing the Secret Recipes that must be purchased from sources designated by Licensor), from a supplier who has not been approved by Licensor, Licensee may request, in writing, approval by Licensor of such supplier. Licensor may approve such proposed supplier if in Licensor's sole judgement and discretion the proposed supplier can meet and maintain Licensor's specifications, standards, and requirements. In making any such request, Licensee, at its expense, shall furnish Licensor with adequate samples of the items for which approval is being requested or, if that is not feasible, with copies of descriptions, specifications, and pictures of such items. Licensee shall not sell, dispense, or use any such items unless and until Licensor has given written notice of approval to Licensee. Nothing contained herein shall be construed to require Licensor to approve an unreasonable number of suppliers for any particular item or service.

         5.4 Licensee shall not use, nor permit any person or entity to use, the Proprietary Information or any part of the Secret Recipes or Technical Information. Upon termination of this Agreement for any reason or expiration of this Agreement, Licensee shall immediately cease to manufacture and distribute the Approved TJC Wholesale Products and shall deliver to Licensor all Proprietary Information under its control.

         5.5 Licensee may produce, prepare, and sell products other than the Approved TJC Wholesale Products, provided that the production of such products does not involve the use of any of the Proprietary Information, and that such products are not identified, in any manner, with the Proprietary Marks.

6.       PROPRIETARY MARKS

         6.1 Licensee shall use the Proprietary Marks only to the extent permitted in this Agreement, and only in the manner specified by, and in accordance with, the standards and specifications of Licensor, as set forth in this Agreement or otherwise in writing.

         6.2 Licensee agrees that it shall not manufacture, produce, bake, sell, or distribute products that bear the Proprietary Marks or any derivation or abbreviation thereof, except in accordance with this Agreement, or license or permit anyone else to do so, and shall not use names and marks confusingly similar to the Proprietary Marks in the sale or distribution of any products, or in the operation, franchising, or licensing of wholesale or retail businesses.

         6.3 Licensee shall not use the Proprietary Marks or any derivation or abbreviation thereof as part of its/their corporate or other legal name.

         6.4 Licensee shall not directly or indirectly contest the validity of Licensor's ownership of the Proprietary Marks.

         6.5 Licensee expressly understands and acknowledges that:

                  6.5.1 Licensee's use of the Proprietary Marks pursuant to this Agreement does not give it any ownership interest or other interest in or to the Proprietary Marks, except the license granted by this Agreement; and

                  6.5.2 Any and all goodwill arising out of Licensee's use of the Proprietary Marks under this Agreement shall inure solely and exclusively to Licensor's benefit.

         6.6 Licensee shall not register or attempt to register any Proprietary Mark, or any mark or name which incorporates all or part of any Proprietary Mark, in any country in the world.

         6.7 Licensor has the right to modify and/or to discontinue the use of any or all of the Proprietary Marks, or to use other names or marks to identify the TJC Products; provided, however, that if Licensor discontinues a Proprietary Mark that is used with or on an Approved TJC Wholesale Product that represents a "significant percentage" of Licensee's wholesale business, Licensor will provide a substitute Proprietary Mark for that product or products. The parties hereto agree that "significant percentage" shall mean twenty percent (20%) of gross revenues received by Licensee from the sale of such product in the twelve-month period prior to Licensor's notice of discontinuance of a mark. Upon one hundred twenty (120) days prior written notice from Licensor, Licensee shall comply with Licensor's standards and specifications with respect to the use any modified Proprietary Marks or the new names and marks; provided that Licensee may continue to utilize existing inventory or supplies that bear the old or discontinued Proprietary Marks after the 120-day period, if such inventory or supplies were purchased prior to Licensor's notice of such modification or discontinuance. Licensee shall be responsible for all costs associated with any such change, and Licensor shall have no liability to Licensee therefor.

         6.8 Licensor is the owner of all rights, title and interest in the Proprietary Marks, and Licensor agrees to use best efforts to maintain the validity of, and the registrations for, Proprietary Marks licensed hereunder.

7.       PROPRIETARY INFORMATION

         7.1 Licensee acknowledges that the Proprietary Information, including the Secret Recipes, the Technical Information, the techniques, know-how, trade secrets, formulas, specifications, and all other information relating to the TJC Products are trade secrets of Licensor. Licensee acknowledges that Licensee does not and shall not acquire any right or interest therein beyond the rights expressly granted to it under this Agreement. Licensee shall maintain adequate security in the control, use, and handling of the Proprietary Information in accordance with the guidelines and instructions prescribed by Licensor from time to time.

         7.2  Licensor  has the right to modify  any  aspect of the  Proprietary
Information, and upon one hundred twenty (120) days prior written notice from Licensor, Licensee shall comply with Licensor's standards and specifications with respect to the use of the modified Proprietary Information.

         7.3 Licensee shall not engage, or assist others to engage, in any activity which constitutes an infringement, appropriation, copying, unauthorized use, or imitation of any of the Proprietary Information or other features of the Intellectual Property, or which otherwise threaten any interest of Licensor therein.

         7.4 Except as specifically provided in this Agreement, Licensee shall not at anytime, during the term of this Agreement or thereafter, use or permit others to use any of the Intellectual Property to manufacture or identify cinnamon rolls or other bakery products.

         7.5 Licensee shall promptly notify Licensor in writing of any unauthorized use of the Proprietary Information. Licensor shall have the sole right to direct and control any administrative proceeding or litigation involving the Proprietary Information, including any settlement thereof. Licensee shall cooperate with Licensor in all matters concerning the Proprietary Information.

8.       EXPIRATION; TERMINATION; POST-EXPIRATION ASSISTANCE

         8.1 Upon expiration or termination of this Agreement, Licensee shall forthwith cease to use, for any purpose, any and all of the Intellectual Property. Licensee shall promptly return to Licensor all signs, packaging, supplies, lists, forms, and other materials containing any of the Proprietary Marks, and any and all copies of the Proprietary Information.

         8.2 Licensor and Licensee understand and acknowledge that one of the purposes of this Agreement is to provide for a smooth transition from Licensee to Licensor of Licensee's business related to the wholesale sale and distribution of Approved TJC Wholesale Products. Licensee shall, therefore, upon request of Licensor, provide assistance to Licensor with respect to an orderly transition of accounts and contracts from Brokers to food brokers selected by Licensor and such other transition assistance as may be reasonable. Such desired assistance shall be specified by Licensor, and shall be provided for a period beginning thirty (30) days prior to expiration of this Agreement, and continuing for a period not to exceed one hundred eighty (180) days following the date of expiration.

9.       ADVERTISING AND PROMOTION

         9.1 All advertising and promotional material prepared by or to be used by Licensee in connection with the manufacture, sale, or distribution of the Approved TJC Wholesale Products, including product packaging and wrappings, shall be subject to the prior written approval of Licensor. Any advertising, promotional material, and packaging that is identified on Exhibit E as having received the prior written approval of Licensor shall not require any further approval by Licensor prior to its use. For all advertising, promotional plans, packaging, containers, and/or labels for the Approved TJC Wholesale Products not prescribed or previously approved by Licensor, Licensee shall submit samples of such materials to Licensor for Licensor's prior written approval (except with respect to advertised or suggested retail prices), and shall comply with the procedures set forth in writing by Licensor. Licensee shall not use such proposed advertising, promotional plans, packaging, containers, and/or labels without Licensor's prior written approval. All rights in and to advertising, promotional plans, packaging, containers, and/or labels, including without limitation copyrights, shall become the exclusive property of Licensor (without separate charge to Licensor); and this Agreement constitutes a license from Licensor to Licensee to use such rights for the term of this Agreement. Licensee agrees that it shall sign such documents (and cause any contractors, agencies, and persons other than its employees who work on such advertising, promotional plans, packaging, containers, and/or labels to sign such documents) as Licensor may reasonably require in order to implement the terms of this provision.

         9.2 Licensor shall have the right to disapprove the subsequent use of any previously approved advertising; and Licensee shall promptly discontinue use of advertising or promotional programs or materials upon notice from Licensor.

         9.3 Licensor shall not be liable to Licensee as a result of any review, approval, or disapproval of any advertising; and Licensee acknowledges that Licensor's review of advertising is to enforce the proper use of the Proprietary Marks in advertising. Licensee shall indemnify and hold harmless Licensor and its affiliates against and from any and all claims, demands, suits, costs, or expenses resulting from Licensee's use of advertising.

         9.4 In the event Licensee further develops its business to include business activities not subject to this Agreement, and if Licensee develops advertising or promotional material that does not relate to, in any way or mention, nor depict, any TJC Product, any Proprietary Mark, or Licensee's rights under this Agreement, such advertising or promotional material shall be owned by Licensee and not by Licensor.

10.      TECHNICAL ASSISTANCE

         Licensor will disclose or make available to Licensee the Secret Recipes and Technical Information in such detail as to enable Licensee to produce the Approved TJC Wholesale Products in the Territory in accordance with Licensor's standards and specifications. From time-to-time during the term of this Agreement, Licensor shall disclose and make available to Licensee additional Technical Information concerning modifications, alterations, additions, or amendments to the Proprietary Information to permit Licensee to produce the Approved TJC Wholesale Products at all times in accordance with Licensor's then-current procedures, specifications, and standards.

11.      CONFIDENTIALITY, NON-DISCLOSURE, AND NON-COMPETE

         11.1 Licensee acknowledges and agrees that Licensor owns all of the Intellectual Property. Licensee further acknowledges and agrees that the Intellectual Property includes trade secrets and confidential and proprietary information and know-how that gives Licensor a competitive advantage; that all measures necessary to protect the trade secrets, the confidentiality of the Proprietary Information, and know-how comprising the Intellectual Property have been taken; that all material or other information now or hereafter provided or disclosed to Licensee regarding the Intellectual Property is and will be disclosed in confidence; that Licensee has no right to disclose any part of it to anyone who is not an employee or professional representative of Licensee; and that Licensee will disclose to its employees only those parts of the Intellectual Property that an employee needs to know. Licensor and Licensee agree that confidential information shall exclude information that (a) has been or is obtained by a third party from a source independent of Licensor, Licensee, their affiliates, or their respective officers, directors, employees or agents, and such third party is not desiring such information; (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Licensee or its affiliates or their personnel; or (c) is independently developed by Licensee without reliance in any way on the Intellectual Property.

         11.2 Licensee will protect as confidential and proprietary the Proprietary Information, including the Secret Recipes, Technical Information, the techniques, know-how, trade secrets, formulas, specifications, and all other information relating to the Approved TJC Wholesale Products, whether or not patentable. Licensee will not disclose, in whole or in part, any Proprietary Information to any person, firm, or corporation, except to those employees of Licensee whose knowledge of such information is required for the performance of Licensee's obligations under this Agreement.

         11.3 Licensee shall have no rights in the Proprietary Information and shall use the Proprietary Information solely for the purpose contemplated by this Agreement. Any and all goodwill arising from the use of the Proprietary Information by Licensee shall inure exclusively to the benefit of Licensor. The provisions of this Section 11.3 shall survive the termination or expiration of this Agreement.

         11.4 Licensee specifically acknowledges that, pursuant to this Agreement, the August 29, 1996 License Agreement, and as a result of Licensee's relationship with Licensor, Licensee will receive valuable and confidential information, including, without limitation, information regarding operational, sales, promotional, and marketing methods, related to the sale of Approved TJC Wholesale Products, and other TJC Products through other retail channels, at wholesale, and at dual- or multi-brand restaurants owned, operated or franchised by Licensor. Licensee covenants that, except for the limited activities specifically authorized under this Agreement during the term hereof, for a period of thirty (30) months from the date of this Agreement, except as otherwise approved in writing by Licensor in its sole discretion, neither Licensee nor any affiliate of Licensee, including without limitation, Interbake Brands, Inc., shall, either directly or indirectly, for itself, or through, or on behalf of, or in conjunction with any person, persons, or legal entities, own, maintain, operate, be employed by, or have an interest in, or directly engage in, any business which involves or is engaged in the manufacturing, baking, distribution, or sale of:

                        a. bakery products whose predominant flavor is cinnamon,
                  which use cinnamon as a principal or significant flavor ingredient, are advertised or promoted as cinnamon- or cinnamon-flavored products, or are otherwise recognized generally as cinnamon products; or

                        b. bakery products that are similar to those bakery products that utilize or incorporate one or more aspects of the Intellectual Property and are sold, as of the date of this Agreement, at T.J. Cinnamons Bakeries, or T.J. Cinnamons Classic Bakeries; or

                        c. bakery  products that use,  bear, or are displayed in
                  close association with, (i) the Proprietary Marks, or (ii) marks confusingly similar to the Proprietary Marks, or any derivation or abbreviation thereof.

         11.5 Licensor may require that the individual officers, directors, and executives of Licensee designated in Exhibit F, and all successors or other individuals reasonably designated by Licensor at a later date, execute covenants agreeing to be personally bound by the provisions of this Section 11; provided, however, that the non-competition covenant of Section 11.4 shall apply for a period of thirty (30) months from the date of this Agreement.

12.      INDEMNIFICATION

         In addition to any other rights or remedies under law or otherwise available to Licensor, Licensee shall indemnify and hold harmless Licensor, its affiliates, and their respective officers, directors, shareholders, agents, and employees against and from any and all out-of-pocket loss, cost, damage and expense (including reasonable attorneys' fees) resulting from: (i) any material breach of any covenant, representation, or warranty of Licensee contained in this Agreement; and/or (ii) any claim by a third party, including any governmental authority, arising out of or relating to the manufacture, production, marketing, sale, purchase, distribution, use or consumption of Approved TJC Wholesale Products produced, distributed, or sold by Licensee.

13.      INSURANCE

         During the term of this Agreement, Licensee shall maintain comprehensive general liability insurance and products liability insurance, in such amounts as may be specified by Licensor, and such other insurance as Licensor reasonably may specify, consistent with industry standards. The currently approved type and amounts of insurance coverage are specified in Exhibit G. Licensee shall provide Licensor, upon written request of Licensor, with certificates evidencing such insurance and certificates of renewal of such insurance, when applicable. Licensor shall be named an additional insured under such coverage, at no cost to Licensor.

14.      ASSIGNMENT OF INTERESTS

         14.1 Licensee shall not transfer, assign, convey, give away, pledge, or encumber (collectively, "Transfer") any rights in this Agreement or the license granted herein, in all or substantially all of the assets of Licensee, or in any agreement related to any aspect of Licensee's business operated pursuant to this Agreement, without Licensor's prior written consent, which consent may be withheld in Licensor's sole discretion.

         14.2 Licensor may Transfer any or all rights in this Agreement, in the Intellectual Property, or in any assets of Licensor to any person or entity, on any terms or conditions, and at any time, in its sole discretion.

15.      MISCELLANEOUS

         15.1 If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any party. In the event any court or other government authority shall determine any provision in this Agreement is not enforceable as written, the parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought and affords the parties the same basic rights and obligations and has the same economic effect. If any provision in this Agreement is held invalid or otherwise unenforceable by any court or other government authority or in any arbitration proceeding, such findings shall not invalidate the remainder of the agreement unless in the reasonable opinion of Licensor the effect of such determination has the effect of frustrating the purpose of this Agreement, whereupon Licensor shall have the right by notice in writing to the other party to immediately terminate this Agreement.

         15.2 The entering into, performance, and interpretation of this Agreement shall be governed, construed, and interpreted by the laws of the state of Florida without regard to the law of conflicts (and without giving effect to the application of Florida choice-of-law rules). Licensor and Licensee hereby agree that to the extent that any disputes arise that cannot be resolved directly between the parties, the parties shall file any necessary suit only in the federal or state court having jurisdiction where Licensor's principal office is then located. The parties irrevocably submit to the jurisdiction of any such court and waive any objection they may have to either the jurisdiction or venue of any such court. This Section 15.2 shall not be interpreted to apply any franchise law or business opportunity law to the relationship between Licensor and Licensee or the subject matter of this Agreement, which would not otherwise be applicable. The parties acknowledge and agree that this Section 15.2 was specifically negotiated by the parties, and that the selection of Florida law as the governing law was included in this Agreement in exchange for other changes in the Agreement requested by, and concessions provided to, Licensee.

         15.3 Recognizing that remedies at law may be inadequate for the enforcement of certain breaches of this Agreement, in the event Licensee breaches any provision of this Agreement by reason of which the validity or ownership of, or goodwill in, the Proprietary Marks or the Proprietary
Information may be impaired, or breaches the covenants to protect the confidentiality of the Proprietary Information, Licensor may be entitled to injunctive relief to enforce the provision of this Agreement, in addition to its other rights hereunder. Notwithstanding the foregoing, Licensor and Licensee agree that injunctive relief is not Licensor's sole remedy for a breach by Licensee, and Licensor is entitled to pursue all remedies at law or in equity to enforce the provisions of this Agreement and/or to obtain compensation for damages caused by any breach of this Agreement.

         15.4 Neither party shall be responsible to the other for non-performance or delay in performance occasioned by any causes beyond its control and for causes other than its own fault (other than lack of funds) including, without limitation, acts of civil or military authority, failure of civil or military authorities to act, strikes, lockouts, embargoes, insurrections, or Acts of God. If any such delay occurs, any applicable time period hereunder shall be automatically extended for a period equal to the time lost; provided that the party affected shall make reasonable efforts to correct the reason for such delay and give the other party prompt written notice of any such delay.

         15.5 Licensee is an independent contractor and shall not assume any obligation or liability, express or implied, on behalf of Licensor. Nothing contained herein or done hereunder shall be construed as creating a joint venture or partnership, or as creating a franchise; and, except for Licensee's obligations to monitor, report on, and enforce the quality control standards of the Approved TJC Wholesale Products as required under Section 5, this Agreement should not be construed as constituting either party hereto as the agent of the other.

         15.6 Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Licensee, Licensor, and Licensor's affiliates and their respective officers, directors, and employees, and such of Licensee's and Licensor's respective successors and assigns (as may be permitted under this Agreement) any rights or remedies under or by reason of this Agreement.

         15.7 Except for such actions, approvals, or withholding of approvals that Licensor may exercise in its sole discretion, or in accordance with standards specified in this Agreement, Licensor and Licensee agree that both parties shall act in a reasonable manner when exercising their respective rights under this Agreement.

         15.8 Any and all notices required or permitted under this Agreement shall be in writing, and shall be personally delivered, sent by registered mail, reputable overnight delivery service, or by other means which affords the sender evidence of delivery or rejected delivery, to the respective parties at the addresses designated below, unless and until a different address has been designated by written notice to the other party.

         If to Licensor:  Arby's, Inc., d/b/a Triarc Restaurant Group
                          1000 Corporate Drive
                          Ft. Lauderdale, FL 33334-3651
                          Attn: John Vanderslice, Sr., Vice President

         with a copy to:  Rudnick, Wolfe, Epstien & Zeidman
                          1201 New York Avenue, N.W.
                          Penthouse
                          Washington, D.C. 20005-3919
                          Attn: Mark A. Kirsch, Esq.

         If to Licensee:  Paramark Enterprises, Inc.
                          One Harmon Plaza
                          Secaucus, New Jersey 07094
                          Attn: Alan S. Gottlich, President

         with a copy to:  Saul Feiger, Esq.
                          152-18 Union Turnpike
                          Kew Garden Hills, New York  11367

Any notice by a means which affords the sender evidence of delivery, or rejected delivery, shall be deemed to have been given at the date and time of receipt or rejected delivery.

         15.9 This Agreement constitutes the entire, full, and complete agreement between Licensor and Licensee concerning the subject matter hereof, and supersedes all prior agreements, no other representations having induced Licensee to execute this Agreement. Except for those permitted to be made unilaterally by Licensor hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, having duly executed, sealed, and delivered this Agreement the day and year first written above.


PARAMARK ENTERPRISES, INC.                        ARBY'S, INC., d/b/a TRIARC
                                                   RESTAURANT GROUP

Licensee                                         Licensor

By:                                              By:
Name:                                            Name:
Title:                                           Title:

                                   APPENDIX C




                 Fairness Opinion of Texada Capital Corporation

Texada Capital Corp.
================================================================================
                                                Four Glenhardie Corporate Center
                                                   1255 Drummers Lane, Suite 300
                                                            Wayne, PA 19087-1565
                                                       Telephone: (610) 527-7170
                                                       Facsimile: (610) 526-0647

July 13, 1998

Board of Directors
Paramark Enterprises, Inc.
One Harmon Plaza
Secaucus, NJ 07094

Dear Board Members:

         You have requested the opinion of Texada Capital Corporation ("TCC") as to the fairness, from a financial point of view, as of the date hereof, to the shareholders of Paramark Enterprises, Inc. ("Paramark" or the "Company") of the consideration to be received by the Company pursuant to the terms of the Agreement between and among TJ Holding Company, Inc. ("TJHC"), Arby's Inc. d/b/a Triarc Restaurant Group ("Arby's") and Paramark, dated June 30, 1998 (the "1998 Triarc Agreement"). Pursuant to the 1998 Triarc Agreement, the terms of which are more fully described in a proxy statement to be furnished to the stockholders of the Company, the Company is selling, transferring, or terminating (i) all rights under the 1996 Triarc Purchase Agreement, dated June 3, 1996, between TJHC and Paramark (the "1996 Purchase Agreement"), including the right to receive certain contingent additional payments and royalty payments, (ii) all rights under the 1996 Triarc License Agreement between Arby's and Paramark, dated August 29, 1996 (the "1996 License Agreement"), which includes the rights to manufacture and sell certain "T.J. Cinnamons" branded products to approved retail grocery outlets, and (iii) all of the Company's rights and interests as franchisor under the existing T.J. Cinnamons franchise agreements. Simultaneously with the closing of the 1998 Triarc Agreement, the Company will be granted certain rights under a Wholesale License Agreement with Arby's pursuant to which the Company will have the right to continue to sell certain approved T.J. Cinnamons branded products to existing wholesale accounts through December 31, 1998 (the "1998 License Agreement"). Thereafter, in its sole discretion, Arby's may extend the term of the 1998 License Agreement for a period not to exceed six months. The above is collectively referred to as the "Proposed Transaction".

Board of Directors
Paramark Enterprises, Inc.
July 13, 1998
Page Two

         The purchase price under the 1998 Triarc Agreement provides for the Company to receive (i) $3,000,000 at closing, (ii) a $1,000,000 non-interest bearing promissory note (the "Note"), guaranteed by Triarc Companies, Inc. ("Triarc"), and paid equally over a 24 month period following the closing, and
(iii) up to $1,000,000 of contingent additional consideration ("Additional Consideration"), if any, to be paid at the later of 15 business days following the delivery of the Company's audited financial statements for fiscal 1998 or the audited final Net Sales report for fiscal 1998. Payment of all or any portion of the Additional Consideration is conditioned upon the Company's total sales of T.J. Cinnamons' branded products for fiscal 1998 less returns ("Net Sales") exceeding certain thresholds. To receive the full amount of the Additional Consideration, $1,000,000, the Company's Net Sales must exceed $3,600,000. To receive the minimum amount of Additional Consideration, $250,000, Net Sales must exceed $2,250,000. TJHC is under no obligation to pay any Additional Consideration unless it is earned. Both the Note and the Additional Consideration are subject to offset as set forth in the 1998 Triarc Agreement.

         Texada Capital Corporation, as part of its investment banking business, is engaged regularly in the valuation of assets, companies and securities in connection with mergers, acquisitions, private placements, ESOPs and estate planning on behalf of shareholders, corporations, and estates.

         In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of the Company, including its working capital position, current financing options and cost of capital; (ii) reviewed current publicly available financial information concerning Triarc Companies, Inc.; (iii) reviewed the stock market performance and trading activity of the Company's stock; (iv) studied and analyzed the consolidated financial and operating data of the Company; (v) considered the terms and conditions of the 1998 Triarc Agreement;
(vi) met and/or communicated with certain members of the Company's senior management to discuss the Company's operations, historical financial statements and future prospects; and (vii) conducted such other financial analyses and investigations as we deemed appropriate.

         Our financial analysis was based upon, but not limited to, a review of the following documents and information examined during the course of our analysis: (i) the 1998 Triarc Agreement with accompanying exhibits including the Wholesale License Agreement; (ii) the Preliminary Proxy Statement dated June 30, 1998; (iii) other Company SEC filings, including 10-KSBs, 1O-QSBs; (iv) internally prepared financial statements for the periods ended April 30, 1998 and May 31, 1998; (v) internally prepared projections for the Company based on various assumptions, including (a) the Proposed Transaction does not occur; (b) the Proposed Transaction occurs and the Company expands the sale of its specialty gourmet products, through

Board of Directors
Paramark Enterprises, Inc.
July 13, 1998
Page Three

growth or acquisition, to breakeven and beyond; and (c) the Proposed Transaction occurs, but the Company is not able to expand the sales of its specialty gourmet bakery products, or, alternatively, is not able to reduce its overheard, to achieve breakeven or better; (vi) internally prepared unaudited pro forma financial statements for the three months ended March 31, 1998 to reflect the Proposed Transaction; (vii) Interbake Brands, Inc.'s accounts receivable aging schedule at May 27, 1998 and June 26, 1998, (viii) the Company's and Interbake Brands, Inc.'s accounts payable aging schedules at May 27, 1998, and June 26, 1998; (ix) the Company's Confidential Private Placement Memorandum prepared by the Company with the assistance of Commonwealth Associates; (x) the trading activity of the Company's stock; and (xi) liquidity and working capital financing documents.

         Our opinion is given in reliance upon information and representations made or given by the Company and its officers, directors, auditors, counsel and other agents, and on filings and other information provided by the Company including financial statements, financial projections, and stock price data, as well as certain industry and other information from recognized independent sources. We have not independently verified the information concerning the Company nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Transaction is, in all respects, lawful under applicable law.

         Of special relevance to our opinion is the independent auditor's report dated March 6, 1998 which indicated that the Company had suffered significant and recurring losses from operations resulting in working capital and accumulated deficits raising substantial doubts about the Company's ability to continue as a going concern. The Company's Form 1O-QSB filed on May 14, 1998 with the SEC for the quarter ended March 31, 1998 indicated that the Company continued to have a working capital deficit, was in need of immediate financing, had made an unsuccessful attempt to raise capital through a placement agent, had raised limited capital from its officers and third party sources, and that failure to consummate the Proposed Transaction could have a material adverse effect on the Company's ability to continue as a going concern. It further indicated that, even if the Proposed Transaction is consummated, the Company, in order to implement its plan of operation, will be required to raise additional capital beyond June 30, 1999.

         With regard to financial and other information relating to the general prospects of the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the management of the Company with respect to its most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Proposed Transaction and in preparation of

Board of Directors
Paramark Enterprises, Inc.
July 13, 1998
Page Four

the amendment to the Proxy Statement, the terms of the Proposed Transaction will not change in any way that will have a material adverse effect on the contemplated benefits of the Proposed Transaction to the Company.

         Our opinion is necessarily based upon economic, financial, and other conditions as they exist, and on the information made available to us, as of the date of this letter. It should be understood that although subsequent events may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion on (i) the Company's solvency, (ii) the Company's ability to continue as a going concern, (iii) the Company's prospects for future financings, cost reductions or other possible transactions, or (iv) provisions of the bankruptcy laws in the event of the insolvency of any of the Company, Triarc or TJHC. We are expressing no opinion on the Company's ability to achieve breakeven or better in its operations, nor are we expressing an opinion as to the prices at which the common shares of the Company will actually trade at any time. Our opinion does not constitute a recommendation to the Board of Directors of the Company and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

         This letter is for the information of the Company's Board of Directors only in their evaluation of the Proposed Transaction and may not be relied upon by any other person. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, except that this opinion may be included in its entirety as an appendix to the Company's Proxy Statement furnished to the Company's stockholders in connection with the Proposed Transaction.

         Based on the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Company pursuant to the Proposed Transaction is fair, from a financial point of view, to the stockholders of the Company.

Sincerely,

TEXADA CAPITAL CORPORATION

/s/ TEXADA CAPITAL CORPORATION

                           PARAMARK ENTERPRISES, INC.
                ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 11, 1998

               This Proxy is solicited by the Board of Directors

         The undersigned hereby constitutes and appoints Charles N. Loccisano and Alan S. Gottlich and each of them, with full power of substitution, the attorneys in fact and proxies of the undersigned with full power of substitution for and in the name of the undersigned to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Paramark Enterprises, Inc. (the "Company") to be held on August 11, 1998 at 9:00 am Eastern Standard Time, and any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of stock of Paramark Enterprises, Inc. to which the undersigned is entitled to vote as indicated on the proposals as more fully set forth in the Proxy Statement and in their discretion upon such other matters as may come before the meeting. The undersigned directs that this proxy be voted as follows:

I        Election of Directors
         Nominees for terms of one year: CHARLES N. LOCCISANO, ALAN S. GOTTLICH, PHILIP FRIEDMAN, and PAUL BERGRIN (mark only one of the following boxes)
         [ ] VOTE FOR all nominees listed above, except vote withhold as to the following nominees (if any):

         [ ] VOTE WITHHELD for all nominees

II To (a) approve amendments to the Company's 1996 Amended and Restated Stock Option Plan which increase the number of shares issuable under the 1996 Stock Option Plan by 500,000 shares to 1,000,000 shares, and
         (b) ratify the class of employees which may receive shares pursuant to the 1996 Stock Option Plan.
                           For               Against           Abstain
                           [ ]                 [ ]               [ ]

III To consider and vote upon the proposed sale of certain of the assets of the Company, including the T.J. Cinnamons franchise agreements, and the termination of the purchase agreement dated June 3, 1996 and the license agreement and management agreement entered into with Triarc Restaurant Group and affiliates on August 29, 1996 in consideration of $3,000,000 in cash, $1,000,000 in the form of a non-interest bearing promissory note and additional contingent payments of up to $1,000,000 pursuant to the terms and conditions of the Agreement between and among Paramark Enterprises, Inc., TJ Holding Company, Inc., a subsidiary of Triarc Restaurant Group and Arby's, Inc. dated June 30, 1998 in the form attached as Exhibit A to the Proxy Statement.
                           For               Against           Abstain
                           [ ]                 [ ]               [ ]

IV To transact such other business as may properly come before the Annual Meeting or ant postponement or adjournment thereof.

         This proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated, the persons named herein intend to vote FOR the election of the named nominees for director, and for Proposals II and III. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.
         The Board of Directors recommends a vote for all nominees for director and for Proposals II and III.
         The proxy agents present and acting in person or by their substitutes (or if only one is present and acting, them that one) may exercise all the powers conferred by this Proxy. Discretionary authority is conferred by this Proxy as to certain matters described in the Company's Proxy Statement.

                           The undersigned hereby acknowledges receipt of the Company's 1997 Annual Report to Stockholders and the Notice of Annual Meeting and Proxy Statement for the aforesaid Annual Meeting.

                           (Date)

                           Signature of Stockholder

                           Signature of Stockholder

                           DATE AND SIGN EXACTLY AS NAME APPEARS HEREON EACH JOINT TENANT MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, TRUSTEE, ETC. GIVE FULL TITLE. IF SIGNER IS A CORPORATION, SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.